     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 8, 1998



                                                      REGISTRATION NO. 333-44467

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                AMENDMENT NO. 2


                                       TO


                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933


                ESSEX PROPERTY TRUST, INC.                                     ESSEX PORTFOLIO, L.P.
  (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)      (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                         MARYLAND                                                   CALIFORNIA
     (STATE OR OTHER JURISDICTION OF INCORPORATION OR            (STATE OR OTHER JURISDICTION OF INCORPORATION OR
                        ORGANIZATION)                                              ORGANIZATION)
                        77-0369576                                                  77-0369575
             (IRS EMPLOYER IDENTIFICATION NO.)                           (IRS EMPLOYER IDENTIFICATION NO.)


                               KEITH R. GUERICKE
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER

                              925 E. MEADOW DRIVE


                          PALO ALTO, CALIFORNIA 94303

                                 (650) 494-3700
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   COPIES TO:
                           STEPHEN J. SCHRADER, ESQ.

                            JUSTIN L. BASTIAN, ESQ.

                            MORRISON & FOERSTER LLP
                755 PAGE MILL ROAD, PALO ALTO, CALIFORNIA 94304
                                 (650) 813-5600

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   From time to time after the effective date of this Registration Statement.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

===============================================================================================================
                                                                       PROPOSED MAXIMUM      PROPOSED MAXIMUM
      TITLE OF EACH CLASS OF SECURITIES            AMOUNT TO BE         OFFERING PRICE          AGGREGATE
             TO BE REGISTERED(1)                    REGISTERED            PER SHARE           OFFERING PRICE
---------------------------------------------------------------------------------------------------------------
ESSEX PROPERTY TRUST, INC.
Common Stock(5)..............................
Preferred Stock(6)...........................
Warrants(7)..................................    $200,000,000(2)            (2)(4)           $200,000,000(2)
Depositary Shares representing Preferred
  Stock(8)...................................
---------------------------------------------------------------------------------------------------------------
Guarantees(9)................................
ESSEX PORTFOLIO, L.P.
Debt Securities(10)..........................    $350,000,000(3)            (3)(4)           $350,000,000(3)
---------------------------------------------------------------------------------------------------------------
    Total....................................      $550,000,000              (4)               $550,000,000
===============================================================================================================


--------------------------------------------------------------------

      TITLE OF EACH CLASS OF SECURITIES             AMOUNT OF
             TO BE REGISTERED(1)               REGISTRATION FEE(11)
-----------------------------------------------------------------------------------------
ESSEX PROPERTY TRUST, INC.
Common Stock(5)..............................
Preferred Stock(6)...........................
Warrants(7)..................................        $59,000
Depositary Shares representing Preferred
  Stock(8)...................................
--------------------------------------------------------------------------------------------------------------
Guarantees(9)................................
ESSEX PORTFOLIO, L.P.
Debt Securities(10)..........................        $103,250
---------------------------------------------------------------------------------------------------------------
    Total....................................    $162,250(11)(12)
===============================================================================================================


 (1) This Registration Statement also covers contracts which may be issued by the Registrant under which the counterparty may be required to purchase Common Stock, Preferred Stock or Depositary Shares or Debt Securities.
 (2) In no event will the aggregate maximum offering price of shares of Common Stock, shares of Preferred Stock, Warrants to purchase shares of Common Stock or Preferred Stock or Depositary Shares representing Preferred Stock, sold pursuant to this Registration Statement exceed $100,000,000. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.
 (3) In no event will the aggregate maximum offering price of Debt Securities of Essex Portfolio, L.P. sold pursuant to this Registration Statement exceed $250,000,000.
 (4) The proposed maximum offering price per unit (a) has been omitted pursuant to Instruction II.D. of Form S-3 and (b) will be determined, from time to time, by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder.

 (5) Subject to footnote 2, there is being registered hereunder an indeterminate number of shares of Common Stock as may be sold, from time to time, by Essex Property Trust, Inc. including shares of Common Stock that may be issued upon conversion of Preferred Stock or Depositary Shares registered hereunder or upon exercise of Warrants registered hereunder, as the case may be.

 (6) Subject to footnote 2, there is being registered hereunder an indeterminate number of shares of Preferred Stock as may be sold, from time to time, by the Company, or may be issued upon exercise of Warrants registered hereunder.
 (7) Subject to footnote 2, there is being registered hereunder an indeterminate number of Warrants representing rights to purchase Preferred Stock or Common Stock registered hereunder.
 (8) To be represented by Depositary Receipts representing an interest in all or a specified portion of a share of Preferred Stock.
 (9) Debt Securities issued by Essex Portfolio, L.P. may be accompanied by a Guarantee to be issued by the Company. None of the proceeds will be received by the Company for the Guarantees.
(10) Subject to footnote 3, there are being registered hereunder an indeterminate number of Debt Securities as may be sold from time to time by Essex Portfolio, L.P.

(11) Calculated pursuant to Rule 457(o) of the rules and regulations under the Securities Act of 1933, as amended. $103,250 of these fees were paid with the initial filing of this Registration Statement.


(12) Excludes fees of $12,763.41 previously paid in connection with the filing of registration statement on Form S-3 (No. 333-21989), and relating to $42,119,250 of equity securities of the Company included in the Prospectus herein pursuant to Rule 429 under the Securities Act of 1933, as amended.



    PURSUANT TO RULE 429 UNDER THE SECURITIES ACT OF 1933, THE PROSPECTUS INCLUDED IN THIS REGISTRATION STATEMENT IS A COMBINED PROSPECTUS AND RELATED TO REGISTRATION STATEMENT NO. 333-21989 PREVIOUSLY FILED BY THE COMPANY ON FORM S-3 AND DECLARED EFFECTIVE ON FEBRUARY 26, 1997. THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE AN AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A) MAY DETERMINE.

================================================================================

                                EXPLANATORY NOTE


     This Registration Statement relates to securities which may be offered from time to time by Essex Property Trust, Inc. (the "Company") and Essex Portfolio, L.P., a majority-owned subsidiary of the Company (the "Operating Partnership"). This Registration Statement contains a form of base prospectus (the "Base Prospectus") relating to both the Company and the Operating Partnership which will be used in connection with an offering of securities by the Company or the Operating Partnership. The specific terms of the securities to be offered will be set forth in a Prospectus Supplement relating to such securities. To the extent securities of the Operating Partnership, which are limited to unsecured non-convertible investment grade debt securities, are offered pursuant to the enclosed Base Prospectus, the Base Prospectus will include the financial statements, together with notes and schedules thereto, Selected Financial Data and Management's Discussion and Analysis of Financial Condition and Results of Operations of the Operating Partnership set forth on pages F-1 through F-35 of the Base Prospectus.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             SUBJECT TO COMPLETION

                   PRELIMINARY PROSPECTUS DATED APRIL 8, 1998



                                  $242,119,250

                           ESSEX PROPERTY TRUST, INC.
                         COMMON STOCK, PREFERRED STOCK,
                         DEPOSITARY SHARES AND WARRANTS


                                  $350,000,000


                                   GUARANTEES


                             ESSEX PORTFOLIO, L.P.
                                DEBT SECURITIES


     Essex Property Trust, Inc. ("Essex" or the "Company") may from time to time offer in one or more series or classes (i) shares of its common stock, par value $0.0001 per share (the "Common Stock"), (ii) shares or fractional shares of its preferred stock (the "Preferred Stock"), (iii) shares of Preferred Stock represented by depositary shares (the "Depositary Shares"), (iv) warrants to purchase Preferred Stock or Common Stock (the "Warrants"), and (v) unconditional guarantees (the "Guarantees") of Debt Securities (defined below) issued by Essex Portfolio, L.P. (the "Operating Partnership"), in amounts, at prices and on terms to be determined at the time of offering, with an aggregate public offering price of up to $242,119,250.


     The Operating Partnership may from time to time offer in one or more series unsecured non-convertible investment grade securities, which may be either senior debt securities ("Senior Securities") or subordinated debt securities ("Subordinated Securities" and, together with the Senior Securities, the "Debt Securities"), with an aggregate offering price of up to $350,000,000, in amounts, at prices and on terms to be determined at the time of the offering.


     The Common Stock, Preferred Stock, Depositary Shares, Warrants, Debt Securities and Guarantees (collectively, the "Offered Securities") may be offered, separately or together, in separate series in amounts, at prices and on terms to be set forth in one or more supplements to this Prospectus (each a "Prospectus Supplement").


     The general terms of the Offered Securities in respect to which this Prospectus is being delivered are set forth herein. Specific terms of the Offered Securities will be set forth in the applicable Prospectus Supplement and will include, where applicable (i) in the case of Common Stock, the specific title and stated value and any initial public offering price; (ii) in the case of Preferred Stock, the specific title and stated value, any dividend, liquidation, redemption, conversion, voting and other rights, and any initial public offering price; (iii) in the case of Depositary Shares, the fractional share of Preferred Stock represented by each such Depositary Share; (iv) in the case of Warrants, the duration, offering price, exercise price and detachability; and (v) in the case of Debt Securities the specific title, aggregate principal amount, currency, form (which may be registered, or certificated or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, terms for redemption at the option of the Operating Partnership or repayment at the option of the holder, terms for sinking fund payments, covenants and any initial public offering price. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Offered Securities, in each case as may be appropriate to preserve the status of the Company as a real estate investment trust ("REIT") for United States federal income tax purposes. To ensure that the Company maintains its qualification as a REIT, the charter of the Company provides that no person, with certain exceptions, may own more than 6.0% of the value of the outstanding capital stock of the Company including any shares of Common Stock or Preferred Stock offered hereby. See "Description of Common Stock -- Restrictions on Transfer."

     The applicable Prospectus Supplement will also contain information, where applicable, about material United States federal income tax considerations relating to, and any listing on a securities exchange of, the Offered Securities covered by such Prospectus Supplement.
     The Offered Securities may be offered directly, through agents designated from time to time by the Company, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Offered Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable Prospectus Supplement. See "Plan of Distribution." No Offered Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of such series of Offered Securities.

     FOR CERTAIN RISK FACTORS RELEVANT TO AN INVESTMENT IN THE OFFERED SECURITIES, SEE "RISK FACTORS" COMMENCING ON PAGE 4.

                            ------------------------
    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
  UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

               THE DATE OF THIS PROSPECTUS IS APRIL      , 1998.

                             AVAILABLE INFORMATION


     The Company is, and following the sale of any securities hereunder by the Operating Partnership, the Operating Partnership will be, subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, the Company files, and the Operating Partnership may be required to file, reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed can be inspected and copied at the Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C., 20549, and at the following regional offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. In addition, the Common Stock of the Company is listed on the New York Stock Exchange and similar information concerning the Company can be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.



     The Company and/or the Operating Partnership have filed with the Commission registration statements on Form S-3 (the "Registration Statement"), of which this Prospectus is a part, under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Offered Securities. This Prospectus does not contain all of the information set forth in the Registration Statements, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding the Company, the Operating Partnership and the Offered Securities, reference is hereby made to the Registration Statement and such exhibits and schedules, copies of which may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Commission.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The documents listed below have been filed by the Company (File No. 1-13106) under the Exchange Act with the Commission and are incorporated herein by reference:


          a. The Company's Annual Report on Form 10-K for the year ended December 31, 1997; and



          b. The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A.


     Each document filed by the Company and the Operating Partnership pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of all Offered Securities to which this Prospectus relates shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing such documents.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in the applicable Prospectus Supplement) or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


     Copies of all documents which are incorporated herein by reference (not including the exhibits to such information, unless such exhibits are specifically incorporated by reference in such information) will be provided without charge to each person, including any beneficial owner, to whom this Prospectus is delivered upon written or oral request. Requests should be directed to the Investor Service Manager of the Company at 925 E. Meadow Drive, Palo Alto, California 94303, telephone number: (650) 494-3700.

     As used herein, the terms "Company" and "Essex" mean Essex Property Trust, Inc., a Maryland real estate investment trust, those entities controlled by Essex Property Trust, Inc. and Predecessors of Essex Property Trust, Inc., unless the context indicates otherwise and the term "Operating Partnership" refers to Essex Portfolio, L.P., a California limited partnership, formed on March 15, 1994, as to which the Company owns an approximate 89.9% general partnership interest, as of December 31, 1997 (except with regard to the section entitled "Risk Factors," below, wherein all references to the "Company" shall be deemed to be references to the Company and the Operating Partnership, unless the context indicates otherwise). This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus.


                   THE COMPANY AND THE OPERATING PARTNERSHIP


     The Company is a self-administered and self-managed equity real estate investment trust ("REIT") that was formed in 1994 to continue and expand the real estate investment and management operations conducted by Essex Property Corporation since 1971. As of the date of this Prospectus, the Company's multi-family residential portfolio consisted of 58 properties, comprising approximately 12,338 apartment units, of which 22 Properties are located in Southern California, 14 are located in the San Francisco Bay Area, 18 are located in the Seattle metropolitan area, and four are located in the Portland, Oregon, metropolitan area. The Company also owns two office buildings located in Palo Alto, California, one of which houses the Company's headquarters and has ownership interests in three retail properties, which are located in the Portland, Oregon, metropolitan area, (collectively, the "Commercial Properties," and together with the Company's 58 multi-family residential properties, the "Properties").



     The Company conducts substantially all of its activities through the Operating Partnership in which the Company owns an approximate 89.9% general partnership interest, as of the date of this Prospectus. An approximate 10.1% limited partnership interest in the Operating Partnership is owned by senior members of the Company's management and certain outside investors. As the sole general partner of the Operating Partnership, the Company has control over the management of the Operating Partnership and over each of the Properties. The description of the Company's business and properties set forth herein, and in documents incorporated by reference herein, would apply, without material differences, to the Operating Partnership's business and properties.



     The Company's Common Stock is listed on the New York Stock Exchange under the Symbol "ESS." The Company is a Maryland corporation. The Company's and the Operating Partnership's executive offices are located at 925 E. Meadow Drive, Palo Alto, California 94303, and the telephone number is (650) 494-3700.


                                USE OF PROCEEDS


     The Company intends to invest the net proceeds of any sale of Offered Securities in the Operating Partnership. Unless otherwise indicated in the applicable Prospectus Supplement, the Operating Partnership intends to use such net proceeds to fund the acquisition and development of multi-family residential properties and repay indebtedness. Net proceeds from the sale of the Offered Securities initially may be temporarily invested in short-term securities.


                       RATIO OF EARNINGS TO FIXED CHARGES


     The Company's ratio of earnings to combined fixed charges and preferred stock dividends for the year ended December 31, 1997 and the fiscal year ended December 31, 1996 was approximately 2.76x and 2.11x, respectively. Prior to 1996, the Company did not have any outstanding preferred stock. The Company's and the Operating Partnership's ratio of earnings to fixed charges for the fiscal years ended December 31, 1997, ended December 31, 1996, December 31, 1995, and the period of June 13, 1994 through December 31, 1994, was approximately 3.28x, 2.22x, 2.14x and 1.87x, respectively. The ratio of earnings to fixed charges of the predecessor to the Company and the Operating Partnership for the period of January 1, 1994 through June 12, 1994 and for the fiscal year ended December 31, 1993 was approximately 1.06x and 1.03x, respectively. For purposes of computing these ratios, earnings have been calculated by adding fixed charges (excluding capitalized interest) to income (loss) from operations, before gains on sales and extraordinary items. Fixed charges consist of interest costs, whether expensed or capitalized, and amortization of debt discounts and deferred financing fees, whether expensed or capitalized.

                                  RISK FACTORS

     Prospective investors should carefully consider the following information, which the Company currently believes represents all material risks associated with the Offered Securities, in conjunction with the other information contained in this Prospectus and the applicable Prospectus Supplement before purchasing Offered Securities. For purposes of this section only, all references to the "Company" shall be deemed to be references to the Company and the Operating Partnership, unless the context indicates otherwise.

DEBT FINANCING; RISK OF UNCERTAINTY OF ABILITY TO REFINANCE BALLOON PAYMENTS AND RISK OF RISING INTEREST PAYMENTS


     The Company is subject to the risks normally associated with debt financing, including the risk that the Company's cash flow will be insufficient to meet required payments of principal and interest, that the Company will not be able to refinance existing indebtedness on the encumbered Properties or that the terms of such refinancing will not be as favorable as the terms of existing indebtedness. As of December 31, 1997, the Company had outstanding approximately $276.6 million of indebtedness (including $58.5 million of variable rate mortgage indebtedness) secured by certain of the Properties.



     The Company is not expected to have sufficient cash flows from operations to make all of the balloon payments of principal when due under its mortgage indebtedness and lines of credit, which were, as of December 31, 1997, an aggregate of approximately $276.6 million. As of December 31, 1997, such mortgage indebtedness and lines of credit had the following scheduled maturity dates: 1998 - $31.1 million; 1999 - $4.5 million; 2000 - $4.8 million;
2001 - $60.9 million; 2002 and thereafter - $174.7 million. As a result, the Company will be subject to risks that it will not be able to refinance such mortgage indebtedness and the mortgaged properties could be foreclosed upon by or otherwise transferred to the mortgagee with a consequent loss of income and asset value to the Company, or, that the indebtedness, if any, refinanced will have higher interest rates. An inability to make such payments when due could cause the mortgage lender to foreclose on the Properties securing the mortgage, which would have a material adverse effect on the Company.



     As of December 31, 1997, the Company had approximately $58.8 million of variable rate mortgage indebtedness, which bears interest at a floating rate tied to the rate of short-term tax exempt securities. Although approximately $29.2 million of such variable rate indebtedness is subject to the interest rate protection agreement which may reduce the risks associated with fluctuations in interest rates, an increase in interest rates will have an adverse effect on the Company's net income and results of operations.


ACQUISITION ACTIVITIES; RISKS THAT ACQUISITIONS WILL FAIL TO MEET EXPECTATIONS


     The Company intends to actively continue to acquire multifamily residential properties. Acquisitions of such properties entail risks that such investments will fail to perform in accordance with expectations. Estimates of the costs of improvements to bring an acquired property up to standards established for the market position intended for that property may prove inaccurate. The Company anticipates that future acquisitions will be financed, in whole or in part, under existing credit facilities or loan commitments or other lines of credit or other forms of secured or unsecured financing or through the issuance of partnership units by the Operating Partnership or additional equity by the Company. The use of equity financing, rather than debt, for future developments or acquisitions could have a diluting effect on the interest of existing shareholders of the Company. If new acquisitions are financed under existing lines of credit, there is a risk that, unless substitute financing is obtained, further availability under the lines of credit for new development may not be available or may be available only on disadvantageous terms. In addition, there is a risk that upon the maturity of such existing lines of credit, the lines of credit will not be able to be refinanced or that the terms of such refinancing will not be as favorable as the terms of the existing indebtedness. Further, acquisitions of properties are subject to the general risks associated with real estate investments. See "-- Adverse Effect to Property Income and Value Due to General Real Estate Investment Risks."

DEVELOPMENT ACTIVITIES; RISKS THAT DEVELOPMENTS WILL BE DELAYED OR NOT COMPLETED

     The Company pursues multifamily residential property development projects. Such projects generally require various governmental and other approvals, the receipt of which cannot be assured. The Company's development activities will entail certain risks, including the expenditure of funds on and devotion of management's time to projects which may not come to fruition; the risk that construction costs of a project may exceed original estimates, possibly making the project not economical; the risk that a development project may experience delays due to, among other things, adverse weather conditions; the risk that occupancy rates and rents at a completed project will be less than anticipated; and the risk that expenses at a completed development will be higher than anticipated. These risks may result in a development project causing a reduction in the funds available for distribution. Further, development of properties is subject to the general risks associated with real estate investments. See
"-- Adverse Effect to Property Income and Value Due to General Real Estate Investment Risks."

THE GEOGRAPHIC CONCENTRATION OF THE PROPERTIES MAY ADVERSELY IMPACT THE COMPANY'S INCOME DUE TO FLUCTUATIONS IN LOCAL MARKETS


     Approximately 43%, 25%, 26%, and 6% of the Company's rental revenues for the year ended December 31, 1997, were derived from Properties located in the San Francisco Bay Area, the Seattle metropolitan area, Southern California and the Portland metropolitan area, respectively. As a result of this geographic concentration, if a local property market performs poorly, the income from the Properties in that market could decrease and, in turn, the ability of the Company to make expected dividends to stockholders could be adversely affected. The performance of the economy in each of these areas affects occupancy, market rental rates and expenses and, consequently, has an impact on the income from the Properties and their underlying values. The financial results of major local employers may have an impact on the cash flow and value of certain of the properties.


COMPETITION IN THE MULTIFAMILY RESIDENTIAL MARKET MAY ADVERSELY AFFECT THE COMPANY'S OPERATIONS AND THE DEMAND FOR THE COMPANY'S PROPERTIES

     There are numerous housing alternatives that compete with the multifamily Properties in attracting residents. The multifamily Properties compete directly with other multifamily rental apartments and single family homes that are available for rent in the markets in which the Properties are located. The Properties also compete for residents with new and existing homes and condominiums. In addition, other competitors for development and acquisitions of properties may have greater resources than the Company. If such competition results in a reduced demand for the Company's Properties or if the Company's competitors develop and/or acquire competing properties on a more cost-effective basis than the Company, the Company may experience a drop in rental rates, which may have a material adverse effect on the Company's financial position and results of operations.

     The Company faces competition from other REITs, businesses and other entities in the acquisition, development, operation of its properties. Some of the Company's competitors are larger and have greater financial resources than the Company. This competition may result in a higher cost for properties the Company wishes to acquire and/or develop.

DEBT FINANCING ON PROPERTIES MAY RESULT IN INSUFFICIENT CASH FLOW


     Where possible, the Company intends to continue to use leverage to increase the rate of return on its investments and to allow the Company to make more investments than it otherwise could. Such use of leverage presents an additional element of risk in the event that the cash flow from the Properties is insufficient to meet both debt payment obligations and the distribution requirements of the REIT provisions of the Code. To the extent the Company or Operating Partnership determines to obtain additional debt financing in the future, it may do so through mortgages on some or all of its properties. These mortgages may be on recourse, non-recourse, or cross-collateralized bases. As of December 31, 1997, the Company had mortgages on 15 Properties which were secured by deeds of trust relating solely to those Properties, one mortgage which was cross-collateralized by 8 Properties and two mortgages each of which are cross-collateralized by 3 Properties. The Company also held a line of credit that was secured by 6 Properties. Holders of indebtedness which is so secured will have a claim against these Properties and to the extent indebtedness is cross-collateralized, lenders may seek to foreclose upon properties which are not the primary collateral for their loan, which may, in turn, result in acceleration of other indebtedness secured by Properties. Foreclosure of Properties would result in a loss of income and asset value to the Operating Partnership and the Company.


INCREASE IN DIVIDEND REQUIREMENTS AS A RESULT OF THE CONVERTIBLE PREFERRED STOCK MAY LEAD TO A POSSIBLE INABILITY TO SUSTAIN DIVIDENDS

     On June 20, 1996, the Company entered into a stock purchase agreement (the "Stock Purchase Agreement") to sell up to $40.0 million of the Company's 8.75% convertible preferred stock, Series 1996A (the "Convertible Preferred Stock") at $25.00 per share to Westbrook Real Estate Fund I, L.P. (formerly known as Tiger/Westbrook Real Estate Fund, L.P.), and Westbrook Real Estate Co-Investment Partnership I, L.P. (formerly known as Tiger/Westbrook Real Estate Co-Investment Partnership, L.P.) (collectively, "Tiger/Westbrook"). Pursuant to the Stock Purchase Agreement, Tiger/Westbrook has purchased 1,600,000 shares of Convertible Preferred Stock for an aggregate purchase price of $40.0 million. For a summary of the terms and conditions of the Convertible Preferred Stock see "Description of Preferred Stock -- Convertible Preferred Stock."

     The cash dividends payable on the Convertible Preferred Stock substantially increased the cash required to continue to pay cash dividends on the Common Stock at current levels. The terms and conditions of the Convertible Preferred Stock provide that dividends may be paid on shares of Common Stock in any fiscal quarter only if full, cumulative cash dividends have been paid on all shares of Convertible Preferred Stock in the annual amount equal to the greater of (i) $2.1875 per share (8.75% of the $25.00 per share price), or (ii) the dividends (subject to adjustment) paid with respect to the Common Stock plus, in both cases, any accumulated but unpaid dividends on the Convertible Preferred Stock. See "Description of Preferred Stock -- Convertible Preferred
Stock -- Dividends."


     The 1,600,000 outstanding shares of Convertible Preferred Stock are convertible at the option of the holder thereof into shares of Common Stock. If, after June 20, 2001, the Company requires a mandatory conversion of all of the Convertible Preferred Stock, but under no other circumstances, each of the holders of the Convertible Preferred Stock may cause the Company to redeem any or all of such holder's shares of Convertible Preferred Stock. Such a redemption would decrease the amount of cash available to pay cash dividends on the Common Stock. At such time as there ceases to be in excess of 40,000 shares of Convertible Preferred Stock outstanding, the Company may at its option purchase all of the outstanding shares of Convertible Preferred Stock from the holders thereof. See "Description of Preferred Stock -- Convertible Preferred
Stock -- Redemption at Holder's Option After Notice of Mandatory Conversion." If the Company is unable to pay dividends on the Common Stock, the Company's status as a REIT may be jeopardized. See "Federal Income Tax
Considerations -- Requirements for Qualification -- Annual Distribution Requirements."


     Any Common Stock or other Offered Securities that may in the future be issued pursuant to this Prospectus, upon exercise of stock options or otherwise, will further substantially increase the costs required to continue to pay cash dividends at current levels. The Company's ability to pay dividends will depend in large part on the performance of its Properties and other properties that it may acquire in the future.

     The Company's ability to pay dividends on its stock is further limited by the Maryland General Corporation Law ("MGCL"). Under the MGCL, the Company may not make a distribution on its stock if, after giving effect to such distribution, either (i) the Company would not be able to pay its indebtedness as such indebtedness becomes due in the usual course of business or (ii) the Company's total assets would be less than its total liabilities (which, in accordance with the articles supplementary filed by the Company on July 1, 1996 (the "Articles Supplementary"), will not include amounts required to satisfy the preferential rights of the Convertible Preferred Stock upon dissolution of the Company). See "Description of Preferred Stock -- Convertible Preferred
Stock -- Liquidation Preference." If the Company is unable to pay dividends on its stock, the Company's status as a REIT may be jeopardized. See "Federal Income Tax Considerations -- Requirements for Qualification -- Annual Distribution Requirements."

THE REGISTRATION RIGHTS AND PREEMPTIVE RIGHTS OF THE CONVERTIBLE PREFERRED STOCK MAY HAVE AN ADVERSE EFFECT ON THE MARKET PRICE OF THE OFFERED SECURITIES


     Holders of the Convertible Preferred Stock have certain registration rights with respect to the Convertible Preferred Stock or shares of Common Stock issuable upon conversion of the Convertible Preferred Stock for sale to the public. See "Description of Preferred Stock -- Convertible Preferred
Stock -- Registration Rights." Registration rights are also held by the senior members of the Company's management and certain outside investors (collectively, the "Founders") who as of the date of this Prospectus owned an approximate 10.1% limited partnership interest in the Operating Partnership, and have certain "demand" and "piggyback" registration rights with respect to shares of Common Stock issuable in connection with the exchange of their limited partnership interests in the Operating Partnership. The aggregate 10.1% limited partnership interest held by the Founders in the Operating Partnership is exchangeable for an aggregate of 1,873,473 shares of Common Stock. In addition, the Operating Partnership has invested in certain real estate partnerships (other than the Operating Partnership). Certain partners in such limited partnerships (the "Other Parties") have the right to have their limited partnership interests in such partnerships redeemed for cash or, at the Company's option, for 518,386 shares of the Company's Common Stock. The Other Partners have certain "demand" and "piggyback" registration rights with respect to the shares of Common Stock that may be issued in exchange for such limited partnership interests. The registration rights of the holders of the Convertible Preferred Stock, the Founders, and the Other Partners could have a material adverse effect on the market price for the Offered Securities. In addition, the Stock Purchase Agreement provides Tiger/Westbrook with preemptive rights to purchase a pro rata share of the Company's equity offerings. The preemptive rights could have a material adverse effect on the market price for the Offered Securities. See "Description of Preferred Stock -- Convertible Preferred Stock -- Right of Tiger/Westbrook to Participate in Offerings."


CONVERSION OF THE CONVERTIBLE PREFERRED STOCK MAY LEAD TO SUBSTANTIAL DILUTION TO THE HOLDERS OF COMMON STOCK


     Subject to certain quantity limitations, the shares of Convertible Preferred Stock are convertible, at the option of the holders, into such number of shares of Common Stock as is determined by dividing $25.00 (plus accrued and unpaid dividends) by the conversion price then in effect. As of December 31, 1997, the then current conversion price was $21.875 per share and, therefore, each share of Convertible Preferred Stock was convertible into approximately
1.14 shares of Common Stock. In order to provide certain antidilution protection to the holders of the Convertible Preferred Stock, the conversion price is subject to reduction in certain circumstances, including in the event that the Company issues Common Stock at a price below the conversion price. Such reduction in the conversion price could increase the dilution to holders of Common Stock that would arise if and when the Convertible Preferred Stock is converted into Common Stock. Holders of Common Stock could experience substantial dilution in their proportionate ownership, voting power and earnings per share in the event that the Company issues a substantial number of additional shares of Common Stock and/or Preferred Stock, either upon conversion of the Convertible Preferred Stock, in connection with future acquisitions or otherwise, which issuances could adversely affect the market price of the Offered Securities. See "Description of Preferred Stock -- Convertible Preferred Stock -- Conversion Rights."


CONCENTRATION OF VOTING POWER AND CONSENT REQUIREMENTS OF THE HOLDERS OF THE CONVERTIBLE PREFERRED STOCK MAY BE DETRIMENTAL TO HOLDERS OF OFFERED SECURITIES

     The holders of the Convertible Preferred Stock have significant direct and indirect influence over the Company's affairs. The approval of holders of two-thirds of the outstanding shares of Convertible Preferred Stock, voting as a separate class, is required to, among other things, make certain revisions to the corporate structure of the Company, including such revisions that would affect the rights, priority and preferences of the Convertible Preferred Stock, and for the Company or the Operating Partnership to merge or consolidate with another entity or for the Company to sell all or substantially all of its assets. In addition, the approval of holders of a majority of the outstanding shares of Convertible Preferred Stock, voting as a separate class, is required for the Company to, among other things, make substantial sales of its assets, change the geographic concentration of its portfolio of Properties, or undergo a change in control affecting the Company or the Operating Partnership. See "Description of Preferred Stock -- Convertible Preferred Stock -- Voting Rights."


     As of the date of this Prospectus, Tiger/Westbrook was the sole holder of all outstanding shares of the Convertible Preferred Stock. The Company's Charter provides that the holders of the Convertible Preferred Stock, voting as a class, have the right to elect one member of the Board of Directors. Gregory J. Hartman has been elected to the Board of Directors by the holders of Convertible Preferred Stock. Mr. Hartman is a managing principal of Westbrook Real Estate Partners, L.L.C., the managing member of the sole general partner of Tiger/Westbrook.


     Under certain circumstances, the holders of the Convertible Preferred Stock will be entitled to elect up to four additional directors. Such circumstances include the Company's failure to pay quarterly dividends on the Convertible Preferred Stock for four quarters and the Company's breach of certain provisions of the Charter and the Company's bylaws (the "Bylaws") affecting the holders of the Convertible Preferred Stock. See "Description of Preferred
Stock -- Convertible Preferred Stock -- Voting Rights." Moreover, the Company may not authorize or create any class or series of stock that ranks equal or senior to the Convertible Preferred Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up without the consent of the holders of two-thirds of the outstanding shares of Convertible Preferred Stock, voting separately as a single class. There can be no assurance that the interests of Tiger/Westbrook, and indirectly the director or directors elected by the holders of the Convertible Preferred Stock, would not differ from or conflict with the interests of the holders of Common Stock or other Offered Securities.

     In addition, upon conversion of the Convertible Preferred Stock into shares of Common Stock, the holders of the Convertible Preferred Stock would have considerable influence with respect to the election of directors and the approval or disapproval of significant corporate actions, since they would hold approximately 9.0% of all outstanding shares of Common Stock (assuming exchange of all partnership interests in the Operating Partnership into shares of Common Stock), assuming that such conversion took place on the date of this Prospectus.


     In view of the substantial influence of the holders of the Convertible Preferred Stock over the Company's affairs, it should be noted that Tiger/Westbrook's interests do not necessarily coincide with those of the holders of the Common Stock, and therefore, its actions with respect to the Company will not necessarily be in the best interests of the holders of Common Stock or other Offered Securities.



     In addition, as of the date of this Prospectus, George M. Marcus, the Chairman of the Board of Directors of the Company, beneficially owns 1,904,601 shares of Common Stock (including shares issuable upon exchange of partnership interests in the Operating Partnership) representing approximately 10.3% of the outstanding shares of Common Stock (including shares issuable upon exchange of partnership interests in the Operating Partnership). Mr. Marcus currently does not have majority control of the Company, he currently has, and likely will continue to have, significant influence with respect to the election of directors and approval or disapproval of significant corporate actions.


EXEMPTION OF TIGER/WESTBROOK FROM THE MARYLAND BUSINESS COMBINATION LAW MAY ALLOW CERTAIN TRANSACTIONS BETWEEN THE COMPANY AND TIGER/WESTBROOK TO PROCEED WITHOUT COMPLIANCE WITH SUCH LAW

     Under the MGCL, certain "business combinations" (including certain issuances of equity securities) between a Maryland corporation and any individual or entity which is the beneficial owner of 10% or more of a corporation's outstanding stock which is entitled to vote generally in the election of directors (the "Interested Stockholder") or an affiliate of an Interested Stockholder are prohibited for five years after the date on which the Interested Stockholder becomes an Interested Stockholder. Thereafter, any such business combinations between the Company and the interested stockholder must be approved by a super-majority vote of the stockholders, unless, among other conditions, the Company's Common Stockholders receive a Minimum Price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its Common Stock. However, as permitted by the statute, the Board of Directors irrevocably has elected to exempt any business combination by the Company with Tiger/ Westbrook and its affiliates from the "business combination" provision of the MGCL. Consequently, the five-year prohibition and the super-majority vote requirement described above will not apply to any business combination between Tiger/Westbrook (or affiliates thereof) and the Company. As a result, the Company may in the future enter into business combinations with Tiger/Westbrook (or affiliates thereof), without compliance by the Company with the super-majority vote requirements and other provisions of the statute.

ANTI-TAKEOVER PROVISIONS CONTAINED IN THE CHARTER, THE BYLAWS, THE CONVERTIBLE PREFERRED STOCK AND CERTAIN PROVISIONS OF MARYLAND LAW COULD DELAY, DEFER OR PREVENT A CHANGE IN CONTROL OF THE COMPANY

     The Company's Charter authorizes the Board of Directors to cause the Company to issue additional shares of Common Stock or preferred stock and to set the preferences, rights and other terms of such preferred stock without the approval of the holders of the Common Stock, provided that the Company must obtain the approval of the holders of two-thirds of the outstanding shares of Convertible Preferred Stock in order to authorize, create or issue any class or series of stock that ranks equal or senior to the Convertible Preferred Stock. See "Description of Preferred Stock -- Convertible Preferred Stock -- Voting Rights." Although the Board of Directors has no intention to issue any additional shares of Convertible Preferred Stock or other preferred stock at the present time, subject to the consent of the requisite holders of Convertible Preferred Stock, it may establish one or more series of preferred stock that could, depending on the terms of such series, delay, defer or prevent a transaction or a change in control of the Company that might involve a premium price for the Company's stock or otherwise be in the best interests of the holders of Offered Securities, or that could have dividend, voting or other rights that could adversely affect the interest of holders of Offered Securities.

     The Charter of the Company also contains other provisions that may delay, defer or prevent a transaction or a change in control of the Company that might involve a premium price for the stock or otherwise be in the best interest of the stockholders or that could otherwise adversely affect the interests of the stockholders, and the Bylaws may be amended by the Board of Directors (subject to the consent of the holders of the Convertible Preferred Stock in certain circumstances) to include provisions that would have a similar effect, although the Board of Directors presently has no such intention. The Charter provides that the Company must obtain the approval of the holders of the Convertible Preferred Stock holding two-thirds of the outstanding shares of Convertible Preferred Stock before the Company or the Operating Partnership may merge or consolidate with any other entity or sell all or substantially all of the Company's or the Operating Partnership's assets. Also, the terms of the Convertible Preferred Stock require that the Company must obtain the approval of the holders of the Convertible Preferred Stock holding more than 50% of the outstanding shares of Convertible Preferred Stock before it may undergo a change in control (as defined in the Charter). Additionally, the Charter contains ownership provisions limiting the transferability and ownership of shares of the capital stock of the Company, which may have the effect of delaying, deferring or preventing a transaction or a change in control of the Company. For example, subject to receiving an exemption from the Board of Directors (see "Description of Common Stock -- Restrictions on Transfer"), these ownership provisions preclude any potential acquiror from purchasing more than 6% percent in value of the Company's stock (other than qualified pension trusts which can acquire 9.9%), thereby discouraging any tender offer which may be attractive to the holders of the Common Stock and limiting the opportunity for stockholders to receive a premium for their Common Stock that might otherwise exist if an investor were attempting to assemble a block of shares in excess of 6% of the Company's stock, or to otherwise effect a change in control of the Company. See "Description of Common Stock -- Restrictions on Transfer."

     In addition, the MGCL restricts the voting rights of shares deemed to be "control shares." Under the MGCL, "control shares" are those which, when aggregated with any other shares held by the acquiror, entitle the acquiror to exercise voting power within specified ranges. Although the Bylaws provide that the control share provisions of the MGCL shall not apply to any acquisition by any person of shares of stock of the Company, the provisions of the Bylaws may be amended or eliminated by the Board of Directors at any time in the future, provided that it obtains the approval of the holders of two-thirds of the outstanding shares of the Convertible Preferred Stock. Moreover, any such amendment or elimination of such provision of the Bylaws may result in the application of the control share provisions of the MGCL not only to control shares which may be acquired in the future, but also to control shares previously acquired. If the provisions of the Bylaws are amended or eliminated, the control share provisions of the MGCL could delay, defer or prevent a transaction or change in control of the Company that might involve a premium price for the Company's stock or otherwise be in the best interests of the stockholders or that could otherwise adversely affect the interests of the stockholders.

BOND COMPLIANCE REQUIREMENTS MAY LIMIT THE COMPANY'S INCOME FROM CERTAIN PROPERTIES


     As of December 31, 1997 the Company had approximately $60.3 million of tax-exempt financing relating to its Inglenook Court Apartments, Wandering Creek Apartments, Treetops Apartments, Meadowood Apartments and Camarillo Oaks Apartments. The tax-exempt financing subjects these Properties to certain deed restrictions and restrictive covenants. The Company expects to engage in tax-exempt financings in the future. In addition, the Internal Revenue Code of 1986, as amended (the "Code") and the regulations promulgated thereunder impose various restrictions, conditions and requirements relating to the exclusion from gross income for federal income tax purposes of interest on qualified bond obligations, including requirements that at least 20% of apartment units be made available to residents with gross incomes that do not exceed 50% of the median income for the applicable family size as determined by the Housing and Urban Development Department of the federal government. In addition to federal requirements, certain state and local authorities may impose additional rental restrictions. The bond compliance requirements and the requirements of any future tax-exempt bond financing utilized by the Company may have the effect of limiting the Company's income from the tax-exempt financed properties if the Company is required to lower its rental rates to attract residents who satisfy the median income test. If the required number of apartment homes are not reserved for residents satisfying these income requirements, the tax-exempt status of the bonds may be terminated, the obligations of the Company under the bond documents may be accelerated and other contractual remedies against the Company may be available.


ADVERSE EFFECT TO PROPERTY INCOME AND VALUE DUE TO GENERAL REAL ESTATE INVESTMENT RISKS

     Real property investments are subject to a variety of risks. The yields available from equity investments in real estate depend on the amount of income generated and expenses incurred. If the Properties do not generate sufficient income to meet operating expenses, including debt service and capital expenditures, the Company's cash flow and ability to make distributions to its stockholders will be adversely affected. The performance of the economy in each of the areas in which the Properties are located affects occupancy, market rental rates and expenses and, consequently, has an impact on the income from the Properties and their underlying values. The financial results of major local employers may have an impact on the cash flow and value of certain of the Properties.

     Income from the Properties may be further adversely affected by, among other things, the general economic climate, local economic conditions in which the Properties are located, such as oversupply of space or a reduction in demand for rental space, the attractiveness of the Properties to tenants, competition from other available space, the ability of the Company to provide for adequate maintenance and insurance and increased operating expenses. There is also the risk that as leases on the Properties expire, tenants will enter into new leases on terms that are less favorable to the Company. Income and real estate values may also be adversely affected by such factors as applicable laws (e.g., the Americans With Disabilities Act of 1990 and tax laws), interest rate levels and the availability and terms of financing. In addition, real estate investments are relatively illiquid and, therefore, will tend to limit the ability of the Company to vary its portfolio promptly in response to changes in economic or other conditions.


JOINT VENTURES AND JOINT OWNERSHIP OF PROPERTIES AND PARTIAL INTERESTS IN CORPORATIONS AND LIMITED PARTNERSHIPS COULD LIMIT THE COMPANY'S ABILITY TO CONTROL SUCH PROPERTIES AND PARTIAL INTERESTS


     Instead of purchasing properties directly, the Company may invest as a co-venturer. Joint venturers often have equal control over the operation of the joint venture assets. Therefore, such investments may, under certain circumstances, involve risks such as the possibility that the co-venturer in an investment might become bankrupt, or have economic or business interests or goals that are inconsistent with the business interests or goals of the Company, or be in a position to take action contrary to the instructions or the requests of the Company or contrary to the Company's policies or objectives. Consequently, actions by a co-venturer might result in subjecting property owned by the joint venture to additional risk. Although the Company seeks to maintain sufficient control of any joint venture to permit the Company's objectives to be achieved, it may be unable to take action without the approval of its joint venture partners or its joint venture partners could take actions binding on the joint venture without the Company's consent. Additionally, should a joint venture partner become bankrupt, the Company could become liable for such partner's share of joint venture liabilities.


     From time to time, the Company, through the Operating Partnership, invests in corporations or limited partnerships which have been formed for the purpose of acquiring or managing real property. In certain circumstances, the Operating Partnership's interest in a particular entity may be less than a majority of the outstanding voting interests of that entity. Therefore, the Operating Partnership's ability to control the daily operations of such an entity may be limited. Furthermore, the Operating Partnership may not have the power to remove a majority of the board of directors (in the case of a corporation) or the general partner or partners (in the case of a limited partnership) in the event that the operations of such an entity conflict with the Operating Partnership's objectives. In addition, the Operating Partnership's ability to dispose of its interests in such an entity may be limited. In the event that such an entity becomes insolvent, the Operating Partnership may lose up to its entire investment in the entity.


INVESTMENTS IN MORTGAGES


     The Company may invest in mortgages (first, second or third mortgages which may or may not be insured by the Federal Housing Administration or guaranteed by the Veterans Administration or otherwise guaranteed), in part as a strategy for ultimately acquiring the underlying property. The Company anticipates that such investment in mortgage receivables will not in the aggregate be significant. In March 1997, the Company acquired a mortgage receivable for approximately $785,000 which had an outstanding balance of approximately $885,000 as of December 31, 1997, and is secured by a multifamily property. This mortgage receivable represents the only mortgage receivable investment of the Company as of the date of this Prospectus. In general, investments in mortgages include the risk that the value of mortgaged property may be less than the amounts owed, the risk that interest rates payable on the mortgages may be lower than the Company's cost of funds, and, in the case of junior mortgages, the risk that foreclosure of a senior mortgage would eliminate the junior mortgage. If any of the above were to occur, cash flows from operations and the Company's ability to make expected dividends to stockholders could be adversely affected.


POSSIBLE ENVIRONMENTAL LIABILITIES

     Under various federal, state and local laws, ordinances and regulations, an owner or operator of real estate is liable for the costs of removal or remediation of certain hazardous or toxic substances on or in such property. Such laws often impose such liability without regard to whether the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. The presence of such substances, or the failure to properly remediate such substances, may adversely affect the owner's or operator's ability to sell or rent such property or to borrow money using such property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of such substances at a disposal or treatment facility, whether or not such facility is owned or operated by such person. Certain environmental laws impose liability for release of asbestos-containing materials into the air, and third parties may seek recovery from owners or operators of real properties for personal injuries associated with asbestos-containing materials. In connection with the ownership (direct or indirect), operation, financing, management and development of real properties, the Company may be considered an owner or operator of such properties or as having arranged for the disposal or treatment of hazardous or toxic substances and, therefore, may be potentially liable for removal or remediation costs, as well as certain other costs, including governmental fines and costs related to injuries to persons and property.

GENERAL UNINSURED LOSSES

     The Company carries comprehensive liability, fire, extended coverage and rental loss insurance for each of the Properties. There are, however, certain types of extraordinary losses for which the Company does not have insurance. Further, certain of the Properties are located in areas that are subject to earthquake activity. Although the Company has obtained certain limited earthquake insurance policies, should a Property sustain damage as a result of an earthquake, the Company may sustain losses due to insurance deductibles, co-payments on insured losses or uninsured losses.

RISK THAT INTEREST RATE HEDGING ARRANGEMENTS CANNOT BE REFINANCED OR REPLACED

     The Company has, from time to time, entered into agreements to reduce the risks associated with increases in interest rates, and the Company may continue to enter into such agreements. Although these agreements may provide the Company with some protection against rising interest rates, these agreements also may reduce the benefits to the Company when interest rates decline. There can be no assurance that any such hedging arrangements can be refinanced or that the Company will be able to enter into other hedging arrangements to replace existing hedging arrangements should interest rates decline. Furthermore, interest rate movements during the term of interest rate hedging arrangements may result in a gain or loss on the Company's investment in the hedging arrangement. In addition, if a hedging arrangement is not indexed to the same rate as the indebtedness that is hedged, the Company may be exposed to losses to the extent that the rate governing the indebtedness and the rate governing the hedging arrangement change independently of each other. Finally, nonperformance by the other party to the hedging arrangement may result in credit risks to the Company. In order to minimize counterparty credit risk, the Company's policy is to enter into hedging arrangements only with large financial institutions that maintain an investment grade credit rating.

CHANGES IN REAL ESTATE TAX AND OTHER LAWS

     Costs resulting from changes in real estate tax laws generally are not directly passed through to residential property tenants and increases in income, service or other taxes, generally are also not passed through to tenants under leases and may adversely affect the Company's funds from operations and its ability to make distributions to stockholders. Similarly, compliance with changes in (i) laws increasing the potential liability for environmental conditions existing on properties or the restrictions on discharges or other conditions or (ii) rent control or rent stabilization laws or other laws regulating housing may result in significant unanticipated expenditures, which would adversely affect the Company's funds from operations and its ability to make distributions to stockholders.

CHANGES IN FINANCING POLICY; NO LIMITATION ON DEBT


     The Company has adopted a policy of maintaining a debt-to-total-market-capitalization ratio of less than 50%. The Company calculates debt-to-total-market-capitalization based on the ratio of the total property indebtedness to the sum of (i) the aggregate market value of the outstanding shares of Common Stock (based on the greater of current market price or the gross proceeds per share from public offerings of its shares plus any undistributed net cash flow), assuming the conversion of all limited partnership interests in the Operating Partnership into shares of Common Stock and the conversion of all shares of Convertible Preferred Stock into shares of Common Stock and (ii) the total property indebtedness. Based on this calculation, the Company's debt-to-total-market-capitalization ratio was approximately 28% as of December 31, 1997.


     The organizational documents of the Company and the Operating Partnership do not limit the amount or percentage of indebtedness that they may incur. Accordingly, the Board of Directors of the Company could change the current policies of the Company and the Operating Partnership regarding indebtedness. If these policies were changed, the Company and the Operating Partnership could become more highly leveraged, resulting in an increased risk of default on the obligations of the Company and the Operating Partnership and in an increase in debt service requirements that could adversely affect the financial condition and results of operations of the Company. Such increased leverage could exceed the underlying value of the Properties.

RISK OF A HIGHLY LEVERAGED TRANSACTION OR A CHANGE IN CONTROL IMPACTING THE COMPANY'S ABILITY TO SERVICE INDEBTEDNESS, INCLUDING THE DEBT SECURITIES


     The First Amended and Restated Agreement of Limited Partnership of the Operating Partnership provides that a vote of at least a majority of the limited partners is required for the Operating Partnership to sell all or substantially all of its assets. The Operating Partnership currently does not contemplate any such sale of its assets. However, the sale of all or substantially all of the Operating Partnership's assets would have a material adverse effect on its ability to service its debt obligations including the Debt Securities. Furthermore, the Company may at any time, enter into a highly leveraged transaction or undergo a change of control (through acquisition of securities, the election of directors or otherwise). As the Company is the general partner of the Operating Partnership, such a transaction could have an adverse affect on the Operating Partnership's ability to service its debt obligations, including the Debt Securities.


     In addition, the Indenture under which Debt Securities will be issued does not contain any provision that would afford holders of Debt Securities protection in the event of a highly leveraged transaction, change in control (through the acquisition of securities, the election of directors or otherwise) or sale of all or substantially all of its assets involving the Operating Partnership or the Company. Accordingly, except as may be set forth in any Prospectus Supplement, the Debt Securities will not contain any protection in the event of such a transaction. A highly leveraged transaction, a change in control or sale of all or substantially all of the assets of the Operating Partnership or the Company could adversely affect the Operating Partnership's ability to meet its obligations under the Debt Securities.

FAILURE TO QUALIFY AS A REIT

     The Company has operated so as to qualify as a REIT under the Code, commencing with its taxable year ended December 31, 1994. Although the Company believes that it has operated in a manner which satisfies the REIT qualification requirements, no assurance can be given that the Company will continue to do so. A REIT is generally not taxed on its net income distributed to its stockholders so long as it annually distributes to its stockholders at least 95% of its taxable income. Qualification as a REIT involves the satisfaction of numerous requirements (some on an annual or quarterly basis) established under highly technical and complex Code provisions for which there are only limited judicial or administrative interpretations and involves the determination of various factual matters and circumstances not entirely within the Company's control. See "Federal Income Tax Considerations."

     If the Company fails to qualify as a REIT in any taxable year, the Company would generally be subject to federal income tax (including any applicable alternative minimum tax) at corporate rates on its taxable income for such year. Moreover, unless entitled to relief under certain statutory provisions, the Company would also be disqualified from treatment as a REIT for the four taxable years following the year of disqualification as a REIT. This treatment would reduce the net earnings of the Company available for investment or distribution to stockholders because of the additional tax liability of the Company for the years involved. In addition, distributions would no longer be required to be made. See "Federal Income Tax Considerations."

YEAR 2000 COMPLIANCE

     The Company utilizes a number of computer software programs and operating systems across its entire organization, including applications used in financial business systems and various administrative functions. To the extent that the Company's software applications contain source code that is unable to appropriately interpret the upcoming calendar year "2000" and beyond, some level of modification or replacement of such applications will be necessary. In addition, the ability of third parties with whom the Company transacts business ("Third Parties") to adequately address their "Year 2000" issues is outside of the Company's control. The Company is currently evaluating appropriate courses of action regarding Year 2000 compliance. The Company has contacted its current software vendor and has determined that an upgraded package will be available for implementation. Any costs related to Year 2000 compliance will be expensed as incurred. Total costs are not expected to have a material impact on operations. No assurance can be given, however, that all of the Company's or Third Parties' systems will be Year 2000 compliant or that compliance costs or the impact of the Company's or Third Parties' failure to achieve substantial Year 2000 compliance will not have a material adverse effect on the Company's future liquidity or results of operations.


                          DESCRIPTION OF COMMON STOCK


STOCK -- GENERAL

     As of December 31, 1997, the total number of shares of all classes of capital stock that the Company had authority to issue was 1,000,000,000 shares, consisting of 668,400,000 shares of Common Stock, par value $0.0001 per share, 1,600,000 shares of Convertible Preferred Stock, par value $0.0001 per share, and 330,000,000 shares of excess stock (the "Excess Stock").


     As of December 31, 1997, there were 16,611,811 shares of Common Stock issued and outstanding. An aggregate of 875,400 shares of Common Stock have been reserved for issuance under the Essex Property Trust, Inc. 1994 Employee Stock Incentive Plan, 70,000 shares of Common Stock have been reserved for issuance under the Essex Property Trust, Inc. 1994 Non-Employee and Director Stock Incentive Plan and up to 406,500 shares of Common have been reserved for issuance under the Essex Property Trust, Inc. 1994 Employee Stock Purchase Plan. In addition, 220,000 shares of Common Stock have been reserved for issuance upon the exercise of an option granted to The Marcus & Millichap Company (the "M&M Stock Option") and an aggregate of 1,873,473 shares of Common Stock may be issued upon the conversion of limited partnership interests in the Operating Partnership.



     As of December 31, 1997, there were 1,600,000 shares of Convertible Preferred Stock issued and outstanding. All such shares are convertible at the option of the holder thereof into shares of Common Stock. The 1,600,000 shares of Convertible Preferred Stock are convertible, with adjustments in certain situations, into 1,828,572 shares of Common Stock, and the Company has reserved such shares of Common Stock for issuance.


COMMON STOCK

     The following description of the Common Stock sets forth certain general terms and provisions of the Common Stock to which any Prospectus Supplement may relate, including a Prospectus Supplement providing that Common Stock will be issuable upon conversion of Preferred Stock or Depositary Shares or upon the exercise of Warrants issued by the Company. This description is in all respects subject to and qualified in its entirety by reference to the applicable provisions of the Company's Charter and the its Bylaws. The Common Stock is listed on the New York Stock Exchange under the symbol "ESS." Boston EquiServe is the Company's transfer agent.

     The holders of the outstanding Common Stock are entitled to one vote per share on all matters voted on by stockholders, including elections of directors. The Charter provides that shares of Common Stock do not have cumulative voting rights.

     The shares of Common Stock offered hereby will, when issued, be fully paid and nonassessable and will not be subject to preemptive or similar rights. Subject to the preferential rights of any outstanding series of capital stock, the holders of Common Stock are entitled to such distributions as may be declared from time to time by the Board of Directors from funds available for distribution to such holders. The Company currently pays regular quarterly dividends to holders of Common Stock.

     In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the assets remaining after satisfaction of all liabilities and payment of liquidation preferences and accrued dividends, if any, on any series of capital stock that has a liquidation preference. The rights of holders of Common Stock are subject to the rights and preferences established by the Board of Directors for any capital stock that may subsequently be issued by the Company.

     Subject to the terms of the Convertible Preferred Stock and the Series B Preferred Stock, the Board of Directors is authorized to reclassify any unissued portion of the authorized shares of capital stock to provide for the issuance of shares in other classes or series, including other classes or series of Common Stock, to establish the number of shares in each class or series and to fix the designation and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of such class or series. Any Common Stock offered hereby will rank junior to the Convertible Preferred Stock and the Series B Preferred Stock with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, unless the holders of the Convertible Preferred Stock and the Series B Preferred Stock otherwise consent. The rights, preferences, privileges and restrictions of such class or series of Common Stock will be fixed by the articles supplementary relating to such class or series. A Prospectus Supplement will specify the terms of such class or series.

RESTRICTIONS ON TRANSFER

     In order for the Company to qualify as a REIT under the Code, among other requirements (see Federal Income Tax Considerations -- Requirements for Qualification), not more than 50% of the value of the outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code) during the last half of a taxable year (other than the first year) or during a proportionate part of a shorter taxable year. In addition, shares of the Company's stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year) or during a proportionate part of a shorter taxable year.

     Because the Board of Directors believes it is essential for the Company to continue to qualify as a REIT, the Charter, subject to certain exceptions, provides that no holder, other than George M. Marcus, may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 6.0% (the "Ownership Limit") of the value of the issued and outstanding shares of stock of the Company (the "Equity Stock"). However, the Ownership Limit Provisions provide that a qualified trust (as defined in the Charter) generally may own up to 9.9% of the value of the outstanding shares of Equity Stock. If George M. Marcus converts his limited partnership interests in the Operating Partnership into shares of Common Stock, he may exceed the Ownership Limit. The Ownership Limit provision therefore provides that George M. Marcus may acquire additional shares (up to 25% of the value of the outstanding shares of Equity Stock) pursuant to conversion rights or from other sources so long as the acquisition does not result in the five largest beneficial owners of Equity Stock holding more than 50% of the value of the outstanding shares of Equity Stock. The Board of Directors may exempt holders of Equity Stock from the Ownership Limit (the "Board Exemption") if evidence satisfactory to the Board of Directors is presented that such ownership will not jeopardize the Company's status as a REIT. As a condition to providing a Board Exemption, the Board of Directors must receive an opinion of counsel and representations and agreements from the applicant with respect to preserving the REIT status of the Company; provided, however, the Board of Directors may not grant a Board Exemption if the applicant would own above 25% of the value of the outstanding shares of Equity Stock unless, in addition to the foregoing, the Board of Directors receives a ruling from the Internal Revenue Service (the "IRS") to the effect that such an exemption will not jeopardize the Company's status as a REIT. The Board of Directors may also increase the Ownership Limit (to a maximum of 9.9%) and, in connection therewith, require opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to preserve the REIT status of the Company. For example, consistent with the preceding conditions and procedures, the Board of Directors effected a Board Exemption in connection with the issuance and sale of shares of the Company's Convertible Preferred Stock to Tiger/Westbrook. The Ownership Limit will not apply if the Board of Directors and the stockholders of the Company determine that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT. Any transfer of shares of stock that would (i) create a direct ownership of shares of Equity Stock in excess of the Ownership Limit (unless a Board Exemption is obtained), (ii) result in the shares of stock being owned by fewer than 100 persons or (iii) result in the Company's being "closely held" under
Section 856(h) of the Code, shall be null and void, and the intended transferee will acquire no rights to the shares.

     The Charter also provides that shares involved in a transfer or change in capital structure that results in a person owning in excess of the Ownership Limit (unless a Board Exemption is obtained) or would cause the Company to become "closely held" within the meaning of Section 856(h) of the Code, will automatically be exchanged for shares of Excess Stock. All Excess Stock will be automatically transferred, without action by the stockholder, to a person who is unaffiliated with the Company, or the purported holder, as trustee (the "Trustee") for the exclusive benefit of one or more organizations described in Sections 170(b), 170(c) or 501(c)(3) of the Code as charitable beneficiary (the "Charitable Beneficiary") and designated by resolution of the Board of Directors. Such shares of Excess Stock held in trust are considered issued and outstanding shares of stock of the Company. In general, the Trustee of such shares is deemed to own the shares of Excess Stock held in trust for the exclusive benefit of the Charitable Beneficiary on the day prior to the date of the purported transfer or change in capital structure which resulted in the automatic transfer.

     The Ownership Limit provision will not be automatically removed even if the real estate investment trust provisions of the Code are changed so as to no longer contain any ownership concentration limitation or if the ownership concentration limitation is increased. Except as otherwise described above, any change in the Ownership Limit would require an amendment to the Charter. Such amendments to the Charter require the affirmative vote of holders owning a majority of the outstanding shares of Common Stock. In addition to preserving the Company's status as a REIT, the Ownership Limit may have the effect of precluding an acquisition of control of the Company without the approval of the Board of Directors.

     All certificates representing shares of Equity Stock will bear a legend referring to the restrictions described above.

     In general, all persons who own, directly or by virtue of the attribution provisions of the Code, more than 5% of the value of the outstanding shares of Equity Stock (or generally 1% if there are fewer than 2,000 stockholders) must file written notice with the Company containing the information specified in the Charter by January 31 of each year. In addition, each stockholder shall upon demand be required to disclose to the Company in writing such information with respect to the direct, indirect and constructive ownership of shares of stock as the Board of Directors deems necessary to determine the effect, if any, of such ownership on the Company's status as a REIT and to ensure compliance with the Ownership Limit. See "Federal Income Tax Considerations -- Requirements for Qualification."

     The articles supplementary, if applicable, for the Offered Securities may also contain provisions that further restrict the ownership and transfer of the Offered Securities. The applicable Prospectus Supplement will specify any additional ownership limitation relating to the Offered Securities.

                         DESCRIPTION OF PREFERRED STOCK

GENERAL

     Subject to the terms of the Convertible Preferred Stock and the Series B Preferred Stock (see " -- Rank"), the Board of Directors is authorized to issue, from the authorized but unissued shares of stock of the Company, Preferred Stock in such classes or series as the Board of Directors may determine and to establish from time to time the number of shares of Preferred Stock to be included in any such class or series and to fix the designation and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the shares of any such class or series, and such other subjects or matters as may be fixed by resolution of the Board of Directors. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company.

     Preferred Stock, upon issuance against full payment of the purchase price therefor, will be fully paid and nonassessable. The specific terms of a particular class or series of Preferred Stock will be described in the Prospectus Supplement relating to that class or series, including a Prospectus Supplement providing that Preferred Stock may be issuable upon the exercise of Warrants issued by the Company. The description of Preferred Stock set forth below and the description of the terms of a particular class or series of Preferred

Stock set forth in a Prospectus Supplement do not purport to be complete and are qualified in their entirety by reference to the articles supplementary relating to that class or series. The preferences and other terms of the Preferred Stock of each class or series will be fixed by the articles supplementary relating to such class or series. A Prospectus Supplement, relating to each class or series, will specify the terms of the Preferred Stock as follows:

          (1) The title and stated value of such Preferred Stock;

          (2) The number of shares of such Preferred Stock offered, the liquidation preference per share and the offering price of such Preferred Stock;

          (3) The dividend rate(s), period(s), and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Stock;

          (4) Whether such Preferred Stock is cumulative or not and, if cumulative, the date from which dividends on such Preferred Stock shall accumulate;

          (5) The provision for a sinking fund, if any, for such Preferred
     Stock;

          (6) The provision for redemption, if applicable, of such Preferred Stock;

          (7) Any listing of such Preferred Stock on any securities exchange;

          (8) The terms and conditions, if applicable, upon which such Preferred Stock will be converted into Common Stock of the Company, including the conversion price (or manner of calculation thereof);

          (9) A discussion of any material federal income tax considerations applicable to such Preferred Stock;

          (10) Any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of the Company as a REIT;

          (11) The relative ranking and preferences of such Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

          (12) Any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with such class or series of Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

          (13) Any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock; and

          (14) Any voting rights of such Preferred Stock.

RANK

     Any Preferred Stock offered hereby will rank, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, junior to the Convertible Preferred Stock and on a parity or junior to the Series B Preferred Stock, unless the holders of the Convertible Preferred Stock and/or the holders of the Series B Preferred Stock, as the case may be, otherwise consent. See "Description of Convertible Preferred Stock and Series B Preferred Stock." Subject to the foregoing, unless otherwise specified in the Prospectus Supplement, the Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to all classes or series of Common Stock and Excess Stock of the Company, and to all equity securities ranking junior to such Preferred Stock with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company; (ii) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Preferred Stock with respect to dividends rights or rights upon liquidation, dissolution or winding up of the Company; and (iii) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to the Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company.

CONVERSION RIGHTS

     The terms and conditions, if any, upon which any shares of any class or series of Preferred Stock are convertible into Common Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of shares of Common Stock into which the shares of Preferred Stock are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of such class or series of Preferred Stock or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such class or series of Preferred Stock.

RESTRICTIONS ON TRANSFER

     In order for the Company to qualify as a REIT under the Code, among other requirements, not more than 50% in value of its outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code) during the last half of a taxable year, the stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. See "Federal Income Tax Considerations -- Requirements for Qualification." To enable the Company to continue to qualify as a REIT, the Charter restricts the acquisition of shares of common stock and preferred stock. The Charter provides that, subject to certain exceptions specified in the Charter, no stockholder, other than George
M. Marcus, may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 6.0% of the value of the outstanding Equity Stock. See "Description of Common Stock -- Restrictions on Transfer." The applicable Prospectus Supplement will also specify any additional ownership limitations relating to a series of Preferred Stock.

    DESCRIPTION OF CONVERTIBLE PREFERRED STOCK AND SERIES B PREFERRED STOCK

CONVERTIBLE PREFERRED STOCK

     Pursuant to the Stock Purchase Agreement, Tiger/Westbrook purchased 1,600,000 shares of Convertible Preferred Stock for an aggregate purchase price of $40.0 million. Tiger/Westbrook is the sole stockholder of the Convertible Preferred Stock. On July 1, 1996, the Company filed articles supplementary setting forth the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption of the Convertible Preferred Stock. The following summarizes certain rights of the holders of the Convertible Preferred Stock. These rights arise under the Stock Purchase Agreement, as amended, and a registration rights agreement by and between the Company and Tiger/ Westbrook dated as of June 20, 1996 (the "Registration Rights Agreement"), as well as the related Articles Supplementary.

     No shares of the Convertible Preferred Stock shall be offered pursuant to this Prospectus or any Prospectus Supplement relating thereto.

  Ranking

     The Convertible Preferred Stock ranks senior to the Common Stock with respect to the payment of dividends and amounts upon liquidation, dissolution or winding up of the Company. The Company may not authorize, create or increase the authorized amount of any class or series of equity securities that ranks equal with or senior to the Convertible Preferred Stock with respect to the payments of dividends or amounts upon liquidation, dissolution or winding up, without the consent of holders of two-thirds of the outstanding shares of Convertible Preferred Stock, voting together as a class.

  Dividends

     Tiger/Westbrook as the sole holder of shares of Convertible Preferred Stock is entitled to receive annual cumulative cash dividends, payable quarterly, in an amount equal to the greater of (i) $2.1875 per share (8.75% of the $25.00 per share price) or (ii) the dividend (subject to adjustment) paid with respect to the

Common Stock plus, in both cases, any accumulated but unpaid dividends on the Convertible Preferred Stock.

     Unless and until all accrued dividends on the Convertible Preferred Stock through the last preceding dividend payment date have been paid, the Company may not (i) declare or pay any dividend, make any distribution (other than a distribution payable solely in shares of Common Stock), or set aside any funds or assets for payment or distribution with regard to any Common Stock (or any other stock junior to the Convertible Preferred Stock, together with Common Stock ("Junior Shares")), (ii) redeem or purchase (directly or through subsidiaries), or set aside any funds or other assets for the redemption or purchase of, any Junior Shares or (iii) authorize, take or cause to be taken any action as general partner of the Operating Partnership that will result in (A) the declaration or payment by the Operating Partnership of any distribution to its partners (other than distributions payable to the Company as general partner that will be used by the Company to fund the payment of dividends on the Convertible Preferred Stock (such distributions to the Company being referred to as "Authorized GP Distributions")), or set aside any funds or assets for payment of any distributions (other than Authorized GP Distributions) or (B) the redemption or purchase (directly or through subsidiaries), or the setting aside of any funds or other assets for the redemption or purchase of, any partnership interests in the Operating Partnership.

     In determining whether a distribution (other than upon voluntary or involuntary liquidation) by dividend, redemption or other acquisition of shares or otherwise, is permitted under the MGCL, amounts that would be needed if the Company were to be dissolved at the time of the distribution to satisfy the preferential rights upon dissolution of holders of the Company's Convertible Preferred Stock whose preferential rights upon dissolution are superior to those receiving the distribution shall not be added to the Company's total liabilities.

  Liquidation Preference

     Upon the liquidation, dissolution or winding up of the Company, the holders of the Convertible Preferred Stock, will be entitled to receive out of the assets of the Company available for distribution to its stockholders, before any distribution is made to holders of the Common Stock, an amount per share (the "Liquidation Preference") equal to 105% of the sum of (i) $25.00 (the "Stated Value") plus (ii) all accrued dividends with respect to the Convertible Preferred Stock to the date of final distribution (whether or not declared). After payment of the full amount of the Liquidation Preference, the holders of Convertible Preferred Stock will not be entitled to any further distribution of assets of the Company.

     Until the holders of the Convertible Preferred Stock have been paid the Liquidation Preference in full, no payment will be made to any holder of Common Stock upon the liquidation, dissolution or winding up of the Company. If, upon such liquidation, dissolution or winding up, the assets of the Company, or the proceeds thereof, distributable among the holders of the shares of the Convertible Preferred Stock are insufficient to pay in full the Liquidation Preference, then such assets, or the proceeds thereof, will be distributed pro rata to the holders of shares of the Convertible Preferred Stock in accordance with their respective holdings thereof.

     Neither a consolidation or merger of the Company with another corporation, nor a sale or transfer of all or any part of the Company's assets for cash or securities, will be considered a liquidation, dissolution or winding up of the Company.

  Voting Rights

     Except as indicated below with respect to the election of directors of the Company, certain amendments to the Charter and certain other specified matters, the holders of shares of Convertible Preferred Stock have no voting rights. On those matters for which the holders of the Convertible Preferred Stock have the right to vote, each share of the Convertible Preferred Stock is entitled to one vote.

  Election of Directors

     The holders of the Convertible Preferred Stock as a class ordinarily have the right to elect one director. Under the current Charter, the holders of the Convertible Preferred Stock, voting as a separate class, have the right, to elect up to four additional directors, as follows: (i) if the Company breaches any of the protective provisions discussed in "-- Senior Securities; Amendments; Other Matters" (a "Charter Breach"), the holders of the Convertible Preferred Stock will be entitled to elect an aggregate of four directors; and
(ii) in the event of a Dividend Default (as hereinafter defined) or in the event of both a Dividend Default and a Charter Breach, the holders of the Preferred Stock will be entitled to elect an aggregate of five directors. All such additional directors will be elected as soon as practicable after any such default. A "Dividend Default" shall occur if, at any time, dividends are not paid in full with respect to all shares of Convertible Preferred Stock on any four dividend payment dates such that dividends due on such four dates have not been fully paid and are outstanding in whole or in part at the same time.

     In the event of a Dividend Default and/or a Charter Breach, the number of Directors elected by the holders of the Convertible Preferred Stock at each subsequent annual meeting of stockholders shall be increased as provided in the previous paragraph, e.g., if a Charter Breach has occurred, the holders of Convertible Preferred Stock shall elect four Directors at subsequent annual meetings and, if a Dividend Default has occurred, or if both a Dividend Default and a Charter Breach have occurred, the holders of Convertible Preferred Stock shall elect five directors at subsequent annual meetings, subject to classification as provided in the Bylaws.

  Senior Securities; Amendments; Other Matters

     The approval of holders of two-thirds of the outstanding shares of Convertible Preferred Stock, voting as a class, is required to (i) increase the number of authorized shares of Convertible Preferred Stock or issue any shares of Convertible Preferred Stock other than to existing holders of Convertible Preferred Stock, (ii) increase the authorized number of shares of or create, reclassify or issue any class of stock ranking prior to or on a parity with the Convertible Preferred Stock either as to dividends or upon liquidation, (iii) amend, alter or repeal any of the provisions of the Charter so as to impair the rights and privileges of the Convertible Preferred Stock, (iv) amend, alter or repeal certain provisions of the Bylaws in a manner which would adversely affect the rights of the holders of the Convertible Preferred Stock, (v) authorize any reclassification of the Convertible Preferred Stock, (vi) except pursuant to a conversion of the Convertible Preferred Stock, require the exchange of Convertible Preferred Stock for other securities, or (vii) effect a voluntary liquidation, dissolution or winding up of the Company, the sale of substantially all of the assets of the Company, the merger or consolidation or major recapitalization of the Company or the Operating Partnership.

     In addition, the approval of holders of a majority of the outstanding shares of Convertible Preferred Stock, voting as a class, is required for the Company to take any of the following actions: (i) the sale, transfer or assignment of beneficial interests in or voting rights with respect to assets of the Company or the Operating Partnership in excess of $45,000,000 within any 90-day period or $125,000,000 within any 360-day period; (ii) the Company's termination of its status as a REIT; (iii) any alteration in the Company's or the Operating Partnership's business such that (A) less than 65% of the Company's or the Operating Partnership's assets are located in the States of California, Oregon and Washington, (B) less than 80% of the Company's or the Operating Partnership's assets are located west of the Mississippi River or (C) less than 80% of the Company's or the Operating Partnership's assets are classified as multi-family residential properties; or (iv) any change in control of the Company or the Operating Partnership.

  Conversion Rights

     The Convertible Preferred Stock is subject to both conversion at the option of the holder thereof and mandatory conversion required by the Company, subject to the terms and conditions described below.


     Optional Conversion. Currently, all of the 1,600,000 shares of Convertible Preferred Stock are convertible at the option of the holder thereof. Each share of Convertible Preferred Stock subject to conversion shall be generally convertible into a number of fully paid and non-assessable shares of Common Stock (calculated as to each conversion to the nearest 1/100 of a share) equal to Stated Value plus the amount, if any, of accrued dividends as of the effective date of the conversion, divided by the Conversion Price (as defined below) then in effect. Notwithstanding the foregoing, in the case of the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, shares of Convertible Preferred Stock shall, at the option of the holder thereof, immediately become convertible into Common Stock. As of the date hereof, no shares of Convertible Preferred Stock have been converted.

     Mandatory Conversion. If after June 20, 2001, the closing price of the Common Stock on each of at least 20 trading days (including the trading day immediately before the notice of mandatory conversion is delivered by the Company) out of the preceding period of 30 consecutive trading days immediately prior to the notice of mandatory conversion shall be greater than the Conversion Price in effect on each of such 20 trading days, the Company shall, subject to the holders' redemption rights (see "Redemption at Holder's Option After Notice of Mandatory Conversion"), have the right, to convert all, but not less than all, of the outstanding shares of Convertible Preferred Stock into a number of fully paid and nonassessable shares of Common Stock (calculated as to each conversion to the nearest 1/100 of a share) equal to Stated Value plus the amount, if any, of accrued dividends as of the effective date of the conversion, divided by the Conversion Price then in effect.

     Fractional Shares. No fractional shares of Common Stock will be issued upon conversion of shares of Convertible Preferred Stock. Any fractional interest in a share of Common Stock resulting from conversion of shares of Convertible Preferred Stock will be paid in cash (computed to the nearest cent) based on the current market price of the Common Stock on the trading day preceding the day of conversion.

     Conversion Price. The "Conversion Price" per share of Convertible Preferred Stock will initially be $21.875, and will be equitably adjusted so as to preserve the ownership interests of the holders of the Convertible Preferred Stock if the Company (i) pays a dividend or makes a distribution on its Common Stock in shares of its Common Stock, (ii) subdivides its outstanding Common Stock into a greater number of shares, (iii) combines its outstanding Common Stock into a smaller number of shares, (iv) issues rights or warrants to the holders of its Common Stock as a class entitling them to purchase Common Stock at a price per share less than the then Conversion Price, (v) distributes to the holders of its Common Stock as a class any shares of stock of the Company (other than Common Stock) or evidences of indebtedness or assets (other than cash dividends or distributions) or rights or warrants (other than those referred to in the previous clause) to purchase any of its securities, (vi) subject to certain exceptions, issues or sells (or the Operating Partnership issues or sells) any equity or debt securities which are convertible into or exchangeable for shares of Common Stock ("Convertible Securities") or any rights, options or warrants to purchase Common Stock at a price per share which is less than the Conversion Price, or (vii) issues or sells any Common Stock (other than on conversion or exchange of Convertible Securities or exercise of rights, options or warrants to which any of the three preceding clauses applies) for a consideration per share less than the Conversion Price.

     The Company will seek to list the shares of Common Stock required to be delivered upon conversion of the Convertible Preferred Stock on each national securities exchange, if any, on which the outstanding shares of Common Stock are listed at the time of delivery of the Common Stock. The Company will pay any documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock on conversion of Convertible Preferred Stock.

  Redemption at Holder's Option After Notice of Mandatory Conversion

     In the event that the Company exercises its right to require a mandatory conversion of Convertible Preferred Stock (but in no other circumstances), each holder of Convertible Preferred Stock will have the right to require the Company to redeem any or all the shares of Convertible Preferred Stock owned of record by the holder, at a redemption price per share (the "Redemption Price") equal to the applicable Redemption Percentage as defined below, multiplied by the sum of
(i) Stated Value plus (ii) the sum of all accrued dividends with regard to the Convertible Preferred Stock through the date of redemption. As used herein, the "Redemption Percentage" means a percentage beginning at 105% and decreasing annually by 1% to a floor of 100%.

     At such time as there are 40,000 shares or fewer of Convertible Preferred Stock outstanding, the Company may at its option purchase all of the outstanding shares of the Convertible Preferred Stock from the holders thereof at a price equal to the greater of (a) 110% of the sum of the Stated Value of such shares

(together with all accrued dividends thereon) and (b) the fair market value of such shares, which shall be equal to the fair market value of the Common Stock, as of such date, issuable upon conversion of such shares, together with all accrued dividends thereon.

  Right of Tiger/Westbrook to Participate in Offerings

     Pursuant to the terms of the Stock Purchase Agreement, Tiger/Westbrook has, for so long as the Convertible Preferred Stock is outstanding, the preemptive right to purchase a pro rata share on an as converted basis as of the date of the Company Notice (as defined herein) of any stock (or options, warrants or rights to purchase such stock or securities convertible into such stock) (collectively, "Eligible Securities"), for the price and upon the terms specified by the Company in its notice to Tiger/Westbrook (the "Company Notice") of a Company issuance of Eligible Securities, which price cannot be greater than that offered to third parties. If Tiger/Westbrook fails to timely exercise in full its preemptive rights, then the Company may sell the unsold Eligible Securities at any time within 180 days (60 days in the case of a public offering) thereafter at a price and upon terms no more favorable to the purchasers thereof than specified to Tiger/Westbrook. Tiger/Westbrook's preemptive rights do not apply to any Eligible Securities, among other things,
(i) issuable in connection with stock splits, stock dividends or recapitalizations as to the effects of which other adjustments are provided for, or (ii) issuable to employees and prospective employees pursuant to any plan or pattern of employee equity participation or issuable in connection with the Company's dividend reinvestment plan. In addition, the Stock Purchase Agreement provides Tiger/Westbrook with preemptive rights to purchase a pro rata share of the Company's equity offerings.

  Registration Rights

     The outstanding shares of Convertible Preferred Stock, together with any shares of Common Stock to which such shares of Convertible Preferred Stock may be converted, are not registered under the Securities Act or the securities laws of any state. Accordingly, such Convertible Preferred Stock or Common Stock may be sold only in one or more transactions registered under the Securities Act and, where applicable, state securities laws or as to which an exemption from registration requirements of the Securities Act and, where applicable, state securities laws is available. Pursuant to the Registration Rights Agreement, Tiger/Westbrook may request the Company to register (at the Company's expense) the then outstanding Convertible Preferred Stock and other Registrable Securities (as defined herein), under the terms and conditions described below. "Registrable Securities" means, subject to certain exceptions, (i) the Convertible Preferred Stock, (ii) all Common Stock issuable or issued upon conversion of the Convertible Preferred Stock, and (iii) any Common Stock of the Company issued as a dividend or distribution or issuable upon the conversion or exercise of any warrant, right or other security which is issued as a dividend or other distribution with respect to, or in exchange for or in replacement of, such Convertible Preferred Stock or Common Stock.

     At Tiger/Westbrook's request, the Company will use its best efforts to cause all outstanding Convertible Preferred Stock or all or a portion of shares of Common Stock which are Registrable Securities to be registered under the Securities Act (including, under certain circumstances pursuant to an offering on a continuous or delayed basis in the future (a "Shelf Registration")), subject to certain limitations, including, without limitation, as to the value of the shares included in the registration (generally, a minimum of $7,000,000 or, in the case of a Shelf Registration, all of the applicable Registrable Securities outstanding), size of the registration (the registration must be for all of the outstanding Convertible Preferred Stock or at least 25% of Tiger/Westbrook's Common Stock), and timing (the Company is not required to make more than one registration per year). With respect to a Shelf Registration, the Company shall use its best efforts to keep the Shelf Registration continuously effective for up to two years. Subject to certain limitations, if, the Company registers (or decides to issue under its current Shelf Registration) any Common Stock, at the request of Tiger/Westbrook, the Company will use its best efforts to register all (or any portion) of the shares of Common Stock (but not Convertible Preferred Stock) as specified by Tiger/Westbrook. Tiger/Westbrook's registration rights are assignable to any transferee of the Convertible Preferred Stock or Common Stock owned by Tiger/Westbrook, provided, only Tiger/Westbrook may request registration pursuant to the

Registration Rights Agreement. As of the date hereof, Tiger/Westbrook has not requested registration of any Registrable Securities.

SERIES B PREFERRED STOCK

General


     On February 6, 1998, the Operating Partnership completed the private placement of 1,200,000 units of 7.875% Series B Preferred Limited Partnership Units (the "Series B Preferred Units"), representing a limited partnership interest in the Operating Partnership, to an institutional investor in return for a contribution to the Operating Partnership of $60 million. The Series B Preferred Units will become exchangeable, on a one for one basis, in whole or in part at any time on or after February 6, 2008 for shares of the Company's 7.875% Series B Cumulative Redeemable Preferred Stock, par value $.0001 per share (the "Series B Preferred Stock"); provided, however, that the Series B Preferred Units will become immediately exchangeable if (i) full distributions for such Units with respect to six quarterly distribution periods have not been fully paid, (ii) the holders of such Units are notified that the Operating Partnership will become a "publicly traded partnership" (a "PTP") within the meaning of
Section 7704 of the Code, or, (iii) after the third anniversary of the private placement, the holders are notified that such exchange would not cause the Series B Preferred Units to be considered "stock and securities" within the meaning of Section 351(e) of the Code. Pursuant to the terms of a registration rights agreement, entered into in connection with this private placement, the holders of Series B Preferred Stock will have certain rights to cause the Company to register such shares of Series B Preferred Stock. On February 10, 1998, the Company filed Articles Supplementary reclassifying 2,000,000 shares of its Common Stock, par value $.0001 per share, as 2,000,000 shares of Series B Preferred Stock and setting forth the rights, preferences and privileges of the Series B Preferred Stock. Presently, no shares of Series B Preferred Stock are outstanding. Upon the exchange of all the Series B Preferred Units, there would be 1,200,000 shares of Series B Preferred Stock outstanding.


     The following description of the Series B Preferred Stock is in all respects subject to and qualified in its entirety by reference to the applicable provisions of the Charter, including the Articles Supplementary applicable to the Series B Preferred Stock, and Bylaws. Subject to the rights of holders of the Convertible Preferred Stock and any other parity preferred stock as to the payment of distributions, holders of Series B Preferred Stock are entitled to receive, when, as and if declared by the Company, out of funds legally available for the payment of distributions, cumulative preferential cash distributions at the rate per annum of 7.875% of the $50.00 liquidation preference per share of Series B Preferred Stock. Such distributions are cumulative, accrue from the original date of issuance and are payable quarterly in arrears, on or before the 15th of February, May, August and November of each year (each a "Preferred Stock Distribution Payment Date"), commencing in each case on the first Preferred Stock Distribution Payment Date after the original date of issuance.

     No shares of Series B Preferred Stock shall be offered pursuant to this Prospectus or any Prospectus Supplement relating thereto.

Redemption

     The Series B Preferred Stock may be redeemed, at the Company's option, on and after February 6, 2003, from time to time, at a redemption price payable in cash equal to $50.00 per share of Series B Preferred Stock, plus any accumulated and unpaid dividends to the date of redemption. The redemption price of the Series B Preferred Stock (other than the portions thereof consisting of accumulated but unpaid dividends) will be payable solely out of the sale proceeds of capital stock of the Company.

     The Corporation may not redeem fewer than all of the outstanding shares of Series B Preferred Stock unless all accumulated and unpaid distributions have been paid on all Series B Preferred Stock for all quarterly distribution periods terminating on or prior to the date of redemption.

Limited Voting Rights

     If at any time full distributions shall not have been timely made on any Series B Preferred Stock with respect to any six (6) prior quarterly distribution periods, whether or not consecutive, the holders of such Series B Preferred Stock, voting together as a single class with the holders of each class or series of parity preferred stock, will have the right to elect two additional directors to the Board of Directors at a special meeting called by the holders of record of at least 10% of the then outstanding shares of Series B Preferred Stock, or any parity preferred stock, or at the next annual meeting of stockholders, and at each subsequent annual meeting of stockholders or special meeting held in place thereof, until all such distributions in arrears and distributions for the current quarter have been paid in full. Thereafter, the holders of Series B Preferred Stock will be divested of their voting rights and the term of any member of the Board of Directors elected by the holders of Series B Preferred Stock and holders of any shares of parity preferred stock shall terminate.

     In addition, while any shares of the Series B Preferred Stock are outstanding, the Company shall not, without the affirmative vote of the holders of at least two-thirds (2/3) of the Series B Preferred Stock outstanding at the time (i) authorize or create, or increase the authorized or issued amount of, any class or series of shares ranking prior to the Series B Preferred Stock with respect to payment of distributions or rights upon liquidation, dissolution or winding-up or reclassify any authorized shares of the Company into any such shares, or create, authorize or issue any obligations or security convertible into or evidencing the right to purchase any such shares or (ii) either amend, alter or repeal the provisions of the Company's Charter (including the Articles Supplementary pertaining to the Series B Preferred Stock) or Bylaws, that would materially and adversely affect the preferences, other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, or terms and conditions of redemption, of any outstanding shares of the Series B Preferred Stock. Further, while any shares of the Series B Preferred Stock are outstanding, the Company shall not, without the affirmative vote of the holders of at least two-thirds (2/3) of the Series B Preferred Stock outstanding at the time consolidate, amalgamate, merge with or into, or convey, transfer or lease its assets substantially as an entirety to, any corporation or other entity, unless (a) the Company is the surviving entity and the shares of the Series B Preferred Stock remain outstanding with the terms thereof unchanged, (b) the resulting, surviving or transferee entity is a corporation or other entity organized under the laws of any state and substitutes for the Series B Preferred Stock other preferred stock having substantially the same terms and same rights as the Series B Preferred Stock, including with respect to distributions, voting rights and rights upon liquidation, dissolution or winding-up, or (c) such merger, consolidation, amalgamation or asset transfer does not adversely affect the powers, special rights, preferences and privileges of the holders of the Series B Preferred Stock in any material respect.

     The Series B Preferred Stock will have no voting rights other than as discussed above and as otherwise provided by applicable law.

Liquidation Preference

     Subject to the rights of the holders of the Convertible Preferred Stock and any other parity preferred stock, each share of Series B Preferred Stock is entitled to a liquidation preference of $50.00 per share, plus any accrued and unpaid dividends, in preference to any other class or series of capital stock of the Company.

                        DESCRIPTION OF DEPOSITARY SHARES

GENERAL

     The Company may issue Depositary Shares, each of which will represent a fractional interest of a share of a particular class or series of Preferred Stock, as specified in the applicable Prospectus Supplement. Shares of a class or series of Preferred Stock represented by Depositary Shares will be deposited under a separate deposit agreement (each, a "Deposit Agreement") among the Company, the depositary named therein (the "Preferred Stock Depositary") and the holders from time to time of the depositary receipts issued by the Preferred Stock Depositary which will evidence the Depositary Shares ("Depositary Receipts"). Subject to the terms of the Deposit Agreement, each owner of a Depositary Receipt will be entitled, in proportion to the fractional interest of a share of a particular class or series of Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipt, to all the rights and preferences of the class or series of the Preferred Stock represented by such Depositary Shares (including dividend, voting, conversion, redemption and liquidation rights).

     The Depositary Shares will be evidenced by Depositary Receipts issued pursuant to the applicable Deposit Agreement. Immediately following the issuance and delivery of the Preferred Stock by the Company to a Preferred Stock Depositary, the Company will cause such Preferred Stock Depositary to issue, on behalf of the Company, the Depositary Receipts. Copies of the applicable form of Deposit Agreement and Depositary Receipt may be obtained from the Company upon request, and the statements made hereunder relating to the Deposit Agreement and the Depositary Receipt to be issued thereunder are summaries of certain anticipated provisions thereof and do not purport to be complete and are subject to, and qualified in their entirety by reference to, all of the provisions of the applicable Deposit Agreement and related Depositary Receipts.

DIVIDENDS AND OTHER DISTRIBUTIONS

     The Preferred Stock Depositary will distribute all cash dividends or other cash distributions received in respect of a class or series of Preferred Stock to the record holders of Depositary Receipts evidencing the related Depositary Shares in proportion to the number of the Depositary Receipts owned by such holders, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to such Preferred Stock Depositary.

     In the event of a distribution other than in cash, the Preferred Stock Depositary will distribute property received by it to the record holders of Depositary Receipts entitled thereto, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the Preferred Stock Depositary, unless such Preferred Stock Depositary determines that it is not feasible to make such distribution, in which case the Preferred Stock Depositary may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders.

     No distribution will be made in respect of any Depositary Share to the extent that it represents any class or series of Preferred Stock converted into Excess Stock or otherwise converted or exchanged.

WITHDRAWAL OF STOCK

     Upon surrender of the Depositary Receipts at the corporate trust office of the Preferred Stock Depositary (unless the related Depositary Shares have previously been called for redemption or converted or converted into Excess Stock or otherwise), the holders thereof will be entitled to delivery at such office, to or upon each such holder's order, of the number of whole or fractional shares of the class or series of Preferred Stock and any money or other property represented by the Depositary Shares evidenced by such Depositary Receipts. Holders of Depositary Receipts will be entitled to receive whole or fractional shares of the related class or series of Preferred Stock on the basis of the proportion of Preferred Stock represented by each Depositary Share as specified in the applicable Prospectus Supplement, but holders of such shares of Preferred Stock will not thereafter be entitled to receive Depositary Shares therefor. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of shares of Preferred Stock to be withdrawn, the Preferred Stock Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

REDEMPTION OF DEPOSITARY SHARES

     Whenever the Company redeems shares of Preferred Stock held by the Preferred Stock Depositary, the Preferred Stock Depositary will redeem as of the same redemption date the number of the Depositary Shares representing shares of such class or series of Preferred Stock so redeemed, provided the Company shall have paid in full to the Preferred Stock Depositary the redemption price of the Preferred Stock to be redeemed plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price per Depositary Share will be equal to the corresponding proportion of the redemption price and any other amounts per share payable with respect to such class or series of Preferred Stock. If fewer than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional Depositary Shares) or by any other equitable method determined by the Company that will not result in the issuance of any Excess Stock.

     From and after the date fixed for redemption, all dividends in respect of the shares of a class of series of Preferred Stock so called for redemption will cease to accrue, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Receipts evidencing the Depositary Shares so called for redemption will cease, except the right to receive any moneys payable upon such redemption and any money or other property to which the holders of such Depositary Receipts were entitled upon such redemption upon surrender thereof to the Preferred Stock Depositary.

VOTING OF THE PREFERRED STOCK

     Upon receipt of notice of any meeting at which the holders of a class or series of Preferred Stock deposited with the Preferred Stock Depositary are entitled to vote, the Preferred Stock Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Receipts evidencing the Depositary Shares which represent such class or series of Preferred Stock. Each record holder of Depositary Receipts evidencing Depositary Shares on the record date (which will be the same date as the record date for such class or series of Preferred Stock) will be entitled to instruct the Preferred Stock Depositary as to the exercise of the voting rights pertaining to the amount of Preferred Stock represented by such holder's Depositary Shares. The Preferred Stock Depositary will vote the amount of such class or series of Preferred Stock represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all reasonable action which may be deemed necessary by the Preferred Stock Depositary in order to enable the Preferred Stock Depositary to do so. The Preferred Stock Depositary will abstain from voting the amount of Preferred Stock represented by such Depositary Shares to the extent it does not receive specific instructions from the holders of Depositary Receipts evidencing such Depositary Shares. The Preferred Stock Depositary will not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as any such action or non-action is in good faith and does not result from negligence or willful misconduct of the Preferred Stock Depositary.

LIQUIDATION PREFERENCE

     In the event of the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of each Depositary Receipt will be entitled to the fraction of the liquidation preference accorded each share of Preferred Stock represented by the Depositary Share evidenced by such Depositary Receipt as set forth in the applicable Prospectus Supplement.

CONVERSION OF PREFERRED STOCK

     The Depositary Shares, as such, will not be convertible into Common Stock or any other securities or property of the Company, except in connection with certain exchanges in connection with the preservation of the Company's status as a REIT. See "Description of Common Stock -- Restrictions on Transfer." Nevertheless, if so specified in the applicable Prospectus Supplement relating to an offering of Depositary Shares, the Depositary Receipts may be surrendered by holders thereof to the applicable Preferred Stock Depositary with written instructions to the Preferred Stock Depositary to instruct the Company to cause conversion of a class or series of Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipts into whole shares of Common Stock, other shares of a class or series of Preferred Stock (including Excess Stock) of the Company or other shares of stock, and the Company has agreed that upon receipt of such instructions and any amounts payable in respect thereof, it will cause the conversion thereof utilizing the same procedures as those provided for delivery of Preferred Stock to effect such conversion. If the Depositary Shares evidenced by a Depositary Receipt are to be converted in part only, a Depositary Receipt or Receipts will be issued for any Depositary Shares not to be converted. No fractional shares of Common Stock will be issued upon conversion, and if such conversion will result in a fractional share being issued, an amount will be paid in cash by the Company equal to the value of the fractional interest based upon the closing price of the Common Stock on the last business day prior to the conversion.

AMENDMENT AND TERMINATION OF A DEPOSIT AGREEMENT

     The form of Depositary Receipt evidencing Depositary Shares which represent the Preferred Stock and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Preferred Stock Depositary. However, any amendment that materially and adversely alters the rights of the holders of Depositary Receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related Preferred Stock will not be effective unless such amendment has been approved by the existing holders of at least two-thirds of the applicable Depositary Shares evidenced by the applicable Depositary Receipts then outstanding. No amendment shall impair the right, subject to certain anticipated exceptions in the Deposit Agreements, of any holder of Depositary Receipts to surrender any Depositary Receipt with instructions to deliver to the holder the related class or series of Preferred Stock and all money and other property, if any, represented thereby, except in order to comply with law. Every holder of an outstanding Depositary Receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such Depositary Receipt, to consent and agree to such amendment and to be bound by the applicable Deposit Agreement as amended thereby.

     The Deposit Agreement may be terminated by the Company upon not less than 30 days' prior written notice to the Preferred Stock Depositary if (i) such termination is necessary to preserve the Company's status as a REIT or (ii) a majority of each series or class of Preferred Stock subject to such Deposit Agreement consents to such termination, whereupon the Preferred Stock Depositary will deliver or make available to each holder of Depositary Receipts, upon surrender of the Depositary Receipts held by such holder, such number of whole or fractional shares of each Preferred Stock as are represented by the Depositary Shares evidenced by such Depositary Receipts together with any other property held by Preferred Stock Depositary with respect to such Depositary Receipts. The Company has agreed that if the Deposit Agreement is terminated to preserve the Company's status as a REIT, then the Company will use its best efforts to list each class or series of Preferred Stock issued upon surrender of the related Depositary Shares. In addition, the Deposit Agreement will automatically terminate if (i) all outstanding Depositary Shares shall have been redeemed, (ii) there shall have been a final distribution in respect of each class or series of Preferred Stock in connection with any liquidation, dissolution or winding up of the Company and such distribution shall have been distributed to the holders of the Depositary Receipts evidencing the Depositary Shares representing such class or series of Preferred Stock or (iii) each share of the related Preferred Stock shall have been converted into stock of the Company not so represented by Depositary Shares.

CHARGES OF A PREFERRED STOCK DEPOSITARY

     The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the Deposit Agreement. In addition, the Company will pay the fees and expenses of the Preferred Stock Depositary in connection with the performance of its duties under the Deposit Agreement. However, holders of Depositary Receipts will pay the fees and expenses of the Preferred Stock Depositary for any duties requested by such holders to be performed which are outside of those expressly provided for in the Deposit Agreement.

RESIGNATION AND REMOVAL OF DEPOSITARY

     The Preferred Stock Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Preferred Stock Depositary, any such resignation or removal to take effect upon the appointment of a successor Preferred Stock Depositary. A successor Preferred Stock Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

MISCELLANEOUS

     The Preferred Stock Depositary will forward to holders of Depositary Receipts any reports and communications from the Company which are received by the Preferred Stock Depositary with respect to the related Preferred Stock.

     Neither the Preferred Stock Depositary nor the Company will be liable if it is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under the Deposit Agreement. The obligations of the Company and the Preferred Stock Depositary under the Deposit Agreement will be limited to performing their duties thereunder in good faith and without negligence (in the case of any action or inaction in the voting of a class or series of Preferred Stock represented by the Depositary Shares), gross negligence or willful misconduct, and the Company and the Preferred Stock Depositary will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Receipts, Depositary Shares or shares of a class or series of Preferred Stock represented thereby unless satisfactory indemnity is furnished. The Company and the Preferred Stock Depositary may rely on written advice of counsel or accountants, or information provided by persons presenting shares of Preferred Stock represented thereby for deposit, holders of Depositary Receipts or other persons believed in good faith to be competent to give such information, and on documents believed in good faith to be genuine and signed by a proper party.

     In the event a Preferred Stock Depositary shall receive conflicting claims, requests or instructions from any holders of Depositary Receipts, on the one hand, and the Company, on the other hand, the Preferred Stock Depositary shall be entitled to act on such claims, requests or instructions received from the Company.

                            DESCRIPTION OF WARRANTS

     The Company has no Warrants outstanding (other than options issued under the Company's stock option plans and the M&M Stock Option, see "Description of Common Stock -- Stock -- General"). The Company may issue Warrants for the purchase of Preferred Stock or Common Stock. Warrants may be issued independently or together with any other Offered Securities offered by any Prospectus Supplement and may be attached to or separate from such Offered Securities. Each series of Warrants will be issued under a separate warrant agreement (each, a "Warrant Agreement") to be entered into between the Company and a warrant agent specified in the applicable Prospectus Supplement (the "Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any provisions of the Warrants offered hereby. Further terms of the Warrants and the applicable Warrant Agreements will be set forth in the applicable Prospectus Supplement.

     The applicable Prospectus Supplement will describe the terms of the Warrants in respect of which this Prospectus is being delivered, including, where applicable, the following: (1) the title of such Warrants; (2) the aggregate number of such Warrants; (3) the price or prices at which such Warrants will be issued; (4) the designation, terms and number of shares of Preferred Stock or Common Stock purchasable upon exercise of such Warrants; (5) the designation and terms of the Offered Securities, if any, with which such Warrants are issued and the number of such Warrants issued with each such Offered Security; (6) the date, if any, on and after which such Warrants and the related Preferred Stock or Common Stock will be separately transferable; (7) the price at which each share of Preferred Stock or Common Stock purchasable upon exercise of such Warrants may be purchased; (8) the date on which the right to exercise such Warrants shall commence and the date on which such right shall expire; (9) the minimum or maximum amount of such Warrants which may be exercised at any one time; (10) information with respect to book-entry procedures, if any; (11) a discussion of certain federal income tax considerations; and (12) any other terms of such Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Warrants.

                         DESCRIPTION OF DEBT SECURITIES

     The following sets forth the material terms and provisions of the Indenture under which the Debt Securities of the Operating Partnership are to be issued. The specific terms of the Debt Securities will be set forth in a Prospectus Supplement relating to such Debt Securities.


     Unless otherwise specified in the applicable Prospectus Supplement, the Debt Securities are to be issued under an Indenture, as amended or supplemented from time to time (the "Indenture"), among the Operating Partnership, the Company and a trustee chosen by the Operating Partnership and the Company and qualified to act as trustee under the Trust Indenture Act of 1939, as amended (the "TIA") (together with any other trustee(s) appointed in a supplemental indenture with respect to a particular series, the "Trustee"). The Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part and will be available for inspection at the corporate trust office of the Trustee, or as described above under "Available Information." The Indenture is subject to, and governed by, the TIA. The statements made hereunder relating to the Indenture and the Debt Securities to be issued hereunder are summaries of all material general provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture and such Debt Securities. The material terms of a specific series or class of Debt Securities will be set forth in the related Prospectus Supplement. All section references appearing herein are to sections of the Indenture, and capitalized terms used but not defined herein shall have the respective meanings set forth in the Indenture.


GENERAL


     The Debt Securities will be direct, unsecured obligations of the Operating Partnership and will be non-convertible investment grade securities. Except for any series of Debt Securities which is specifically subordinated to other indebtedness of the Operating Partnership, the Debt Securities will rank pari passu with all other unsecured and unsubordinated indebtedness of the Operating Partnership. Under the Indenture, the Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of the Board of Directors of the Company as sole general partner of the Operating Partnership or as established in one or more indentures supplemental to the Indenture. All Debt Securities of any one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the Holders of the Debt Securities of such series, for issuances of additional Debt Securities of such series (Section
301).


     The Debt Securities may be unconditionally guaranteed by the Company as to payment of principal, premium, if any, and interest. (Section 1601).


     The Indenture provides that there may be more than one Trustee thereunder, each with respect to one or more series of Debt Securities. Any Trustee under the Indenture may resign at any time by giving written notice or may be removed with respect to the Debt Securities of any series at any time by the Act of the Holders of a majority in aggregate principal amount of Outstanding Securities of such series, and a successor Trustee will be appointed to act with respect to such series (Section 608). In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee shall be a trustee of a trust under the Indenture separate and apart from any trust administered by any other Trustee (Section 609), and, except as otherwise indicated herein, any action described herein to be taken by the Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the Indenture.


TERMS


     Reference is made to the Prospectus Supplement relating to the series of Debt Securities being offered for the specific terms thereof, including, but not limited to:


          (1) the title of such Debt Securities, whether such Debt Securities are Senior Securities or Subordinated Securities and whether such Debt Securities are guaranteed by a Guarantee;

          (2) the aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;

          (3) the percentage of the principal amount at which such Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof;

          (4) the date or dates, or the method for determining such date or dates, on which the principal of such Debt Securities will be payable;

          (5) the rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such Debt Securities will bear interest, if any;


          (6) the date or dates, or the method for determining such date or dates, from which any such interest will accrue, the Interest Payment Dates on which any such interest will be payable, the Regular Record Dates for such Interest Payment Dates, or the method by which such Date shall be determined, the Person to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;


          (7) the place or places where (i) the principal of (and premium, if any) and interest, if any, on such Debt Securities will be payable, (ii) such Debt Securities may be surrendered for registration of transfer or exchange and (iii) notices or demands to or upon the Operating Partnership in respect of such Debt Securities, any applicable Guarantees and the Indenture may be served;


          (8) the period or periods within which, or the date or dates on which, the price or prices at which and the other terms and conditions upon which such Debt Securities may be redeemed, as a whole or in part, at the option of the Operating Partnership, if the Operating Partnership is to have such an option;


          (9) the obligation, if any, of the Operating Partnership to redeem, repay or repurchase such Debt Securities pursuant to any sinking fund or analogous provisions or at the option of a Holder thereof, and the period or periods within which, or the date or dates on which, the price or prices at which and the terms and conditions upon which such Debt Securities are required to be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligation;

          (10) if other than U.S. dollars, the currency or currencies in which such Debt Securities are denominated and/or payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

          (11) whether the amount of payments of principal of (and premium, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units or composite currency or currencies) and the manner in which such amounts shall be determined;

          (12) any additions to, modifications of or deletions from the terms of such Debt Securities with respect to the Events of Default or covenants or other provisions set forth in the Indenture;

          (13) whether such Debt Securities will be issued in certificated and/or book-entry form;

          (14) whether such Debt Securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof and terms and conditions relating thereto;

          (15) the applicability, if any, of the defeasance and covenant defeasance provisions of Article XIV of the Indenture, or any modification thereof;

          (16) the terms and conditions, if any, upon which such Debt Securities may be subordinated to other indebtedness of the Operating Partnership;


          (17) whether such Debt Securities will be guaranteed by the Company;

          (18) whether and under what circumstances the Operating Partnership will pay Additional Amounts as contemplated in the Indenture on such Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether the Operating Partnership will have the option to redeem such Debt Securities in lieu of making such payment; and



          (19) any other terms of such Debt Securities not inconsistent with the provisions of the Indenture (Section 301).


     The Debt Securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ("Original Issue Discount Securities"). Special U.S. federal income tax, accounting and other considerations applicable to the Original Issue Discount Securities will be described in the applicable Prospectus Supplement.


     The Indenture does not contain any provisions that would limit the ability of the Operating Partnership to incur indebtedness or that would afford Holders of Debt Securities protection in the event of a highly leveraged or similar transaction involving the Operating Partnership. However, such provisions may be provided with respect to a particular series of Debt Securities, and certain restrictions on ownership and transfers of the Company's common stock and preferred stock, designed to preserve the Company's status as a REIT, may prevent or hinder a change of control. Reference is made to the applicable Prospectus Supplement for information with respect to any deletions from, modifications of or additions to the Events of Default or covenants of the Operating Partnership that are described below, including any addition of a covenant or other provision providing event risk or similar protection.


GUARANTEES

     If specified in the applicable Prospectus Supplement, the Debt Securities may be unconditionally and irrevocably guaranteed by Guarantees of the Company, on a senior or subordinated basis, which will guarantee the due and punctual payment of principal of, premium, if any, and interest on such Debt Securities, and the due and punctual payment of any sinking fund payments thereon, when and as the same shall become due and payable whether at a maturity date, by declaration of acceleration, call for redemption or otherwise. The applicability and terms of any such Guarantee relating to a series of Debt Securities will be set forth in the Prospectus Supplement relating to such Debt Securities. (Section 1601).

DENOMINATIONS, INTEREST, REGISTRATION AND TRANSFER

     Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series will be issuable in denominations of $1,000 and integral multiples thereof (Section 302).

     Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and premium, if any) and interest on any series of Debt Securities will be payable at the corporate trust office of the Trustee, provided that, at the option of the Holder, payment of interest may be made by check mailed to the address of the Person entitled thereto as it appears in the Security Register or by wire transfer of funds to such Person at an account maintained within the United States (Sections 301, 305, 307 and 1002).


     All amounts paid by the Operating Partnership to a paying agent or a Trustee for the payment of the principal of or any premium or interest on any Debt Security which remain unclaimed at the end of two years after the principal, premium or interest has become due and payable will be repaid to the Operating Partnership, and the Holder of the Debt Security thereafter may look only to the Operating Partnership for payment thereof. (Section 1003).


     Any interest not punctually paid or duly provided for on any Interest Payment Date with respect to a Debt Security ("Defaulted Interest") will forthwith cease to be payable to the Holder on the applicable Regular Record Date and may either be paid to the person in whose name such Debt Security is registered at the close of business on a special record date (the "Special Record Date") for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to the Holder of such Debt Security not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the Indenture (Sections 101 and 307).

     Subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series will be exchangeable for other Debt Securities of the same series, of a like aggregate principal amount and tenor, of any authorized denominations upon surrender of such Debt Securities at the corporate trust office of the Trustee. In addition, subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series may be surrendered for conversion or registration of transfer thereof at the corporate trust office of the Trustee referred to above. Every Debt Security surrendered for conversion, redemption, registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but the Operating Partnership may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Section 305). If the applicable Prospectus Supplement refers to any transfer agent (in addition to the Trustee) initially designated by the Operating Partnership with respect to any series of Debt Securities, the Operating Partnership may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that the Operating Partnership will be required to maintain a transfer agent in each Place of Payment for such series. The Operating Partnership may at any time designate additional transfer agents with respect to any series of Debt Securities (Section 1002).


     Neither the Operating Partnership nor the Trustee shall be required to (i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series to be redeemed and ending at the close of business of the day of mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any Debt Security, or portion thereof, called for redemption, except the unredeemed portion of any Debt Security being redeemed in part; or (iii) issue, register the transfer of or exchange any Debt Security which has been surrendered for repayment at the option of the Holder, except that portion, if any, of such Debt Security which is not to be so repaid (Section 305).

MERGER, CONSOLIDATION OR SALE


     The Operating Partnership may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other person, provided that (a) either the Operating Partnership shall be the continuing person, or the successor (if other than the Operating Partnership) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets shall expressly assume payment of the principal of (and premium, if any) and interest on all of the Debt Securities and the due and punctual performance and observance of all of the covenants and conditions contained in the Indenture; (b) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of the Operating Partnership or any Subsidiary as a result thereof as having been incurred by the Operating Partnership or such Subsidiary at the time of such transaction, no Event of Default under the Indenture, and no event which, after notice or the lapse of time, or both, would become such an Event of Default, shall have occurred and be continuing; and (c) an officers' certificate of the Company as General Partner of the Operating Partnership and an opinion of counsel covering such conditions shall be delivered to the Trustee (Sections 801 and 803).


CERTAIN COVENANTS

     Existence. Except as permitted under "Merger, Consolidation or Sale," the Indenture requires each of the Operating Partnership and the Company (if the Company has guaranteed any Debt Securities) to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights (partnership and statutory) and franchises; provided, however, that each of the Operating Partnership and the Company shall not be required to preserve any right or franchise if the Board of Directors of the Company determines that the preservation thereof is no longer desirable in the conduct of the business of the Operating Partnership and that the loss thereof is not disadvantageous in any material respect to the Holders of the Debt Securities (Section 1004).

     Maintenance of Properties. The Indenture requires each of the Operating Partnership and the Company (if the Company has guaranteed any Debt Securities) to cause all of its material properties used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order, all as in the judgment of the Operating Partnership may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that the Operating Partnership or the Company, as the case may be, and its Subsidiaries shall not be prevented from selling or otherwise disposing of their properties for value in the ordinary course of business. (Section 1006).

     Insurance. The Indenture requires the Operating Partnership and each of its Subsidiaries to keep its insurable Properties insured against loss or damage with commercially reasonable amounts and types of insurance provided by insurers of recognized responsibility. (Section 1007).

     Payment of Taxes and Other Claims. The Indenture requires each of the Operating Partnership and the Company (if the Company has guaranteed any Debt Securities) to pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon it or any Subsidiary or upon its income, profits or property or that of any Subsidiary and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Operating Partnership or any Subsidiary; provided, however, that the Operating Partnership or the Company shall not be required to pay or discharge or cause to be paid or discharged any tax, assessment, charge or claim whose amount or applicability is being contested in good faith. (Section 1008).

     Provision of Financial Information. The Operating Partnership will file with the Trustee copies of annual reports, quarterly reports and other documents (the "Financial Reports") which the Operating Partnership files with the Commission or would be required to file with the Commission pursuant to Sections 13 or 15(d) of the Exchange Act if the Operating Partnership were subject to such Sections; provided, however, that if the Operating Partnership is not subject to such Sections, it may, in lieu of filing Financial Reports of the Operating Partnership with the Trustee, file Financial Reports of the Company if they would be materially the same as those that would have been filed by the Operating Partnership with the Commission pursuant to Sections 13 or 15(d) of the Exchange Act.

     Additional Covenants. Reference is made to the applicable Prospectus Supplement for information with respect to any additional covenants specific to a particular series of Debt Securities.

EVENTS OF DEFAULT, NOTICE AND WAIVER

     Unless otherwise provided in the Prospectus Supplement, the Indenture provides that the following events are "Events of Default" with respect to any series of Debt Securities issued thereunder: (a) default for 30 days in the payment of any interest on any Debt Security of such series; (b) default in the payment of any principal of (or premium, if any, on) any Debt Security of such series when due; (c) default in making any sinking fund payment as required for any Debt Security of such series; (d) default in the performance of any other covenant or warranty of the Operating Partnership or the Company contained in the Indenture with respect to any Debt Security of such series, continued for 60 days after written notice as provided in the Indenture; (e) default in the payment of an aggregate principal amount exceeding $10,000,000 of any evidence of indebtedness of the Operating Partnership or the Company (if the Company or any subsidiary of the Company has guaranteed any indebtedness of the Operating Partnership) or any mortgage, indenture, note, bond, capitalized lease or other instrument under which such indebtedness is issued or by which such indebtedness is secured, such default having continued after the expiration of any applicable grace period and having resulted in the acceleration of the maturity of such indebtedness, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled; (f) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Operating Partnership and the Company (if the Company has guaranteed any Debt Securities), or any Significant Subsidiary or all or substantially all of any of their respective property; and (g) any other Event of Default provided with respect to a particular series of Debt Securities (Section 501). The term "Significant Subsidiary" means each significant Subsidiary (as defined in Regulation S-X promulgated under the Securities Act) of the Operating Partnership or the Company, as the case may be. (Section 101).

     If an Event of Default under the Indenture with respect to Debt Securities of any series at the time Outstanding occurs and is continuing, then in every such case the Trustee or the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or Indexed Securities, such portion of the principal amount as may be specified in the terms thereof) of all of the Debt Securities of that series to be due and payable immediately by written notice thereof to the Operating Partnership (if the Company has guaranteed any Debt Securities under such Indenture) and the Operating Partnership (and to the Trustee if given by the Holders). However, any time after such a declaration of acceleration with respect to Debt Securities of such series has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of not less then a majority in principal amount of Outstanding Debt Securities of such series may rescind and annul such declaration and its consequences if (a) the Operating Partnership shall have paid or deposited with the Trustee all required payments of the principal of (and premium, if any) and interest on the Debt Securities of such series plus certain fees, expenses, disbursements and advances of the Trustee, its agents and counsel and (b) all Events of Default, other than the nonpayment of accelerated principal or interest with respect to Debt Securities of such series have been cured or waived as provided in the Indenture (Section 502). The Indenture also provides that the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series may waive any past default with respect to such series and its consequences, except a default (x) in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or (y) in respect of a covenant or provision contained in the Indenture that cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security affected thereby (Section 513).



     The Trustee is required to give notice to the Holders of Debt Securities within 90 days of a default under the Indenture; provided, however, that the Trustee may withhold notice to the Holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if the Responsible Officers of the Trustee in good faith determines such withholding to be in the interest of such Holders (Section
601).


     The Indenture provides that no Holders of Debt Securities of any series may institute any proceedings, judicial or otherwise, with respect to the Indenture or for any remedy thereunder, except in the case of failure of the Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of that series, as well as an offer of reasonable indemnity (Section 507). This provision will not prevent, however, any Holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on such Debt Securities at the respective due date thereof (Section 508).


     Subject to provisions in the Indenture relating to its duties in case of default, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any Holders of Debt Securities of any series then Outstanding under the Indenture, unless such Holders shall have offered to the Trustee reasonable security or indemnity (Section 602). The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or of exercising any trust or power conferred upon the Trustee. However, the Trustee may refuse to follow any direction which is in conflict with any law or the Indenture, which may expose the Trustee to personal liability or which may be unduly prejudicial to the Holders of Debt Securities of such series not joining therein (Section 512).


     Within 120 days after the close of each fiscal year, the Operating Partnership and the Company (if the Company has guaranteed any Debt Securities) must deliver to the Trustee a certificate, signed by one of several specified officers of the Company, stating whether or not such officer has knowledge of any default under the Indenture and, if so, specifying each such default and the nature and status thereof (Section 1005).

MODIFICATION OF THE INDENTURE


     Modifications and amendments of provisions of the Indenture applicable to any series may be made only with consent of the Holders of not less than a majority in principal amount of all Outstanding Debt Securities which are affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each such Debt Security affected thereby, (a) change the Stated Maturity of the principal of, or any installment of principal of or interest (or premium, if any) on, any such Debt Security; (b) reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the Maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the Holder of any such Debt Security; (c) change the Place of Payment, or the coin or currency, for payment of principal of, premium, if any, or interest on any such Debt Security; (d) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security on or after the Stated Maturity thereof; (e) reduce the stated percentage in principal amount of Outstanding Debt Securities of any series necessary to modify or amend the Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the Indenture; or (f) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the Holder of such Debt Security affected thereby (Section 902).


     The Holders of not less than a majority in principal amount of Outstanding Debt Securities of a particular series have the right to waive compliance by the Operating Partnership or the Company with certain covenants in the Indenture relating to such series (Section 1010).


     Modifications of and amendments to the Indenture may be made by the Operating Partnership and the Company (if the Company has guaranteed any Debt Securities) and the Trustee without the consent of any Holder of Debt Securities for any of the following purposes: (i) to evidence the succession of another Person to the Operating Partnership as obligor under the Indenture or succession of another Person as Guarantor; (ii) to add to the covenants of the Operating Partnership and the Company (if the Company has guaranteed any Debt Securities) for the benefit of the Holders of all or any series of Debt Securities or to surrender any right or power conferred upon the Operating Partnership or the Company in the Indenture; (iii) to add Events of Default for the benefit of the Holders of all or any series of Debt Securities; (iv) to add or change any provisions of the Indenture to facilitate the issuance of Debt Securities in bearer form, or to permit or facilitate the issuance of Debt Securities in uncertificated form, provided that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect; (v) to change or eliminate any provisions of the Indenture, provided that any such change or elimination shall become effective only when there are not Debt Securities Outstanding of any series created prior thereto which are entitled to the benefit of such provision; (vi) to secure the Debt Securities or Guarantees; (vii) to establish the form or terms of Debt Securities of any series and any related Guarantees; (viii) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trust under the Indenture by more than one Trustee; (ix) to cure any ambiguity, defect or inconsistency in the Indenture, provided that such action shall not adversely affect the interests of Holders of Debt Securities of any series in any material respect; and (x) to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such Debt Securities, provided that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect (Section 901).


     The Indenture provides that in determining whether the Holders of the requisite principal amount of Outstanding Debt Securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of Holders of Debt Securities, (i) the principal amount of an Original Issue Discount Security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof, (ii) the principal amount of a Debt Security denominated in a Foreign Currency that shall be deemed outstanding shall be the U.S. dollar equivalent, determined on the issue date for such Debt Security, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such Debt Security of the amount determined as provided in (i) above), (iii) the principal amount of an Indexed Security that shall be deemed outstanding shall be the principal face amount of such Indexed Security at original issuance, unless otherwise provided with respect to such Indexed Security pursuant to Section 301 of the Indenture, and
(iv) Debt Securities owned by the Operating Partnership or any other obligor upon the Debt Securities or any Affiliate of the Operating Partnership or of such other obligor shall be disregarded (Section 101).


     The Indenture contains provisions for convening meetings of the Holders of Debt Securities of a series (Section 1501). A meeting may be called at any time by the Trustee, and also, upon request, by the Operating Partnership or the Holders of at least 25% in principal amount of the Outstanding Debt Securities of such series, in any such case upon notice given as provided in the Indenture (Section 1502). Except for any consent that must be given by the Holder of each Debt Security affected by certain modifications and amendments of the Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the Holders of a majority in principal amount of the Outstanding Debt Securities of that series; provided, however, that, except as referred to above with respect to the modifications of or amendments to the Indenture, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the Holders of a specified percentage, which is less than a majority, in principal amount of the Outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the Outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of Holders of Debt Securities of any series duly held in accordance with the Indenture will be binding on all Holders of Debt Securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be Persons holding or representing a majority in principal amount of the Outstanding Debt Securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the Holders of not less than a specified percentage in principal amount of the Outstanding Debt Securities of a series, the Persons holding or representing such specified percentage in principal amount of the Outstanding Debt Securities of such series will constitute a quorum (Section 1504).


     Notwithstanding the foregoing provisions, if any action is to be taken at a meeting of Holders of Debt Securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the Indenture expressly provides may be made, given or taken by the Holders of a specified percentage in principal amount of all Outstanding Debt Securities affected thereby, or of the Holders of such series and one or more additional series: (i) there shall be no minimum quorum requirement for such meeting and
(ii) the principal amount of the Outstanding Debt Securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the Indenture (Section
1504).

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE


     Unless otherwise provided in the Prospectus Supplement, the Operating Partnership or the Company (if the Company has guaranteed any Debt Securities under such Indenture) may discharge certain obligations to Holders of any series of Debt Securities that have not already been delivered to the Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or are scheduled for redemption within one year) by irrevocably depositing with the Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium, if any) and interest to the date of such deposit (if such Debt Securities have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be, and the Operating Partnership has met the other conditions specified in the Indenture (Section 401).

     The Indenture provides that, unless otherwise provided in the Prospectus Supplement, if the provisions of Article Fourteen are made applicable to the Debt Securities of any series pursuant to Section 301 of the Indenture, the Operating Partnership may elect either (a) to defease and be discharged from any and all obligations with respect to such Debt Securities (except for the obligation to pay principal of (and premiums, if any) and interest, if any, on such Debt Securities; to pay Additional Amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to such Debt Securities; and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities, to compensate the Trustee and to hold moneys for payment in trust) ("defeasance") (Section 1402) or (b) to be released from its obligations with respect to such Debt Securities under Sections 1006 through 1008, inclusive, of the Indenture (being the restrictions described under "Certain Covenants") or, if provided pursuant to Section 301 of the Indenture, its obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute a default or an Event of Default with respect to such Debt Securities ("covenant defeasance") (Section 1403), in either case upon the irrevocable deposit by the Operating Partnership or the Company, as the case may be, with the Trustee, in trust, of any amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable at Stated Maturity, or Government Obligations (as defined below), or both applicable to such Debt Securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.


     Such a trust may only be established if, among other things, the Operating Partnership has delivered to the Trustee an Opinion of Counsel (as specified in the Indenture) to the effect that the Holders of such Debt Securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such Opinion of Counsel, in the case of defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the Indenture (Section 1404).

     "Government Obligations" means securities which are (i) direct obligations of the United States of America or the government which issued the Foreign Currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the Foreign Currency in which the Debt Securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt (Section 101).

     Unless otherwise provided in the applicable Prospectus Supplement, if after the Operating Partnership or the Company, as the case may be, has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series, (a) the Holder of a Debt Security of such series is entitled to, and does, elect pursuant to Section 301 of the Indenture or the terms of such Debt Security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security, or (b) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such Debt Security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on such Debt Security as the same becomes due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate (Section 1405). "Conversion Event" means the cessation of use of (i) a currency, currency unit or composite currency either by the government of the country which issued such currency for the settlement of transactions by a central bank or other public institution of or within the international banking community, (ii) the ECU either within the European Monetary System or for the settlement of transactions by public institutions of or within the European Communities or (iii) any currency unit or composite currency other than the ECU for the purposes for which it was established. (Section 101.) Unless otherwise provided in the applicable Prospectus Supplement, all payments of principal of (and premium, if any) and interest on any Debt Security that is payable in a Foreign Currency that cease to be used by its government of issuance shall be made in U.S. dollars.


     In the event the Operating Partnership or the Company, as the case may be, effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (d) under "Events of Default, Notice and Waiver" with respect to Section 1006 through 1008 of the Indenture (which Sections would no longer be applicable to such Debt Securities) or described in clause (g) under "Events of Default, Notice and Waiver" with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such Debt Securities are payable, and Government Obligations on deposit with the Trustee, will be sufficient to pay amounts due on such Debt Securities at the time of their Stated Maturity but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such Event of Default. However, the Operating Partnership and the Company (if the Company has guaranteed any Debt Securities) would remain liable to make payment of such amounts due at the time of acceleration.

     The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of a particular series.

SUBORDINATION

     The terms and conditions, if any, upon which the Debt Securities are subordinated to other indebtedness of the Operating Partnership will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include a description of the indebtedness ranking senior to the Debt Securities, the restrictions on payments to the Holders of such Debt Securities while a default with respect to such senior indebtedness in continuing, the restrictions, if any, on payments to the Holders of such Debt Securities following an Event of Default, and provisions requiring Holders of such Debt Securities to remit certain payments to holders of senior indebtedness.

             CERTAIN PROVISIONS OF THE COMPANY'S CHARTER AND BYLAWS

     Certain provisions of the Company's Charter and Bylaws might discourage certain types of transactions that involve an actual or threatened change of control of the Company. The Charter provides that the Company must seek the consent of holders of two-thirds of the issued and outstanding shares of Convertible Preferred Stock before the Company or the Operating Partnerships may merge or consolidate with any other entity or sell all or substantially all of the Company's or the Operating Partnership's assets. Also, the Charter requires that the Company must obtain the consent of holders of more than 50% of the issued and outstanding shares of Convertible Preferred Stock before it may undergo a change in control. See "Description of Preferred Stock -- Convertible Preferred Stock -- Senior Securities; Amendments; Other Matters." The Ownership Limit may delay or impede a transaction or a change in control of the Company that might involve a premium price for the Company's capital stock or otherwise be in the best interest of the stockholders. See "Description of Common
Stock -- Restrictions on Transfer." Pursuant to the Company's Charter and Bylaws, the Company's Board of Directors is divided into three classes of directors, each class serving staggered three-year terms. The staggered terms of directors may reduce the possibility of a tender offer or an attempt to change control of the Company. The issuance of Preferred Stock by the Board of Directors may also have the effect of delaying, deferring or preventing a change in control of the Company. See "Description of Preferred Stock -- General."

                       FEDERAL INCOME TAX CONSIDERATIONS


     The following summary of material federal income tax considerations is based on current law and does not purport to deal with all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders (including insurance companies, financial institutions and broker-dealers, tax exempt organizations, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws. The following summary, as supplemented by information in any Prospectus Supplement relating to specific Offered Securities, addresses the material federal income tax consequences relevant to holders of such Offered Securities.


     EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT HIS OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OF THE PURCHASE, OWNERSHIP AND SALE OF THE OFFERED SECURITIES AND OF THE COMPANY'S ELECTION TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

GENERAL

     The Company believes that since its formation it has operated, and intends to continue to operate, in a manner that permits it to satisfy the requirements for taxation as a REIT under the applicable provisions of the Code. No assurance can be given, however, that such requirements will be met.

     The provisions of the Code relating to qualification and operation as a REIT are highly technical and complex. The following sets forth the material aspects of the Code provisions that govern the federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations thereunder, and administrative and judicial interpretations thereof, all of which are subject to change with retroactive effect. Morrison & Foerster LLP has acted as tax counsel to the Company in connection with Company's election to be taxed as a REIT.


     In the opinion of Morrison & Foerster LLP, commencing with the Company's taxable year ended December 31, 1994, the Company has been organized in conformity with the requirements for qualification as a REIT, and its method of operation has and will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that this opinion is conditioned upon certain representations made by the Company as to factual matters, including its present operations, and is based upon the assumption that the Company will continue to operate in the same manner. Such representations are set forth in a certificate of the Company filed with the opinion of Morrison & Foerster LLP relating to certain tax matters which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. Moreover, such qualification and taxation as a REIT depends upon the Company's ability to meet, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code discussed below, the results of which will not be reviewed by Morrison & Foerster LLP. Accordingly, no assurance can be given that the actual results of the Company's operations for any particular taxable year will satisfy such requirements. See "-- Requirements for Qualification -- Failure to Qualify." An opinion of counsel is not binding on the IRS, and no assurance can be given that the IRS will not challenge the Company's eligibility for taxation as a REIT.


     If the Company fails to qualify as a REIT in any year, it will be subject to federal and state income tax as if it were a domestic corporation, and its stockholders will be taxed in the same manner as stockholders of ordinary corporations. In this event, the Company could be subject to potentially significant tax liabilities and the amount of cash available for distribution to its stockholders could be reduced.

TAXATION OF THE COMPANY

     In any year in which the Company qualifies as a REIT, it will generally not be subject to federal income tax on that portion of its net income that it distributes to stockholders. This treatment substantially eliminates the "double taxation" on income at the corporate and stockholder levels that generally results from investment in a corporation. However, a REIT will be subject to federal income tax as follows. First, a REIT will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. (However, a REIT can elect to "pass through" any of its taxes paid on retained capital gains to its shareholders on a pro rata basis.) Second, under certain circumstances, a REIT may be subject to the "alternative minimum tax" on its items of tax preference. Third, if a REIT has (i) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if a REIT has net income from "prohibited transactions," such income will be subject to a 100% tax. A "prohibited transaction" is a sale of "dealer property" (defined below), foreclosure property and property involuntarily converted. Fifth, if a REIT should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which the REIT fails the 75% or 95% test. Sixth, if a REIT should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the REIT would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. For purposes of the excise tax, dividends declared in October, November, or December of one calendar year and paid by January 31 of the following calendar year are deemed paid December 31 of the initial calendar year. Seventh, if a REIT acquires any asset from a C corporation (i.e., generally a corporation subject to full corporate-level tax) in a transaction in which the basis of the asset in the REIT's hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and the REIT recognizes gain on the disposition of such asset during the 10 year period beginning on the date on which such asset was acquired by the REIT, then, to the extent of any built-in gain at the time of acquisition, such gain will be subject to tax at the highest regular corporate rate.

REQUIREMENTS FOR QUALIFICATION

     The Code defines a real estate investment trust as a corporation, trust or association (1) which is managed by one or more trustees or directors; (2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (3) which would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code; (4) which is neither a financial institution nor an insurance company subject to certain provisions of the Code; (5) the beneficial ownership of which is held by 100 or more persons; (6) not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code) at any time during the last half of each taxable year; and (7) which meets certain other tests, described below, regarding the nature of income and assets. The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. A REIT must also report its income based on the calendar year.

     In order to ensure compliance with the ownership tests described above, the Company has placed certain restrictions on the transfer of the common stock and preferred stock to prevent further concentration of stock ownership. Moreover, to evidence compliance with these requirements, the Company must maintain records which disclose the actual ownership of its outstanding common stock and preferred stock. In fulfilling its obligations to maintain records, the Company must and will demand written statements each year from the record holders of designated percentages of its common stock and preferred stock disclosing the actual owners of such common stock and preferred stock. A list of those persons failing or refusing to comply with such demand must be maintained as part of the Company's records. A stockholder failing or refusing to comply with the Company's written demand must submit with his tax returns a similar statement disclosing the actual ownership of common stock and preferred stock and certain other information. In addition, the Charter provides restrictions regarding the transfer of its shares that are intended to assist the Company in continuing to satisfy the share ownership requirements. See "Description of Common Stock -- Restrictions on Transfer." Furthermore, the Company reports its income based on the calendar year.

     Although the Company intends to satisfy the shareholder demand letter rules described in the preceding paragraph, beginning in 1998, its failure to satisfy these requirements will not result in its disqualification as a REIT but may result in the imposition of IRS penalties against the Company. In addition, beginning in 1998, a REIT's failure to satisfy the requirement that not more than 50% of the value of its outstanding stock be owned by five or fewer individuals (as defined in the Code) during a taxable year would not result in its disqualification as a REIT under the Code as long as (i) the REIT satisfied the shareholder demand letter rules, and (ii) the REIT did not know, and exercising due diligence, would not have known, whether it had failed the requirement.

     In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership shall retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests, described below. Thus, the Company's proportionate share of the assets, liabilities and items of income of the Operating Partnership will be treated as assets, liabilities and items of income of the Company for purposes of applying the requirements described below.

  Asset Tests

     At the close of each quarter of the Company's taxable year, the Company must satisfy two tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets must be represented by interests in real property, interests in mortgages on real property, shares in other REITs, cash, cash items and government securities (as well as certain temporary investments in stock or debt instruments purchased with the proceeds of new capital raised by the Company). Second, although the remaining 25% of the Company's assets generally may be invested without restriction, securities in this class may not exceed either (i) 5% of the value of the Company's total assets as to any one non-government issuer, or (ii) 10% of the outstanding voting securities of any one issuer. The Company believes its investments in the Properties through its interest in the Operating Partnership constitute qualified assets for purposes of the 75% asset test. In addition, the Company may own 100% of a "qualified REIT subsidiary" as defined in the Code. All assets, liabilities, and items of income, deduction, and credit of a qualified REIT subsidiary will be treated as owned and realized directly by the Company.

     The Operating Partnership owns 100% of the non-voting preferred stock of Essex Management Corporation, Essex Sacramento, Inc. and Essex Fidelity I Corporation (the "Essex Preferred Stock Subsidiaries") and none of the voting common stock of the Essex Preferred Stock Subsidiaries. By virtue of its partnership interest in the Operating Partnership, the Company will be deemed to own its pro rata share of the assets of the Operating Partnership, including the securities of the Essex Preferred Stock Subsidiaries, as described above. Because the Operating Partnership will not own any of the voting securities of Essex Management Corporation, Essex Sacramento, Inc. and Essex Fidelity I Corporation and, in each case, the preferred stock's approval right is limited to certain fundamental corporate actions that could adversely affect the preferred stock as a class, the 10% limitation on holdings of voting securities of any one issuer will not be exceeded by the Company.

     Based upon its analysis of the total estimated value of the securities of the Essex Preferred Stock Subsidiaries owned by the Operating Partnership relative to the estimated value of the total assets owned by the Operating Partnership and the other assets of the Company, the Company believes that its pro rata share of the preferred non-voting stock of each of the Essex Preferred Stock Subsidiaries held by the Operating Partnership represents, in each case, less than 5% of the Company's total assets and, together with any other nonqualifying assets represents less than 25% of the Company's total assets. Although the Company plans to take steps to ensure that it satisfies the 5% value test for any quarter with respect to which retesting is to occur, there can be no assurance that such steps will always be successful or will not require a reduction in the Company's overall interest in the Operating Partnership.

  Gross Income Tests

     There are three (two beginning in 1998) separate percentage tests relating to the sources of the Company's gross income which must be satisfied for each taxable year. For purposes of these tests, where the Company invests in a partnership, the Company will be treated as receiving its share of the income and loss of the partnership, and the gross income of the partnership will retain the same character in the hands of the Company as it has in the hands of the partnership. See "-- Tax Aspects of the Company's Investment in the Operating Partnerships -- General."

     THE 75% TEST. At least 75% of the Company's gross income for the taxable year must be "qualifying income." Qualifying income generally includes (i) rents from real property (except as modified below); (ii) interest on obligations collateralized by mortgages on, or interests in, real property; (iii) gains from the sale or other disposition of interests in real property and real estate mortgages, other than gain from property held primarily for sale to customers in the ordinary course of the Company's trade or business ("dealer property"); (iv) dividends or other distributions on shares in other REITs, as well as gain from the sale of such shares; (v) abatements and refunds of real property taxes; (vi) income from the operation, and gain from the sale, of property acquired at or in lieu of a foreclosure of the mortgage collateralized by such property ("foreclosure property"); and (vii) commitment fees received for agreeing to make loans collateralized by mortgages on real property or to purchase or lease real property.

     For purposes of determining whether the Company complies with the 75% test (and 95% test described below), gross income does not include income from prohibited transactions. See "-- Taxation of the Company" and "-- Tax Aspects of the Company's Investment in the Operating Partnership -- Sale of the Properties."

     In addition, rents received from a tenant will not qualify as rents from real property in satisfying the 75% test (or the 95% test described below) if the Company, or an owner of 10% or more of the Company, directly or constructively owns 10% or more of such tenant (a "related party tenant"). In addition, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as rents from real property. Moreover, an amount received or accrued will generally not qualify as rents from real property (or as interest income) for purposes of the 75% and 95% tests if it is based in whole or in part on the income or profits of any person. Rent or interest will not be disqualified, however, solely by reason of being based on a fixed percentage or percentages of receipts or sales. Finally, for rents received to qualify as rents from real property, the Company must generally not operate or manage the property or furnish or render services to tenants, other than through an "independent contractor" from whom the Company derives no revenue. The "independent contractor" requirement, however, does not apply to the extent that the services provided by the Company are "usually or customarily rendered" in connection with the rental of space for occupancy only, and are not otherwise considered "rendered to the occupant." For both the related party tenant rules and determining whether an entity qualifies as an independent contractor, certain attribution rules of the Code apply, pursuant to which shares of a REIT held by one entity are deemed held by another.

     Under prior law, if a REIT provides impermissible services to its tenants, all of the rent from those tenants can be disqualified from satisfying the 75% and 95% tests. Beginning in 1998, rents will not be disqualified if a REIT provides de minimis, impermissible services. For this purpose, services provided to tenants of a property are considered de minimis where income derived from the services rendered equals 1% or less of all income derived from the property (threshold determined on a property-by-property basis). For purposes of the 1% threshold, the amount treated as received for any service shall not be less than 150% of the direct cost incurred in furnishing or rendering the service.

     The Company, through the Operating Partnership (which will not be an independent contractor), will provide certain services with respect to the Properties and any newly acquired Properties. The Company believes that the services provided by the Operating Partnership are usually or customarily rendered in connection with the rental of space of occupancy only, and therefore that the provision of such services will not cause the rents received with respect to the Properties to fail to qualify as rents from real property for purposes of the 75% and 95% tests. Essex does not intend to rent to any related party (other than with respect to the Headquarters Building), to base any rent on the income or profits of any person (other than rents that are based on a fixed percentage or percentages of receipts or sales), or to charge rents that would otherwise not qualify as rents from real property. Essex rents a portion of its Headquarters Building to M&M, who is considered to be a related party tenant. Rent received by Essex from M&M will therefore not qualify as rents from real property for purposes of satisfying the 75% and 95% tests. It is not expected that the rent received from any related party (including M&M), together with other income not qualifying for the 95% test described below, will constitute in the aggregate more than 4% of Essex's gross income with respect to any taxable year.

     THE 95% TEST. In addition to deriving 75% of its gross income from the sources listed above, at least 95% of the Company's gross income for the taxable year must be derived from the above-described qualifying income, or from dividends, interest or gains from the sale or disposition of stock or other securities that are not dealer property. Dividends and interest on any obligation not collateralized by an interest on real property are included for purposes of the 95% test, but not for purposes of the 75% test. Furthermore, income earned on interest rate swaps and caps entered into as liability hedges against variable rate indebtedness qualify for the 95% test (but not the 75% test). Beginning in 1998, income earned on liability hedges against all of a REIT's indebtedness, such as options, futures, and forward contracts, will qualify for the 95% test (but not the 75% test). In certain cases, Treasury Regulations treat a variable rate debt instrument and a liability hedge as a synthetic debt instrument for all purposes of the Code. If a liability hedge entered into by a REIT is subject to these Treasury Regulations, income earned on the liability hedge will operate to reduce its interest expense, and, therefore, such income will not affect the REIT's compliance with either the 75% or 95% tests.

     Essex Management Corporation also anticipates receiving fee income in consideration of the performance of property management and other services with respect to properties not owned by Essex or the Operating Partnership; however, substantially all income derived by Essex from Essex Management Corporation will be in the form of dividends on Essex Management Corporation's preferred stock owned by the Operating Partnership. Such dividends, together with dividends from the other Essex Preferred Stock Subsidiaries, will satisfy the 95%, but not the 75%, tests (as discussed above). Essex intends to closely monitor its non-qualifying income, but the Company anticipates that such income, including such dividend income and liability hedge income (if any), will not result in Essex's failing either the 75% or the 95% tests.

     Even if the Company fails to satisfy one or both of the 75% or 95% tests for any taxable year, it may still qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will generally be available if: (i) the Company's failure to comply was due to reasonable cause and not to willful neglect; (ii) the Company reports the nature and amount of each item of its income included in the 75% and 95% tests on a schedule attached to its tax return; and (iii) any incorrect information on this schedule is not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. If these relief provisions apply, the Company will, however, still be subject to a special tax upon the greater of the amount by which it fails either the 75% or 95% test for that year.

     THE 30% TEST. Prior to January 1, 1998, the Company must have derived less than 30% of its gross income for each taxable year from the sale or other disposition of (i) real property held for less than four years (other than foreclosure property and involuntary conversions), (ii) stock or securities held for less than one year, and (iii) property in a prohibited transaction. For tax years beginning after December 31, 1997, the 30% Test has been repealed.

  Annual Distribution Requirements

     The Company, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its stockholders each year in an amount at least equal to (A) the sum of (i) 95% of the Company's REIT taxable income (computed without regard to the dividends paid deduction and the REIT's net capital gain) and (ii) 95% of the net income (after tax, if any) from foreclosure property, minus (B) the sum of certain items of non-cash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its REIT taxable income, as adjusted, it will be subject to tax on the undistributed amount at regular capital gains or ordinary corporate tax rates, as the case may be. Furthermore, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. For this and other purposes, dividends declared on a date in October, November, or December to stockholders of record of such month of one calendar year and paid by January 31 of the following calendar year are deemed paid December 31 of the initial calendar year.

     The Company believes that it has made timely distributions sufficient to satisfy the annual distribution requirements. In this regard, the partnership agreement of the Operating Partnership authorizes the Company, as general partner, to take such steps as may be necessary to cause the Operating Partnership to distribute to its partners an amount sufficient to permit the Company to meet these distribution requirements. It is possible that in the future the Company may not have sufficient cash or other liquid assets to meet the 95% distribution requirement, due to timing differences between the actual receipt of income and actual payment of expenses on the one hand, and the inclusion of such income and deduction of such expenses in computing the Company's REIT taxable income on the other hand. Further, as described below, it is possible that, from time to time, the Company may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds its allocable share of cash attributable to that sale. The Company will closely monitor the relationship between its REIT taxable income and cash flow and, where necessary, will borrow funds (or cause the Operating Partnership or other affiliates to borrow funds) to satisfy the 95% distribution requirement. The Company (through the Operating Partnership) may be required to borrow funds at times when market conditions are not favorable.

     Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirement for a year as a result of an adjustment to the Company's tax return by the IRS by paying "deficiency dividends" to shareholders in a later year, which may be included in the Company's deduction for dividends paid for the earlier year. Thus, the Company will be able to maintain its REIT status and avoid being taxed on amounts distributed as deficiency dividends following an IRS adjustment; however, the Company will be required to pay interest and possibly penalties based on the amount of any deduction taken for deficiency dividends.

  Failure to Qualify

     If the Company fails to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which the Company fails to qualify will not be deductible by the Company, nor will they be required to be made. In such event, to the extent of the Company's current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income, and, subject to certain limitations in the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether the Company would be entitled to such statutory relief.

TAX ASPECTS OF THE COMPANY'S INVESTMENT IN THE OPERATING PARTNERSHIP

     The following discussion summarizes certain federal income tax considerations applicable solely to the Company's investment in the Operating Partnership. The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws. It should be noted that the Company has not received an opinion of counsel with respect to the following discussion.

  General

     The Company holds a direct ownership interest in the Operating Partnership. In general, partnerships are "pass-through" entities which are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. The Company includes its proportionate share of the foregoing Operating Partnership items for purposes of the various REIT income tests and in the computation of its REIT taxable income. See "-- Taxation of the Company" and "-- Requirements for Qualification -- Gross Income Tests." Any resultant increase in the Company's REIT taxable income increases its distribution requirements (see "-- Requirements for Qualification -- Annual Distribution Requirements"), but is generally not subject to federal income tax in the hands of the Company, if such income is distributed by the Company to its stockholders. Moreover, for purposes of the REIT asset tests (see "-- Requirements for Qualification -- Asset Tests"), the Company includes its proportionate share of assets held by the Operating Partnership.

  Tax Allocations with Respect to the Properties

     Pursuant to Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership (such as the Properties), must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution (the "Book-Tax Difference"). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The Operating Partnership was formed by way of contributions of appreciated property (including the Properties). Consequently, the partnership agreement of the Operating Partnership requires such allocations to be made in a manner consistent with
Section 704(c) of the Code.

     In general, the limited partners of the Operating Partnership will be allocated lower amounts of depreciation deductions for tax purposes and increased taxable income and gain on sale by the Operating Partnership of the contributed assets (including the Properties). This will tend to eliminate the Book-Tax Difference over the life of the Operating Partnership. However, the special allocation rules under Section 704(c) do not always entirely rectify the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed assets in the hands of the Operating Partnership may cause the Company to be allocated lower depreciation and other deductions, and possibly greater amounts of taxable income in the event of a sale of such contributed assets in excess of the economic or book income allocated to it as a result of such sale. This may cause the Company to recognize taxable income in excess of cash proceeds, which might adversely affect the Company's ability to comply with the REIT distribution requirements. See "-- Requirements for Qualification -- Annual Distribution Requirements." With respect to any property purchased or to be purchased by the Operating Partnership (other than through the issuance of interests in the Operating Partnership) subsequent to the formation of the Company, such property will initially have a tax basis equal to its fair market value and the special allocation provisions described above will not apply.

  Sale of the Properties

     Generally, any gain realized by the Operating Partnership on the sale of real property held by the Operating Partnership for more than one year will be long-term capital gain. The Company's share of any gain realized by the Operating Partnership on the sale of any dealer property will generally be treated as income from a prohibited transaction that is subject to a 100% tax. See "-- Taxation of the Company" and "-- Requirements for Qualification -- Gross Income Tests -- The 95% Test." Under existing law, whether property is dealer property is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The Operating Partnership intends to hold the Properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and operating the Properties, and to make such occasional sales of the Properties as are consistent with the Company's investment objectives. Based upon such investment objectives, the Company believes that in general the Properties should not be considered dealer property and that the amount of income from prohibited transactions, if any, will not be material.

TAXATION OF TAXABLE U.S. STOCKHOLDERS GENERALLY

  Dividends; Generally

     As used herein, the terms "U.S. Stockholder" means a holder of shares of Company stock who (for U.S. federal income tax purposes) (i) is a citizen or resident of the United States, (ii) is a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) is an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) is a trust whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in regulations, certain trusts in existence on August 20, 1996, and treated as U.S. persons prior to such date that elect to continue to be treated as U.S. persons, shall also be considered U.S. Stockholders.

     As long as the Company qualifies as a REIT, distributions made by the Company out of its current or accumulated earnings and profits (and not designated as capital gain dividends) will constitute dividends taxable to its taxable U.S. Stockholders as ordinary income. Such distributions will not be eligible for the dividends-received deduction otherwise available with respect to dividends received by U.S. Stockholders that are corporations. Distributions made by the Company that are properly designated by the Company as capital gain dividends will be taxable to taxable U.S. Stockholders as gains (to the extent that they do not exceed the Company's actual net capital gain for the taxable year) from the sale or disposition of a capital asset. Depending on the period of time the Company held the assets which produced such gains, and on certain designations, if any, which may be made by the Company, such gains may be taxable to noncorporate U.S. Stockholders at a 20%, 25% or 28% rate. U.S. Stockholders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income. To the extent that the Company makes distributions (not designated as capital gain dividends) in excess of its current and accumulated earnings and profits, such distributions will be treated first as a tax-free return of capital to each U.S. Stockholder, reducing the adjusted basis which such U.S. Stockholder has in his shares of Company stock for tax purposes by the amount of such distribution (but not below zero), with distributions in excess of a U.S. Stockholder's adjusted basis in his shares taxable as capital gain, provided that the shares have been held as a capital asset (which, with respect to a noncorporate U.S. Stockholder, will be taxable as long-term capital gain if the shares have been held for more than eighteen months, midterm capital gain if the shares have been held for more than one year but not more than eighteen months, or short-term capital gain if the shares have been held for one year or less). Dividends declared by the Company in October, November, or December of any year and payable to a stockholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by the Company on or before January 31 of the following calendar year. Stockholders may not include in their own income tax returns any net operating losses or capital losses of the Company.

     Distributions made by the Company and gain arising from the sale or exchange by a U.S. Stockholder of shares of Company stock will not be treated as passive activity income, and, as a result, U.S. Stockholders generally will not be able to apply any "passive losses" against such income or gain. Distributions made by the Company (to the extent they do not constitute a return of capital) generally will be treated as investment income for purposes of computing the investment interest limitation. Gain arising from the sale or other disposition of Company stock (or distributions treated as such), however, will not be treated as investment income under certain circumstances.

     The Company may elect to retain, rather than distribute as a capital gain dividend, its net long-term capital gains. In such event, the Company would pay tax on such retained net long-term capital gains. In addition to the extent designated by the Company, a U.S. Stockholder generally would (i) include his proportionate share of such undistributed long-term capital gains in computing his long-term capital gains in his return for his taxable year in which the last day of the Company's taxable year falls (subject to certain limitations as to the amount so includable), (ii) be deemed to have paid the capital gains tax imposed on the Company on the designated amounts included in such U.S. Stockholder's long-term capital gains, (iii) receive a credit or refund for such amount of tax deemed paid by it, (iv) increase the adjusted basis of his shares by the difference between the amount of such includable gains and the tax deemed to have been paid by him, and (v), in the case of a U.S. Stockholder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations (which have not yet been issued).

     Upon any sale or other taxable disposition of Company stock, a U.S. Stockholder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received on such sale or other disposition and (ii) the holder's adjusted basis in such shares of Company stock for tax purposes. Such gain or loss will be capital gain or loss if the shares have been held by the U.S. Stockholder as a capital asset and, with respect to a noncorporate U.S. Stockholder, will be mid-term or long-term gain or loss if such shares have been held for more than one year or more than eighteen months, respectively. In general, any loss recognized by a U.S. Stockholder upon the sale or other disposition of shares of Common Stock that have been held for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, to the extent of capital gain dividends received by such U.S. Stockholder from the Company which were required to be treated as long-term capital gains.

  Backup Withholding

     The Company must report annually to the IRS and to each U.S. stockholder the amount of dividends paid to and the amount of tax withheld, if any, with respect to, each U.S. stockholder. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to dividends paid and redemption proceeds unless such stockholder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. The Company may nonetheless institute backup withholding with respect to a stockholder if instructed to do so by the IRS. A stockholder that does not provide the Company with its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder's federal income tax liability.

TAXATION OF TAX-EXEMPT STOCKHOLDERS

     The IRS has issued a revenue ruling in which it held that amounts distributed by a REIT to a tax-exempt employees' pension trust do not constitute unrelated business taxable income ("UBTI"). Revenue rulings, however, are interpretive in nature and are subject to revocation or modification by the IRS. Based upon the ruling and the analysis therein, distributions by the Company to a stockholder that is a tax-exempt entity should not constitute UBTI, provided that the tax-exempt entity has not financed the acquisition of its shares of the Company's stock with "acquisition indebtedness" within the meaning of the Code, and that the shares of the Company's stock are not otherwise used in an unrelated trade or business of the tax-exempt entity. In addition, REITs generally treat the beneficiaries of qualified pension trusts as the beneficial owners of REIT shares owned by such pension trusts for purposes of determining if more than 50% of the REIT's shares are owned by five or fewer individuals. However, if a pension trust owns more than 10% of the REIT's shares, it can be subject to UBTI on all or a portion of REIT dividends made to it, if the Company is treated as a "pension-held REIT." In view of the Ownership Limit, the Company does not expect to be treated as a "pension-held REIT." See "Description of Common Stock -- Restrictions on Transfer."

TAXATION OF NON-U.S. STOCKHOLDERS

     The rules governing U.S. federal income taxation of the ownership and disposition of Company stock by persons that are, for purposes of such taxation, nonresident alien individuals, foreign corporations, foreign partnerships or foreign estates or trusts (collectively, "Non-U.S. Stockholders") are complex, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of U.S. federal income tax and does not address state, local or foreign tax consequences that may be relevant to a Non-U.S. Stockholder in light of his particular circumstances. In addition, this discussion is based on current law, which is subject to change, and assumes that the Company qualifies for taxation as a REIT. The discussion addresses only certain aspects of U.S. federal income and estate taxation and does not address the impact of any applicable treaty. Prospective Non-U.S. Stockholders should consult with their own tax advisors to determine the impact of federal, state, local and foreign income tax laws with regard to an investment in Company stock, including any reporting requirements.

  Distributions From the Company.

     1. Ordinary Dividends. Distributions that are not attributable to gain from sales or exchanges by the Company or the Operating Partnership of "United States real property interests" ("USRPIs"), as defined in the Code, and not designated by the Company as capital gains dividends will be treated as dividends of ordinary income to the extent they are made out of current or accumulated earnings and profits of the Company. Unless such distributions are effectively connected with the Non-U.S. Stockholder's conduct of a U.S. trade or business (or, if an income tax treaty applies, is attributable to a U.S. permanent establishment of the Non-U.S. Holder), the gross amount of the distributions will ordinarily be subject to U.S. withholding tax at a 30% or lower treaty rate. In general, Non-U.S. Stockholders will not be considered engaged in a U.S. trade or business (or, in the case of an income tax treaty, as having a U.S. permanent established) solely by reason of their ownership of the Company's stock. If income on the Company's stock is treated as effectively connected with the Non-U.S. Stockholder's conduct of a U.S. trade or business (or, if an income tax treaty applies, is attributable to a U.S. permanent establishment of the Non-U.S. Stockholder), the Non-U.S. Stockholder generally will be subject to a tax at graduated rates in the same manner as U.S. Stockholders are taxed with respect to such distributions (and may also be subject to the 30% branch profits tax in the case of a stockholder that is a foreign corporation).

     The Company expects to withhold U.S. income tax at the rate of 30% on the gross amount of any distributions of ordinary income made to a Non-U.S. Stockholder unless (i) a lower treaty rate applies and proper certification is provided or (ii) the Non-U.S. Stockholder files an IRS Form 4224 with the Company claiming that the distribution is effectively connected with the Non-U.S. Stockholder's conduct of a U.S. trade or business (or, if an income tax treaty applies, is attributable to a U.S. permanent establishment of the Non-U.S. Stockholder). Pursuant to current Treasury Regulations, dividends paid to an address in a country outside the United States are generally presumed to be paid to a resident of such country for purposes of ascertaining the requirement of withholding discussed above and the applicability of an income tax treaty rate. Under temporary Treasury Regulations, however, certain Non-U.S. Stockholders who seek to claim the benefit of an applicable treaty rate are required to satisfy certain certification and other requirements.

     2. Non-Dividend Distributions. Unless the Company's stock constitutes a USRPI, distributions in excess of current and accumulated earnings and profits of the Company will not be taxable to a Non-U.S. Stockholder to the extent that such distributions do not exceed the adjusted basis of the Non-U.S. Stockholder's shares but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Stockholder's shares of the Company's capital stock, such distributions will give rise to tax liability if the Non-U.S. Stockholder would otherwise be subject to tax on any gain from the sale or disposition of his shares, as described below. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distributions will be subject to withholding at the same rate as dividends. If, however, the Company's stock is treated as a USRPI, any distributions in excess of current or accumulated earnings and profits will generally be subject to 10% withholding and, to the extent such distributions also exceed the adjusted basis of a Non-U.S. Stockholder's stock, they will also give rise to gain from the sale or exchange of the stock, the tax treatment of which is described below. Amounts withheld may be refundable if it is subsequently determined that such amounts are in excess of the Non-U.S. Stockholder's tax liability.

     3. Capital Gain Dividends. Distributions that are attributable to gain from sales or exchanges by the Company of USRPIs ("USRPI Capital Gains"), such as properties beneficially owned by the Company, will be taxed to a Non-U.S. Stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, such distributions are taxed to a Non-U.S. Stockholder as gain effectively connected with a U.S. trade or business, regardless of whether such dividends are designated as capital gain dividends. Non-U.S. Stockholders would thus be taxed at the normal capital gain rates applicable to U.S. Stockholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals) on such distributions. Also, distributions from USRPI Capital Gains may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Stockholder not entitled to treaty exemption or rate reduction. The Company is required by applicable Treasury Regulations to withhold 35% of any distribution consisting of USRPI Capital Gains. This amount may be creditable against the Non-U.S. Stockholder's FIRPTA tax liability.

     Other distributions attributable to the Company's capital gains, other than its USRPI Capital Gains, generally will not be subject to taxation, unless (i) investment in the shares is effectively connected with the Non-U.S. Stockholder's U.S. trade or business (or, if an income tax treaty applies, it is attributable to a U.S. permanent establishment of the Non-U.S. Stockholder), in which case the Non-U.S. Stockholder will be subject to the same treatment as U.S. Stockholders with respect to such gain (except that a foreign corporate Non-U.S. Stockholder may also be subject to the 30% branch profits tax), or (ii) the Non-U.S. Stockholder is a non-resident alien individual who is present in the United States for 183 days or more during the taxable year and either has a "tax home" in the United States or sold his or her shares of Company stock under circumstances in which the sale was attributable to a U.S. office, in which case the non-resident alien individual will be subject to a 30% tax on the individual's capital gains.

     Disposition of Stock of the Company. Gain recognized by a Non-U.S. Stockholder upon a sale of shares of Company stock will generally not be taxed under FIRPTA if the shares do not constitute a USRPI. Shares of Company stock will not be considered a USRPI if the Company is a "domestically controlled REIT," or if the shares are part of a class of stock that is regularly traded on an established securities market and the holder owned less than 5% of the class of stock sold during a specified testing period. A "domestically controlled REIT" is defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons. The Company believes that it is, and expects that it will continue to be, a "domestically controlled REIT," and therefore the sale of shares will not be subject to taxation under FIRPTA. However, since the Company's Common Stock is publicly traded, no assurance can be given to this effect. If the gain on the sale of shares were to be subject to taxation under FIRPTA, the Non-U.S. Stockholder would be subject to the same treatment as U.S. Stockholders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals), and the purchaser of the stock may be required to withhold 10% of the purchase price and remit such amount to the IRS.

     Gain not subject to FIRPTA will be taxable to a Non-U.S. Stockholder if (i) investment in the shares is effectively connected with a United States trade or business of the Non-U.S. Stockholder (or, if an income tax treaty applies, is attributable to a U.S. permanent establishment of the Non-U.S. Stockholder), in which case the Non-U.S. Stockholder will be subject to the same treatment as U.S. Stockholders with respect to such gain, or (ii) the Non-U.S. Stockholder is a non-resident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the non-resident alien individual will be subject to a 30% tax on the individual's capital gains.

     Estate Tax. Stock of the Company owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the time of death will be includable in the individual's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise. Such individual's estate may be subject to U.S. federal estate tax on the property includable in the estate for U.S. federal estate tax purposes.

     Information Reporting and Backup Withholding. The Company must report annually to the IRS and to each Non-U.S. Stockholder the amount of dividends (including any capital gain dividends) paid to, and the tax withheld with respect to, each Non-U.S. Stockholder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of these returns may also be made available under the provisions of a specific treaty or agreement with the tax authorities in the country in which the Non-U.S. Stockholder resides.

     U.S. backup withholding, which generally is imposed at the rate of 31% on certain payments to persons that fail to furnish the information required under the U.S. information reporting requirements, will generally not apply to dividends (including any capital gain dividends) paid on stock of the Company to a Non-U.S. Holder at an address outside the United States. However, the payment of the proceeds from the disposition of stock of the Company to or though a U.S. office of a broker will be subject to information reporting and backup withholding unless the owner, under penalty of perjury, certifies, among other things, its status as a Non-U.S. Holder, or otherwise establishes an exemption. The payment of the proceeds from the disposition of stock to or through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding and information reporting.

     New Withholding Regulations. Final regulations with withholding tax on income paid to foreign persons and related matters (the "New Withholding Regulations") were recently promulgated. In general, the New Withholding Regulations do not significantly alter the substantive withholding and information reporting requirements, but unify current certification procedures and forms and clarify reliance standards. For example, the New Withholding Regulations adopt a certification rule which was in the proposed regulations under which a Non-U.S. Stockholder who wishes to claim the benefit of an applicable treaty rate with respect to dividends received from a U.S. corporation will be required to satisfy certain certification and other requirements. In addition, the New Withholding Regulations require a corporation that is a REIT to treat as a dividend the portion of a distribution that is not designated as a capital gain dividend or return of basis and apply the 30% withholding tax (subject to any applicable deduction or exemption) to such portion, and to apply the FIRPTA withholding rules (discussed above) with respect to the portion of the distribution designated by the REIT as capital gain dividend. The New Withholding Regulations will generally be effective for payments made after December 31, 1998, subject to certain transition rules. EXCEPT AS PROVIDED IN THIS PARAGRAPH, THE DISCUSSION SET FORTH ABOVE UNDER "TAXATION OF NON-U.S. STOCKHOLDERS" DOES NOT TAKE THE NEW WITHHOLDING REGULATIONS INTO ACCOUNT. PROSPECTIVE NON-U.S. STOCKHOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE IMPACT TO THEM OF THE NEW WITHHOLDING REGULATIONS.

OTHER TAX CONSIDERATIONS

  Essex Preferred Stock Subsidiaries

     A portion of the cash to be used by the Operating Partnership to fund distributions to partners, including Essex, is expected to come from the Essex Preferred Stock Subsidiaries through dividends on the non-voting stock of the Essex Preferred Stock Subsidiaries held by the Operating Partnership. The Essex Preferred Stock Subsidiaries will pay federal and state income tax at the full applicable corporate rates. The Essex Preferred Stock Subsidiaries will attempt to minimize the amount of such taxes, but there can be no assurance whether or to what extent measures taken to minimize taxes will be successful. Because Essex, the Operating Partnership and the Essex Preferred Stock Subsidiaries are related through stock or partnership ownership, the allocation of certain expenses and reimbursements thereof among Essex, the Essex Preferred Stock Subsidiaries and the Operating Partnership could be subject to additional scrutiny by the IRS. To the extent that the Essex Preferred Stock Subsidiaries are required to pay federal, state or local taxes, the cash available for distribution by Essex to stockholders will be reduced accordingly.

  Dividend Reinvestment Program

     Under the Company's dividend reinvestment program, stockholders participating in the program will be deemed to have received the gross amount of any cash distributions which would have been paid by the Company to such stockholders had they not elected to participate. These deemed distributions will be treated as actual distributions from the Company to the participating stockholders and will retain the character and tax effect applicable to distributions from the Company generally. See "Federal Income Tax
Considerations -- Taxation of Taxable U.S. Stockholders." Participants in the dividend reinvestment program are subject to federal income tax on the amount of the deemed distributions to the extent that such distributions represent dividends (including capital gains dividends) of the Company, even though they receive no cash. Shares of Company stock received under the program will have a holding period beginning with the day after purchase, and a tax basis equal to their cost (which is the gross amount of the deemed distribution).

  Possible Legislative or Other Actions Affecting Tax Consequences

     Prospective investors should recognize that the present federal income tax treatment of an investment in the Company may be modified by legislative, judicial or administrative action at any time, and that any such action may affect investments and commitments previously made. The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in federal tax laws and interpretations thereof could adversely affect the tax consequences of an investment in the Company.

  State and Local Taxes

     The Company and its stockholders may be subject to state or local taxation in various jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its stockholders may not conform to the federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisers regarding the effect of state and local tax laws on an investment in the Common Stock of the Company.

     It should be noted that the Company has not obtained an opinion of counsel with respect to the foregoing disclosure in subsections entitled "Taxation of Taxable Domestic Stockholders," "Taxation of Tax -- Exempt Stockholders," "Taxation of Foreign Stockholders" and "Other Tax Considerations".

                              PLAN OF DISTRIBUTION

     The Company and the Operating Partnership may sell the Offered Securities to one or more underwriters for public offering and sale by them or may sell the Offered Securities to investors directly or through agents, which agents may be affiliated with the Company. Any such underwriter or agent involved in the offer and sale of the Offered Securities will be named in the applicable Prospectus Supplement.

     Sales of Offered Securities offered pursuant to any applicable Prospectus Supplement may be effected from time to time in one or more transactions at a fixed price or prices which may be changed, at prices related to the prevailing market prices at the time of sale, or at negotiated prices. The Company and the Operating Partnership also may, from time to time, authorize underwriters acting as the Company's or the Operating Partnership's agents to offer and sell the Offered Securities upon the terms and conditions as set forth in the applicable Prospectus Supplement. In connection with the sale of Offered Securities, underwriters may be deemed to have received compensation from the Company or from the Operating Partnership in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Offered Securities for whom they may act as agent. Underwriters may sell Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

     Any underwriting compensation paid by the Company or the Operating Partnership to underwriters or agents in connection with the offering of Offered Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Offered Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Offered Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company or the Operating Partnership, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act. Any such indemnification agreements will be described in the applicable Prospectus Supplement.

     Unless otherwise specified in the related Prospectus Supplement, each series of Offered Securities will be a new issue with no established trading market, other than the Common Stock which is listed on the New York Stock Exchange. Any shares of Common Stock sold pursuant to a Prospectus Supplement will be listed on such exchange, subject to official notice of issuance. The Company may elect to list any series of Preferred Stock, Depositary Shares, Warrants or Debt Securities on any exchange, but it is not obligated to do so. It is possible that one or more underwriters may make a market in a series of Offered Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of the trading market for the Offered Securities.

     If so indicated in the applicable Prospectus Supplement, the Company or the Operating Partnership may authorize dealers acting as the Company's or Operating Partnership's agent to solicit offers by certain institutions to purchase Offered Securities from the Company or Operating Partnership at the public offering price set forth in such Prospectus Supplement pursuant to delayed delivery contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of Offered Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except (i) the purchase by an institution of the Offered Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and
(ii) if the Offered Securities are being sold to underwriters, the Company or the Operating Partnership shall have sold to such underwriters the total principal amount of the Offered Securities less the principal amount thereof covered by Contracts.

     Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for, the Company in the ordinary course of business.

                                    EXPERTS


     The consolidated financial statements and schedule of the Company as of December 31, 1997 and 1996, and for each of the years in the three year period ended December 31, 1997 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The consolidated financial statements and schedule of the Operating Partnership as of December 31, 1997 and 1996 and for each of the years in the three year period ended December 31, 1997 are included herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified accountants, and upon the authority of said firm as experts in accounting and auditing.


                                 LEGAL MATTERS

     The validity of the Offered Securities will be passed upon for the Company by Morrison & Foerster LLP, Palo Alto, California. In addition, the description of the Company's qualification and taxation as a REIT under the Code contained in this Prospectus under the caption entitled "Federal Income Tax
Considerations -- General" is based upon the opinion of Morrison & Foerster LLP.

                             ESSEX PORTFOLIO, L.P.


        INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND OTHER INFORMATION



CONSOLIDATED FINANCIAL STATEMENTS FOR ESSEX PORTFOLIO, L.P.


AS OF DECEMBER 31, 1997 AND 1996



                                                              PAGE
                                                              ----
Independent Auditors' Report................................  F-2
Consolidated Balance Sheets of Essex Portfolio, L.P.
  as of December 31, 1997 and 1996..........................  F-3
Consolidated Statements of Operations of Essex Portfolio,
  L.P.
  for the years ended December 31, 1997, 1996 and 1995......  F-4
Consolidated Statements of Partners' Capital of Essex
  Portfolio, L.P.
  for the years ended December 31, 1997, 1996 and 1995......  F-5
Consolidated Statements of Cash Flows of Essex Portfolio,
  L.P.
  for the years ended December 31, 1997, 1996 and 1995......  F-6
Notes to Consolidated Financial Statements..................  F-7
Schedule I: Real Estate and Accumulated Depreciation........  F-19
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................  F-23

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors
Essex Portfolio, L.P.:


     We have audited the accompanying consolidated balance sheets of Essex Portfolio, L.P. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, partners' capital and cash flows for each of the years in the three-year period ended December 31, 1997. In connection with our audits of the consolidated financial statements, we have also audited the financial statement Schedule of Real Estate and Accumulated Depreciation as of December 31, 1997. These consolidated financial statements and financial statement schedule are the responsibility of the management of Essex Portfolio, L.P. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.



     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Essex Portfolio, L.P. and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.


San Francisco, California
January 30, 1998

                             ESSEX PORTFOLIO, L.P.



                          CONSOLIDATED BALANCE SHEETS



                                     ASSETS



                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1997         1996
                                                              ---------    ---------
                                                              (DOLLARS IN THOUSANDS)
Real estate:
  Rental properties:
     Land and land improvements.............................  $182,416     $ 90,557
     Buildings and improvements.............................   548,571      303,252
                                                              --------     --------
                                                               730,987      393,809
  Less accumulated depreciation.............................   (58,040)     (47,631)
                                                              --------     --------
                                                               672,947      346,178
  Investments...............................................     2,347        8,537
  Real estate under development.............................    27,422           --
                                                              --------     --------
                                                               702,716      354,715
Cash and cash equivalents...................................     4,282       42,705
Restricted cash.............................................     6,093        4,194
Notes and other related party receivables...................     9,264        2,362
Notes and other receivables.................................     8,602        5,293
Prepaid expenses and other assets...........................     3,838        3,745
Deferred charges, net.......................................     4,040        4,160
                                                              --------     --------
                                                              $738,835     $417,174
                                                              ========     ========

                   LIABILITIES AND PARTNERS' CAPITAL
Mortgage notes payable......................................  $248,997     $153,205
Lines of credit.............................................    27,600           --
Accounts payable and accrued liabilities....................    21,337        7,346
Distributions payable.......................................     9,189        6,286
Other liabilities...........................................     4,208        2,249
                                                              --------     --------
          Total liabilities.................................   311,331      169,086
Minority interests..........................................     3,102        1,042
Partners' capital:
  General partner:
     Common equity..........................................   361,410      205,302
     Preferred equity.......................................    37,505       17,505
                                                              --------     --------
                                                               398,915      222,807
  Limited partners' common equity...........................    25,487       24,239
                                                              --------     --------
          Total partners' capital...........................   424,402      247,046
                                                              --------     --------
                                                              $738,835     $417,174
                                                              ========     ========



         (See accompanying notes to consolidated financial statements.)

                             ESSEX PORTFOLIO, L.P.



                     CONSOLIDATED STATEMENTS OF OPERATIONS



                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                                1997       1996       1995
                                                              --------   --------   --------
                                                              (IN THOUSANDS, EXCEPT PER UNIT
                                                                         AMOUNTS)
Revenues:
  Rental....................................................  $79,936    $47,780    $41,640
  Interest and other income.................................    4,633      2,913      2,300
                                                              -------    -------    -------
                                                               84,569     50,693     43,940
                                                              -------    -------    -------
Expenses:
  Property operating expenses:
     Maintenance and repairs................................    6,814      4,341      3,811
     Real estate taxes......................................    6,340      3,790      3,371
     Utilities..............................................    5,074      3,175      2,974
     Administrative.........................................    5,514      2,911      2,592
     Advertising............................................    1,225        653        299
     Insurance..............................................      859        635        557
     Depreciation and amortization..........................   13,992      8,855      8,007
                                                              -------    -------    -------
                                                               39,818     24,360     21,611
  Interest..................................................   12,659     11,442     10,928
  Amortization of deferred financing costs..................      509        639      1,355
  General and administrative................................    2,413      1,717      1,527
  Loss from hedge termination...............................      138         42        288
                                                              -------    -------    -------
     Total expenses.........................................   55,537     38,200     35,709
                                                              -------    -------    -------
     Net income before gain on sales of real estate,
      minority interests and extraordinary item.............   29,032     12,493      8,231
Gain on sales of real estate................................    5,114      2,477      6,013
                                                              -------    -------    -------
     Net income before minority interests and extraordinary
      item..................................................   34,146     14,970     14,244
Minority interests..........................................     (463)      (386)      (352)
                                                              -------    -------    -------
     Income before extraordinary item.......................   33,683     14,584     13,892
Extraordinary item -- loss on early extinguishment of
  debt......................................................     (361)    (3,441)      (154)
                                                              -------    -------    -------
     Net income.............................................   33,322     11,143     13,738
Dividends on preferred units................................   (2,681)      (635)        --
                                                              -------    -------    -------
     Net income available to common units...................  $30,641    $10,508    $13,738
                                                              =======    =======    =======
Per Operating Partnership Common Unit data:
  Basic:
     Net income before extraordinary item...................  $  2.00    $  1.53    $  1.71
     Extraordinary item -- debt extinguishment..............    (0.02)     (0.38)     (0.02)
                                                              -------    -------    -------
          Net income........................................  $  1.98    $  1.15    $  1.69
                                                              =======    =======    =======
     Weighted average number of shares outstanding during
      the period............................................   15,509      9,139      8,130
                                                              =======    =======    =======
  Diluted:
     Net income before extraordinary item...................  $  1.96    $  1.52    $  1.71
     Extraordinary item -- debt extinguishment..............    (0.02)     (0.37)     (0.02)
                                                              -------    -------    -------
          Net income........................................  $  1.94    $  1.15    $  1.69
                                                              =======    =======    =======
     Weighted average number of shares outstanding during
      the period............................................   17,149      9,203      8,130
                                                              =======    =======    =======
Distributions per Operating Partnership common unit.........  $  1.77    $  1.72    $  1.69
                                                              =======    =======    =======



         (See accompanying notes to consolidated financial statements.)

                             ESSEX PORTFOLIO, L.P.



                  CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL


                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                                 (IN THOUSANDS)


                                                   GENERAL PARTNER
                                            -----------------------------
                                              COMMON EQUITY     PREFERRED   LIMITED PARTNER
                                            -----------------    EQUITY     ---------------
                                            UNITS     AMOUNT     AMOUNT     UNITS   AMOUNT     TOTAL
                                            ------   --------   ---------   -----   -------   --------
Balances at December 31, 1994.............   6,275   $ 84,699    $    --    1,855   $25,205   $109,904
Net income................................      --     10,604         --       --     3,134     13,738
Partners' distributions...................      --    (10,574)        --       --    (3,127)   (13,701)
                                            ------   --------    -------    -----   -------   --------
Balances at December 31, 1995.............   6,275     84,729         --    1,855    25,212    109,941
Contribution -- net proceeds from
  preferred stock offering................      --         --     17,505       --        --     17,505
Contribution -- net proceeds from common
  stock offerings.........................   5,313    126,464         --       --        --    126,464
Contribution -- net proceeds from options
  exercised...............................       4         68         --       --        --         68
Net income................................      --      8,246        635       --     2,262     11,143
Partners' distributions...................      --    (14,205)      (635)      --    (3,235)   (18,075)
                                            ------   --------    -------    -----   -------   --------
Balances at December 31, 1996.............  11,592    205,302     17,505    1,855    24,239    247,046
Contribution -- net proceeds from
  preferred stock.........................      --         --     20,000       --        --     20,000
Contribution -- net proceeds from common
  stock...................................   4,995    154,012         --       --        --    154,012
Contribution -- net proceeds from options
  exercised...............................      28        686         --       --        --        686
Contributions -- net proceeds from
  partners................................      --         --         --       18       543        543
Net income................................      --     26,636      2,681       --     4,005     33,322
Partners' distributions...................      --    (25,226)    (2,681)      --    (3,300)   (31,207)
                                            ------   --------    -------    -----   -------   --------
Balances at December 31, 1997.............  16,615   $361,410    $37,505    1,873   $25,487   $424,402
                                            ======   ========    =======    =====   =======   ========



         (See accompanying notes to consolidated financial statements.)

                             ESSEX PORTFOLIO, L.P.


                     CONSOLIDATED STATEMENTS OF CASH FLOWS





                                                                   YEARS ENDED DECEMBER 31,
                                                              ----------------------------------
                                                                1997         1996         1995
                                                              ---------    ---------    --------
                                                                    (DOLLARS IN THOUSANDS)
Cash flows from operating activities:
  Net income................................................  $  33,322    $  11,143    $ 13,738
  Minority interests........................................        463         (215)       (131)
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Gain on sales of real estate............................     (5,114)      (2,477)     (6,013)
    Equity in income (loss) of limited partnerships.........        209         (546)        (92)
    Loss on early extinguishment of debt....................        361        3,441         154
    Loss from hedge termination.............................        138           42          62
    Depreciation and amortization...........................     13,992        8,855       8,007
    Amortization of deferred financing costs................        509          639       1,355
    Changes in operating assets and liabilities:
      Other receivables.....................................     (1,377)        (163)        (48)
      Prepaid expenses and other assets.....................       (158)      (2,110)       (561)
      Accounts payable and accrued liabilities..............      2,738          842         (73)
      Other liabilities.....................................      1,815          684         197
                                                              ---------    ---------    --------
         Net cash provided by operating activities..........     46,898       20,135      16,595
                                                              ---------    ---------    --------
Cash flows from investing activities:
  Additions to rental properties............................   (247,886)    (101,429)     (9,516)
  Increase in restricted cash...............................     (1,899)      (4,194)         --
  Issuance of notes receivable..............................     (1,932)      (3,909)       (500)
  Repayments of notes receivable............................         --        6,327         333
  Investments in corporations and limited partnerships......        620          665      (7,426)
  Dispositions of real estate...............................     15,470       13,350      12,147
  Additions to real estate under development................    (27,422)          --          --
                                                              ---------    ---------    --------
         Net cash used in investing activities..............   (263,049)     (89,190)     (4,962)
                                                              ---------    ---------    --------
Cash flows from financing activities:
  Proceeds from mortgage and other notes payable and lines
    of credit...............................................    204,931       91,253      21,700
  Repayment of mortgage and other notes payable and lines of
    credit..................................................   (164,580)    (110,305)    (17,195)
  Additions to deferred charges.............................       (752)      (2,530)       (930)
  Additions to related party notes and other receivables....    (28,761)          --          --
  Repayments of related party notes and other receivables...     21,859           --          --
  Contributions from stock offerings -- general partner.....    174,012      143,969          --
  Increase (decrease) in offering related accounts
    payable.................................................       (711)       1,140          --
  Contributions from stock options exercised -- general
    partner.................................................        686           68          --
  Net payments made in connection with costs related to the
    early extinguishment of debt............................         --         (620)         --
  Distributions to limited partners and minority interest...     (3,910)      (3,189)     (3,123)
  Distributions to general partner..........................    (25,046)     (12,009)    (10,513)
                                                              ---------    ---------    --------
         Net cash provided by (used in) financing
           activities.......................................    177,728      107,777     (10,061)
                                                              ---------    ---------    --------
Net increase (decrease) in cash and cash equivalents........  $ (38,423)      38,722       1,572
Cash and cash equivalents at beginning of period............     42,705        3,983       2,411
                                                              ---------    ---------    --------
Cash and cash equivalents at end of period..................  $   4,282    $  42,705    $  3,983
                                                              =========    =========    ========
Supplemental disclosure of cash flow information:
  Cash paid for interest, net of amounts capitalized........  $  12,384    $  11,575    $ 10,927
                                                              =========    =========    ========
Supplemental disclosure of non -- cash investing and
  financing activities:
  Mortgage note payable assumed in connection with purchase
    of real estate..........................................  $  83,041    $  17,733    $     --
                                                              =========    =========    ========
  Distributions payable.....................................  $   9,189    $   6,286    $  3,455
                                                              =========    =========    ========



         (See accompanying notes to consolidated financial statements.)

                             ESSEX PORTFOLIO, L.P.


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1997, 1996 AND 1995
         (DOLLARS IN THOUSANDS, EXCEPT FOR PER UNIT AND SHARE AMOUNTS)


(1) ORGANIZATION AND BASIS OF PRESENTATION


     Essex Portfolio, L.P. (the Operating Partnership) was formed in March 1994 and commenced operations on June 13, 1994, when Essex Property Trust, Inc. (the Company), the general partner in the Operating Partnership (the General Partner), completed its initial public offering (the Offering) in which it issued 6,275,000 shares of common stock at $19.50 per share. The net proceeds of the Offering of $112,071 were used by the General Partner to acquire a 77.2% interest in the Operating Partnership. The Operating Partnership holds the assets and liabilities and conducts the operating activities of the Company. The Company has elected to be treated as a real estate investment trust (REIT) under the Internal Revenue Code of 1986 (the "Code"), as amended.

     The limited partners own an aggregate 10.1% interest in the Operating Partnership at December 31, 1997. The limited partners may convert their interests into shares of common stock or cash (based upon the trading price of the common stock at the conversion date). The Company has reserved 1,873,473 shares of common stock for such conversions. These conversion rights may be exercised by the limited partners at any time through 2024.


     The consolidated financial statements include the financial statements of Essex Portfolio, L.P. and the financial statements of certain multi-family properties in which the Operating Partnership has a majority ownership interest. All significant intercompany balances and transactions have been eliminated in the consolidated financial statements.


(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Real Estate Rental Properties

     Rental properties are recorded at cost less accumulated depreciation. Depreciation on rental properties has been provided over the estimated useful lives of 3 to 40 years using the straight-line method.

     Maintenance and repair expenses are charged to operations as incurred. Asset replacements and improvements are capitalized and depreciated over their estimated useful lives.

     Rental properties are pledged as collateral for the related mortgage notes payable.

     In the normal course of business, when the Operating Partnership determines that a property is held for sale, it discontinues the periodic depreciation of that property in accordance with the provisions of SFAS 121. Assets held for sale are reported at the lower of the carrying amount or fair value less costs to sell. In addition, whenever events or changes in circumstances indicate that the carrying amount of a property to be held may not be fully recoverable, the carrying amount will be evaluated. If the sum of the property's expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the property, then the Operating Partnership will recognize an impairment loss equal to the excess of the carrying amount over the fair value of the property. No impairment has been recorded through December 31, 1997.

  Real Estate Investments

     The Operating Partnership accounts for its investments in joint ventures and corporations under the equity method of accounting.

                             ESSEX PORTFOLIO, L.P.

                        DECEMBER 31, 1997, 1996 AND 1995


         (DOLLARS IN THOUSANDS, EXCEPT FOR PER UNIT AND SHARE AMOUNTS)


  Cash Equivalents and Restricted Cash

     Highly liquid investments with a maturity of three months or less when purchased are classified as cash equivalents. Restricted cash relates to reserve requirements in conjunction with the Operating Partnership's tax exempt variable rate bond financings.

  Revenues

     For multifamily properties, rental revenue is reported on the accrual basis of accounting. For the retail and corporate properties, rental income is recognized on the straight-line basis over the terms of the leases. Accrued rent receivable relating to such leases has been included in other assets in the accompanying balance sheets.

  Interest

     During 1997, the Operating Partnership capitalized $1,276 of interest related to the development of real estate.

  Deferred Charges

     Deferred charges are principally comprised of mortgage loan fees and costs which are amortized over the terms of the related mortgage notes in a manner which approximates the effective interest method.

  Interest Rate Protection, Swap, and Forward Contracts

     The Operating Partnership will from time to time use interest rate protection, swap and forward contracts to reduce its interest rate exposure on current or identified future debt transactions. Amounts paid in connection with such contracts are capitalized and amortized over the term of the contract or related debt. If the contract is terminated, the gain or loss on termination is deferred and amortized over the remaining term of the contract. If the related debt is repaid, the unamortized portion of the deferred amount is charged to income or the contract is marked to market, as appropriate. The Operating Partnership's policy is to manage interest rate risk for existing or anticipated borrowings. As indicated above, there was no exposure to unmatched positions at December 31, 1997.

  Income Taxes

     No provision for income taxes has been made as the Operating Partnership's taxable income or loss is reportable on the tax returns of the individual partners based on their proportionate interest in the Operating Partnership.

  Per Common Unit Data

     Net income per common unit for the Operating Partnership is computed using the weighted average number of common units outstanding during the period.

  Income Allocation

     Income is allocated to the Partners based upon the terms set forth in the partnership agreement.

                             ESSEX PORTFOLIO, L.P.

                        DECEMBER 31, 1997, 1996 AND 1995


         (DOLLARS IN THOUSANDS, EXCEPT FOR PER UNIT AND SHARE AMOUNTS)


  Minority Interest


     Minority interest represents a 30.7 percent interest in the Pathways property and a 15% interest in three San Diego area multi-family properties.


  Reclassifications

     Certain reclassifications have been made to the 1996 and 1995 balances to conform with the 1997 presentation.

  New Accounting Pronouncements

     The Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." These statements, which are effective for periods beginning after December 15, 1997, expand or modify disclosures and, accordingly, will have no impact on the Operating Partnership's reported financial position, results of operations or cash flows.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting 0period. Actual results could differ from those estimates.

(3) EQUITY TRANSACTIONS

     During 1997, the Company sold additional shares of Common Stock on March 31, 1997, September 10, 1997 and December 8, 1997. In connection with these offerings, the Company sold 2,000,000, 1,495,000 and 1,500,000 shares at $29.13,
$31.00 and $35.50 per share, respectively. The net proceeds received for these transactions were $58,119, $46,080 and $49,814, respectively.

     During 1996, the Company sold additional shares of Common Stock on August 14, 1996 and December 24, 1996. In connection with these offerings, the Company sold 2,530,000 and 2,783,000 shares at $22.75 and $27.75 per share, respectively. The net proceeds received for these two transactions were $53,996 and $72,468, respectively.


     On June 20, 1996, the Company entered into an agreement to sell up to $40,000 of the 8.75% Convertible Preferred Stock, Series 1996A (the Convertible Preferred Stock) at $25.00 per share to Tiger/Westbrook Real Estate Fund, L.P. and Tiger/Westbrook Real Estate Co-Investment Partnership, L.P. (collectively, Tiger/Westbrook). In accordance with the agreement, on July 1, 1996, Tiger/Westbrook purchased 340,000 shares of Convertible Preferred Stock for an aggregate purchase price of $8,500 and loaned the Company an additional $11,500. This loan was exchanged for 460,000 shares of Convertible Preferred Stock at $25.00 per share on September 27, 1996 upon receiving stockholder approval. Tiger/Westbrook purchased an additional $20,000 of Convertible Preferred Stock, in accordance with the agreement on June 20, 1997. The outstanding Convertible Preferred Stock is entitled to receive annual cumulative cash dividends paid quarterly in an amount equal to the greater of (i) 8.75% of the per share price or (ii) the dividends (subject to adjustment) paid with respect to the Common Stock plus, in both cases, any accumulated but unpaid dividends on the Convertible Preferred Stock. Subsequent to June 20, 1997, 25% of the 1.6 million authorized shares of Convertible Preferred Stock is convertible into Common Stock at the option of the holder, and thereafter, at

                             ESSEX PORTFOLIO, L.P.

                        DECEMBER 31, 1997, 1996 AND 1995


         (DOLLARS IN THOUSANDS, EXCEPT FOR PER UNIT AND SHARE AMOUNTS)


the beginning of each of the next three-month periods, an additional 25% of the Convertible Preferred Stock is convertible. The conversion price per share is $21.875, subject to certain adjustments as defined in the agreement. Under certain circumstances, if, after June 20, 2001, the Company requires a mandatory conversion of all of the Convertible Preferred Stock, but under no other circumstances, each of the holders of the Convertible Preferred Stock may cause the Company to redeem any or all of such holder's shares of Convertible Preferred Stock.

     The net proceeds of the Company's common and preferred stock offerings were invested or advanced to the Operating Partnership.

(4) PER UNIT DATA

     Basic income per unit before extraordinary item and diluted income per unit before extraordinary item were calculated as follows for the years ended December 31:


                                             1997                            1996                            1995
                                 -----------------------------   -----------------------------   -----------------------------
                                           WEIGHTED                        WEIGHTED                        WEIGHTED
                                           AVERAGE    PER UNIT             AVERAGE    PER UNIT             AVERAGE    PER UNIT
                                 INCOME     UNITS      AMOUNT    INCOME     UNITS      AMOUNT    INCOME     UNITS      AMOUNT
                                 -------   --------   --------   -------   --------   --------   -------   --------   --------
Income before extraordinary
  item.........................  $33,683                         $14,584                         $13,892
Less: dividends on preferred
  units........................   (2,681)                           (635)                             --
                                 -------                         -------                         -------
Basic:
  Income available to common
    units......................   31,002    15,509     $2.00      13,949    9,139      $1.53      13,892    8,130      $1.71
                                                       =====                           =====                           =====
Effect of Dilutive Securities:
  Convertible preferred
    units......................    2,681     1,400                    --       --(1)                  --       --
  Options......................       --       240                    --       64                     --       --
                                 -------    ------               -------    -----                -------    -----
Diluted:
  Income available to common
    units plus assumed
    conversions................  $33,683    17,149     $1.96     $13,949    9,203      $1.52     $13,892    8,130      $1.71
                                 =======    ======     =====     =======    =====      =====     =======    =====      =====


---------------
(1) Conversion not considered as effect would be anti-dilutive.

(5) REAL ESTATE

  Rental Properties

     Rental properties consists of the following at December 31, 1997 and 1996:


                                          LAND AND      BUILDINGS
                                            LAND           AND                   ACCUMULATED
                                        IMPROVEMENTS   IMPROVEMENTS    TOTAL     DEPRECIATION
                                        ------------   ------------   --------   ------------
December 31, 1997:
  Apartment properties................    $178,326       $520,649     $698,975     $53,021
  Retail and corporate................       4,090         27,922       32,012       5,019
                                          --------       --------     --------     -------
                                          $182,416       $548,571     $730,987     $58,040
                                          ========       ========     ========     =======
December 31, 1996:
  Apartment properties................    $ 86,491       $274,241     $360,732     $41,627
  Retail and corporate................       4,066         29,011       33,077       6,004
                                          --------       --------     --------     -------
                                          $ 90,557       $303,252     $393,809     $47,631
                                          ========       ========     ========     =======

                             ESSEX PORTFOLIO, L.P.

                        DECEMBER 31, 1997, 1996 AND 1995


         (DOLLARS IN THOUSANDS, EXCEPT FOR PER UNIT AND SHARE AMOUNTS)


     The properties are located in California, Washington and Oregon. The operations of the Properties could be adversely affected by a recession, general economic downturn or a natural disaster in the areas where the properties are located.

     At December 31, 1997, the Operating Partnership's three retail properties in Portland Oregon with a carrying amount of $10,500 are held for sale. These properties consist of approximately 235,838 square feet of retail space which contributed $2,301 to revenues and $1,724 to net income in 1997.

     During the year ended December 31, 1997, the Operating Partnership sold four properties to third parties for $15,470 resulting in a gain of $5,114. During the year ended December 31, 1996, the Operating Partnership sold two properties to third parties for $13,350, resulting in a gain of $2,477. During the year ended December 31, 1995, the Operating Partnership sold two properties to third parties for $12,147, resulting in a gain of $6,013. The Operating Partnership utilized Internal Revenue Code Section 1031 to defer the majority of the taxable gains resulting from these sales.

     For the years ended December 31, 1997, 1996, and 1995, depreciation expense on real estate was $13,913, $8,820 and $7,978, respectively, and amortization of capitalized leasing commissions was $79, $35, and $29, respectively.

  Investments


     The Operating Partnership owns all of the 19,000 shares of the non-voting preferred stock of Essex Management Corporation (EMC). Management of the Operating Partnership owns 100 percent of the common stock of EMC. EMC was formed to provide property and asset management services to various partnerships not controlled by the Operating Partnership, along with the neighborhood shopping centers owned by the Operating Partnership. The Operating Partnership accounts for its investment in EMC on the equity method of accounting.



     The Operating Partnership owns all of the 62,500 and 31,800 shares of non-voting preferred stock of Essex Sacramento, Inc. (Sacramento) and Essex Fidelity I Corporation (Fidelity I), respectively. Management of the Company owns 100 percent of the common stock of Sacramento and Fidelity I. Sacramento and Fidelity I hold a 68% and 32% partnership interest respectively, in Essex Fidelity Sacramento Partners (EFSP). EFSP owns a 20 percent equity interest in Blythe, Limited Partnership, which was formed to acquire, manage and dispose of a portfolio of mortgages and real estate purchased from a federal savings bank and owns a 20 percent equity interest in Golden Bear Homes I - IV, Limited Partnerships, which were formed to acquire, manage and dispose of residential real properties purchased from a third party asset management company. Both Blythe, Limited Partnership and Golden Bear Homes I - IV, Limited Partnerships have completed their chartered business plan and are in the process of being liquidated. The Operating Partnership accounts for its investments in Sacramento and Fidelity I on the equity method of accounting.



     The shares of non-voting preferred stock in EMC, Sacramento and Fidelity I are entitled to a preferential dividend of $0.80 per share per annum. Through these preferred stock investments, the Operating Partnership will be eligible to receive a preferential liquidation value of $10.00 per share plus all cumulative and unpaid dividends.


     During 1995, the Operating Partnership acquired limited partnership interests in Essex Bristol Partners (Bristol), Essex San Ramon Partners (San Ramon) and Jackson School Village, L.P. (JSV). Bristol and San Ramon were formed to acquire, own and operate multi-family rental properties located in Sunnyvale and San Ramon, California, respectively. JSV was formed to develop and operate a 200-unit garden style apartment community in Hillsboro, Oregon. The general partner in JSV provides development services to the partnership. The Operating Partnership accounts for its investment in JSV on the equity method of

                             ESSEX PORTFOLIO, L.P.

                        DECEMBER 31, 1997, 1996 AND 1995


         (DOLLARS IN THOUSANDS, EXCEPT FOR PER UNIT AND SHARE AMOUNTS)


accounting. Prior to January 30, 1997, the Operating Partnership accounted for its investment in Bristol and San Ramon on the equity method of accounting.


     On January 30, 1997, the Operating Partnership purchased the ownership interest of its joint venture partner, Acacia Capital Corporation (Acacia), in Bristol and San Ramon, and is now the sole owner of these properties. The Operating Partnership acquired Acacia's approximate 55% ownership interest in these properties for $7,900. Concurrent with the purchase of Acacia's ownership interest, these properties, their underlying debt and their operations have been consolidated into the Operating Partnership's financial statements. The debt consolidated into the balance sheet consists of an $18,520, 7.25% fixed rate loan secured by the San Ramon property, due in December 2000, and a $12,298, 7.54% fixed rate loan, with interest fixed pursuant to an interest rate swap agreement, secured by the Bristol property and due in June 2002. In April 1997, the Operating Partnership repaid the loan secured by the Bristol property with a portion of the proceeds from its sale of 2,000,000 shares of Common Stock.



     In May of 1997, the Operating Partnership invested as a limited partner in two existing partnerships which owned multi-family properties: Anchor Village Apartments ("Anchor Village"), a 301 unit apartment community located in Mukilteo, Washington and Highridge Apartments ("Highridge"), a 255 unit apartment community located in Ranchos Palos Verdes, California. Anchor Village was valued at $13,100 and Highridge was valued at $25,300. These investments were made under arrangements whereby EMC became the general partner and the existing partners were granted rights of redemption for their interests. Such partners can request to be redeemed and the Operating Partnership can elect to redeem for cash or by issuing shares its common stock. Conversion values will be based on 98 percent of the market value of the Operating Partnership's shares at the time of redemption multiplied the number of shares stipulated under the above arrangements. The Operating Partnership accounts for its investments in these properties on the equity method of accounting.


     Investments consists of the following as of December 31, 1997 and 1996:


                                                               1997      1996
                                                              ------    ------
Investments in joint ventures:
  Limited partnership interest of 49.9% in Jackson School
     Village, L.P. .........................................  $2,259    $2,032
  Limited partnership interest of 1% in Highridge
     Apartments.............................................    (409)       --
  Limited partnership interest of 1% in Anchor Village
     Apartments.............................................    (270)       --
  Limited partnership interest of 45% in Essex Bristol
     Partners...............................................      --     1,921
  Limited partnership interest of 45% in Essex San Ramon
     Partners...............................................      --     3,436
                                                              ------    ------
                                                               1,580     7,389
                                                              ------    ------
Investments in corporations:
  Essex Management Corporation -- 19,000 shares of preferred
     stock..................................................     190       190
  Essex Fidelity I Corporation -- 31,800 shares of preferred
     stock..................................................     331       331
  Essex Sacramento Corporation -- 62,500 shares of preferred
     stock..................................................     122       627
                                                              ------    ------
                                                                 643     1,148
                                                              ------    ------
Other investments...........................................     124        --
                                                              ------    ------
                                                              $2,347    $8,537
                                                              ======    ======

                             ESSEX PORTFOLIO, L.P.

                        DECEMBER 31, 1997, 1996 AND 1995


         (DOLLARS IN THOUSANDS, EXCEPT FOR PER UNIT AND SHARE AMOUNTS)


(6) RECEIVABLES

     Receivables consists of the following at December 31, 1997 and 1996:




                                                               1997      1996
                                                              ------    ------
Notes and other related party receivables:
  Note receivable from Highridge Apartments secured bearing
     interest at 9%, due March, 2008........................  $2,750    $   --
  Note receivable from Fidelity I and Sacramento, secured,
     bearing interest at 9%, due on demand..................      --       718
  Note receivable from Fidelity I, secured, bearing interest
     at 12%, due December 1998..............................   1,580        --
  Notes receivable from Fidelity I and JSV, secured, bearing
     interest at 9.5 - 10%, due 2015........................     726       726
  Receivable from Highridge Apartments, non-interest
     bearing, due on demand.................................   1,699        --
  Other related party receivables, substantially due on
     demand.................................................   2,509       918
                                                              ------    ------
                                                              $9,264    $2,362
                                                              ======    ======


     Other related party receivables consist primarily of accrued interest income on related party notes receivable, loans to officers, advances and accrued management fees from joint venture partnerships, and unreimbursed expenses due from EMC.

     The Company's officers and directors do not have a substantial economic interest in these related party entities.


                                                               1997      1996
                                                              ------    ------
Notes and other receivables:
  Note receivable from the co-tenants in the Pathways
     property, secured, interest payable monthly at 9%,
     principal due June 2001................................  $4,596    $4,728
  Other receivables.........................................   4,006       565
                                                              ------    ------
                                                              $8,602    $5,293
                                                              ======    ======


(7) RELATED PARTY TRANSACTIONS


     All general and administrative expenses of the Operating Partnership and EMC are initially borne by the Operating Partnership, with a portion subsequently allocated to EMC based on a business unit allocation methodology, formalized and approved by management and the board of directors. Management believes the business unit allocation methodology so applied is reasonable. Expenses allocated to EMC for the years ended December 31, 1997, 1996 and 1995 totaled $987, $1,752 and $2,116, respectively, and are reflected as a reduction in general and administrative expenses in the accompanying consolidated statements of operations.



     EMC provides property management services to the Operating Partnership's neighborhood shopping centers. The fees paid by the Operating Partnership for the years ended December 31, 1997, 1996 and 1995, were $80, $113 and $108, respectively, and are included in administrative expense in the accompanying consolidated statements of operations.


     Included in rental revenue in the accompanying consolidated statements of operations are rents earned from space leased to Marcus & Millichap (M&M), including operating expense reimbursements, of $709, $681 and $675 for the years ended December 31, 1997, 1996 and 1995, respectively.

                             ESSEX PORTFOLIO, L.P.

                        DECEMBER 31, 1997, 1996 AND 1995


         (DOLLARS IN THOUSANDS, EXCEPT FOR PER UNIT AND SHARE AMOUNTS)



     During the years ended December 31, 1997, 1996 and 1995, the Operating Partnership paid brokerage commissions totaling $590, $312 and $405 to M&M on the sales of real estate. The commissions are reflected as a reduction of the gain on sales of real estate in the accompanying consolidated statements of operations. EMC is entitled to receive a percentage of M&M brokerage commissions on certain transactions in which the Operating Partnership is a party. The Board of Directors of the Company periodically reviews the calculation of this percentage.



     Included in other income for the years ended December 31, 1997, 1996 and 1995 are $139, $820 and $183, respectively, representing dividends from EMC and Essex Sacramento and management fees and equity income (loss) from Essex Bristol Partners, Essex San Ramon Partners, Jackson School Village, Highridge Apartments and Anchor Village Apartments. Interest income includes $1,286, $214 and $358 earned principally on the notes receivable from Essex Fidelity I, Essex Sacramento, the partnerships which collectively own Highridge and the partnerships which collectively own Anchor Village and the partnerships which collectively own a 30.7% minority interest in Pathways Apartments for the years ended December 31, 1997, 1996 and 1995, respectively.


(8) MORTGAGE NOTES PAYABLE

     Mortgage notes payable consist of the following at December 31, 1997 and 1996:


                                                                1997       1996
                                                              --------   --------
Mortgage notes payable to a mutual life insurance company,
  secured by deeds of trust, bearing interest at 7.45%,
  interest only payments due through June 1996, monthly
  principal and interest installments due thereafter, final
  principal payment of $40,800 due June 2001................  $ 48,078   $ 50,240
Multifamily housing demand mortgage revenue bonds secured by deed of trust on rental property, bearing interest at
  7.69%, principal and interest installments due monthly,
  remaining principal due June 2018. Among the terms imposed on the property, which is security for the bonds, is that
  twenty percent of the units are subject to tenant income
  qualifications criteria...................................     8,915         --
Multifamily housing demand mortgage revenue bonds secured by deeds of trust on rental properties and guaranteed by
  collateral pledge agreements, payable monthly at a
  variable rate as defined in the Loan Agreement
  (approximately 3.9 % for December 1997), plus credit
  enhancement and underwriting fees of approximately 1.9%
  The bonds are convertible to a fixed rate. Among the terms imposed on the properties, which are security for the
  bonds, is that twenty percent of the units are subject to
  tenant income qualification criteria. Principal balances
  are due in full at various maturity dates from July 2014
  through October 2026. Bonds in the aggregate of $29,220
  are subject to interest rate protection agreements through
  August 2003, limiting the interest rate with respect to
  such bonds to a maximum interest rate of 7.2%.............    58,820     42,820
Mortgage note payable to a life insurance company, secured
  by deed of trust, bearing interest at 8.78%, principal and interest payments due monthly, final principal payment of
  $8,500 due December 2002. Under certain conditions this
  loan can be converted to an unsecured note payable........     9,320         --
Mortgage note payable to a mutual life insurance company,
  secured by deeds of trust, bearing interest at 7.5%,
  principal and interest payments due monthly, final
  principal payment of $18,200 due March 2003...............    19,845     19,991

                             ESSEX PORTFOLIO, L.P.

                        DECEMBER 31, 1997, 1996 AND 1995


         (DOLLARS IN THOUSANDS, EXCEPT FOR PER UNIT AND SHARE AMOUNTS)



                                                                1997       1996
                                                              --------   --------
Mortgage note payable to a life insurance company, secured
  by deeds of trust, bearing interest at 7.08%, principal
  and interest payments due monthly, final principal payment of $25,500 due January 2005. Under certain conditions this
  loan can be converted to an unsecured note payable........    28,000         --
Mortgage notes payable to a life insurance company, secured
  by deed of trust, bearing interest at 8.93%, interest only payments due through March 1997, monthly principal and
  interest installments due thereafter, final principal
  payment of $6,900 due April 2005. Under certain conditions
  this loan can be converted to an unsecured note payable...     8,027      8,100
Note payable to a life insurance company, bearing interest
  at 7.25%, secured by deed of trust, interest only payments due through January 1, 1998, thereafter principal and
  interest payments monthly, final principal payment of
  $18,000 due December 2000.................................    18,520         --
Mortgage note payable to a commercial bank, secured by deed
  of trust, bearing interest at 7.09%, principal and
  interest payments due monthly, final principal payment of
  $11,600 due March 2006....................................    14,104     14,321
Four mortgage notes payable to a mortgage finance company
  bearing interest from 7.985% to 8.055%, secured by deeds
  of trust, principal and interest payments due monthly,
  remaining principal due March 2007........................    17,885         --
Multifamily housing demand mortgage revenue bonds secured by deed of trust on a rental property and guaranteed by a
  collateral pledge agreement, bearing interest at 6.455%,
  principal and interest payments due monthly, final
  principal payment of $14,800 due January 2026. Among the
  terms imposed on the property, which is security for the
  bonds, is that twenty percent of the units are subject to
  tenant income qualification criteria. The interest rate
  will be repriced in February 2008 at the then current
  tax-exempt bond rate......................................    17,483     17,733
                                                              --------   --------
                                                              $248,997   $153,205
                                                              ========   ========


     The aggregate scheduled maturities of mortgage notes payable are as follows:

         YEAR ENDING DECEMBER 31,
         ------------------------
  1998....................................  $  4,110
  1999....................................     4,455
  2000....................................     4,803
  2001....................................    60,935
  2002....................................    24,128
Thereafter................................   150,566
                                            --------
                                            $248,997
                                            ========


     In October 1997, the Operating Partnership entered into five forward treasury contracts for an aggregate notional amount of $67,500, locking the 10 year treasury rate at between 6.16% - 6.26%. These contracts are to limit the interest rate exposure on identified future debt financing requirements relating to real estate under development and a maturity of an $18,520 fixed rate loan. These contracts will be settled no later than June 2000. If the contracts were settled as of December 31, 1997, the Operating Partnership would be obliged to pay approximately $1,316.


     The Operating Partnership has a LIBOR based swap contract for a notional amount of $12,298, fixing the one month LIBOR rate at 6.14%. This contract was originally purchased to cover a variable rate loan which

                             ESSEX PORTFOLIO, L.P.

                        DECEMBER 31, 1997, 1996 AND 1995


         (DOLLARS IN THOUSANDS, EXCEPT FOR PER UNIT AND SHARE AMOUNTS)



was paid off in March 1997. The Operating Partnership has kept this contract in place to limit its interest rate exposure on borrowings on its LIBOR based lines of credit. If this contract were settled as of December 31, 1997, the Operating Partnership would be obligated to pay approximately $91.


     In addition, the Operating Partnership has entered into various other contracts to limit its interest rate exposure on debt related transactions. During 1997, 1996 and 1995, the Operating Partnership charged $-0-, $42, and $62 to income representing amortization of deferred costs. During 1997, 1996 and 1995, the Company charged $183, $-0-, and $226 of costs relating to the termination of unmatched positions taken.

     During the years ended December 31, 1997, 1996 and 1995, the Operating Partnership refinanced various mortgages and incurred a loss on the early extinguishment of debt of $361, $3,441 and $154 related to the write off of the unamortized loan fees and prepayment penalties.

(9) LINES OF CREDIT

     As of December 31, 1997 and 1996, the Operating Partnership had the following balances outstanding under lines of credit with commercial banks:

                                                               1997      1996
                                                              -------    ----
Secured $25,110 line of credit, interest payable monthly at
  the lower of 1% over the banks' prime rate or 1.5% over
  the LIBOR rate, expiring April 1998.......................  $ 2,600    $--
Two unsecured, aggregate $50,000 lines of credit, interest
  payable monthly at the lower of 1.5% over the LIBOR rate
  or .50% over the bank's prime rate, expiring March 1998...   25,000     --
                                                              -------    ---
                                                              $27,600    $--
                                                              =======    ===

     As of December 31, 1997, the thirty-day LIBOR rate was approximately 5.8%, and the prime rate was 8.5%.

(10) LEASING ACTIVITY

     The rental operations of the Operating Partnership include apartment properties, which are rented under short term leases (generally, lease terms of three to twelve months), and retail properties and the headquarters building, which are rented under cancelable and noncancelable operating leases, certain of which contain renewal options. Future minimum rental activity for the apartment properties is not included in the following schedule due to the short-term nature of the leases.

     Future minimum rentals due under noncancelable operating leases with tenants of the retail properties and the headquarters building are as follows:

         YEAR ENDING DECEMBER 31,
         ------------------------
  1998.....................................  $ 3,030
  1999.....................................    2,705
  2000.....................................    2,205
  2001.....................................    1,957
  2002.....................................      976
Thereafter.................................    4,892
                                             -------
                                             $15,765
                                             =======

     Included in this schedule is $556 due from M&M in 1998 and $248 due through May 1999.

                             ESSEX PORTFOLIO, L.P.

                        DECEMBER 31, 1997, 1996 AND 1995


         (DOLLARS IN THOUSANDS, EXCEPT FOR PER UNIT AND SHARE AMOUNTS)


     In addition to minimum rental payments, retail and headquarters building tenants pay reimbursements for their pro rata share of specified operating expenses. Such amounts totaled $905, $964 and $1,018 for the years ended December 31, 1997, 1996 and 1995, respectively, and are included as rental revenue and operating expenses in the accompanying consolidated statements of operations. Certain of these leases also provide for the payment of additional rent based on a percentage of the tenants' revenues.

(11) FAIR VALUE OF FINANCIAL INSTRUMENTS

     Management believes that the carrying amounts of its financial instruments, which include cash and cash equivalents, restricted cash, notes and other receivables, mortgage notes payable, lines of credit, accounts payable, and dividends payable approximate fair value as of December 31, 1997 and 1996, because interest rates and yields for these instruments are consistent with yields currently available to the Operating Partnership for similar instruments.

(12) QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

     The following is a summary of quarterly results of operations for 1997 and 1996:




                                                QUARTER     QUARTER      QUARTER         QUARTER
                                                 ENDED       ENDED        ENDED           ENDED
                                                MARCH 31    JUNE 30    SEPTEMBER 30    DECEMBER 31
                                                --------    -------    ------------    -----------
1997
Total revenues before gain on sale of real
  estate......................................  $18,551     $19,580      $21,975         $24,463
Gain on sale of real estate...................       --         414        4,713             (13)
                                                -------     -------      -------         -------
          Total revenues......................  $18,551     $19,994      $26,688         $24,450
                                                =======     =======      =======         =======
Extraordinary item............................  $    --     $  (104)     $    --         $  (257)
                                                =======     =======      =======         =======
          Net income..........................  $ 5,716     $ 7,772      $11,828         $ 8,006
                                                =======     =======      =======         =======
1996
Total revenues before gain on sale of real
  estate......................................  $11,554     $11,754      $12,823         $14,562
Gain (loss) on sale of real estate............       --       2,409           71              (3)
                                                -------     -------      -------         -------
          Total revenues......................  $11,554     $14,163      $12,894         $14,559
                                                =======     =======      =======         =======
Extraordinary item............................  $(2,180)    $  (665)     $  (472)        $  (124)
                                                =======     =======      =======         =======
          Net income (loss)...................  $   (74)    $ 4,092      $ 2,804         $ 4,321
                                                =======     =======      =======         =======


(14) 401(K) PLAN

     The Operating Partnership has a 401(k) pension plan (the Plan) for all full time employees who have completed one year of service. Employees may contribute up to 23% of their compensation, to the maximum allowed under Section 401(k) of the Internal Revenue Code. The Operating Partnership matches the employee contributions for non-highly compensated personnel, up to 50% of their compensation to a maximum of five hundred dollars per year. Operating Partnership contributions to the Plan were approximately $41, $27, and $37 for the years ended December 31, 1997, 1996, and 1995.

(15) COMMITMENTS AND CONTINGENCIES


     A commercial bank has issued on behalf of the Operating Partnership various letters of credit relating to financing and development transactions for an aggregate amount of $9,931 which expire between July 1998 and June 2002.

                             ESSEX PORTFOLIO, L.P.

                        DECEMBER 31, 1997, 1996 AND 1995


         (DOLLARS IN THOUSANDS, EXCEPT FOR PER UNIT AND SHARE AMOUNTS)


     The Operating Partnership identifies and evaluates prospective investments on a continuous basis. In connection therewith, the Operating Partnership initiates letters of intent and extends offers on a regular basis. At December 31, 1997, the Operating Partnership had one commitment to fund an acquisition for $37,400.

     The Operating Partnership is developing six multifamily residential projects, which are anticipated to have an aggregate of approximately 1,330 multifamily units. The Operating Partnership expects that such projects will be completed during the next two years. In connection with these projects, the Operating Partnership has directly, or in cases through its joint venture partners, entered into contractual construction related commitments with unrelated third parties for $77,000.

     Investments in real property create a potential for environmental liabilities on the part of the owner of such real property. The Operating Partnership carries no express insurance coverage for this type of environmental risk. The Operating Partnership has conducted environmental studies which revealed the presence of groundwater contamination at certain properties; such contamination at certain of these properties was reported to have migrated on-site from adjacent industrial manufacturing operations. The former industrial users of the properties were identified as the source of contamination. The environmental studies noted that certain properties are located adjacent to and possibly down gradient from sites with known groundwater contamination, the lateral limits of which may extend onto such properties. The environmental studies also noted that at certain of these properties, contamination existed because of the presence of underground fuel storage tanks, which have been removed. Based on the information contained in the environmental studies, the Operating Partnership believes that the costs, if any, it might bear as a result of environmental contamination or other conditions at these properties would not have a material adverse effect on the Operating Partnership's financial condition or results of operations.

     The Operating Partnership is involved in various lawsuits arising out of the ordinary course of business and certain other legal matters. In the opinion of management, the resolution of these matters will not have a material adverse effect on the Operating Partnership's financial condition.

(16) SUBSEQUENT EVENT

     Subsequent to December 31, 1997, the Operating Partnership completed the sale of 1,200,000 units of its 7.875% Series B Cumulative Redeemable Preferred Units to an institutional investor in a private placement, at a price of $50.00 per unit. The net proceeds of this offering were used to pay off lines of credit and will be used to fund acquisition and development of additional multifamily properties.

                                                                      SCHEDULE 1

                                                                     PAGE 1 OF 4

                             ESSEX PORTFOLIO, L.P.


                    REAL ESTATE AND ACCUMULATED DEPRECIATION



                               DECEMBER 31, 1997

                             (DOLLARS IN THOUSANDS)


                                                                    INITIAL COST            COSTS
                                                                ---------------------    CAPITALIZED
                                                                         BUILDING AND   SUBSEQUENT TO
      PROPERTY         UNITS       LOCATION       ENCUMBRANCE    LAND    IMPROVEMENTS    ACQUISITION
      --------         -----       --------       -----------   ------   ------------   -------------
Apartments:
  The Apple(5)          200    Fremont, CA          $           $  996     $ 5,582         $1,173
  Plumtree(5)           140    Santa Clara, CA                   3,090       7,421            207
                                                    -------     ------     -------         ------
                                                         --      4,086      13,003          1,380
                                                    -------     ------     -------         ------
  Summerhill Park       100    Sunnyvale, CA                     2,654       4,918            315
  Oak Pointe            390    Sunnyvale, CA                     4,842      19,776          3,746
  Summerhill Commons    184    Newark, CA                        1,608       7,582            389
  Pathways              296    Long Beach, CA                    4,083      16,757            421
  Villa Rio Vista       286    Anaheim, CA                       3,013      12,661          1,266
  Foothill Commons      360    Bellevue, WA                      2,435       9,821          1,483
  Woodland Commons      236    Bellevue, WA                      2,040       8,727            735
  Palisades             192    Bellevue, WA                      1,560       6,242          1,069
                                                    -------     ------     -------         ------
                                                     48,078     22,235      86,484          9,424
                                                    -------     ------     -------         ------
  Marina Cove(3)        292    Santa Clara, CA           --      5,320      16,431            550
                                                    -------     ------     -------         ------
  Santa Fe Ridge        240    Silverdale, WA         8,027      4,137       7,925            224
                                                    -------     ------     -------         ------
  Wharfside Pointe      142    Seattle, WA                       2,245       7,020            381
  Emerald Ridge         180    Bellevue, WA                      3,449       7,801            236

                                    GROSS AMOUNT
                             CARRIED AT CLOSE OF PERIOD
                       --------------------------------------                                            DEPRECIABLE
                         LAND AND     BUILDING AND              ACCUMULATED      DATE OF        DATE        LIVES
      PROPERTY         IMPROVEMENTS   IMPROVEMENTS   TOTAL(1)   DEPRECIATION   CONSTRUCTION   ACQUIRED     (YEARS)
      --------         ------------   ------------   --------   ------------   ------------   --------   -----------
Apartments:
  The Apple(5)           $   996        $ 6,755      $  7,751     $ 4,064         1971          4/82         3-30
  Plumtree(5)              3,090          7,628        10,718         996         1975          2/94         3-30
                         -------        -------      --------     -------
                           4,086         14,383        18,469       5,060
                         -------        -------      --------     -------
  Summerhill Park          2,654          5,233         7,887       1,411         1988          9/88         3-40
  Oak Pointe               4,842         23,522        28,364       8,052         1973         12/88         3-30
  Summerhill Commons       1,517          8,062         9,579       2,246         1987          7/87         3-40
  Pathways                 4,083         17,178        21,261       4,158         1975          2/91         3-30
  Villa Rio Vista          2,984         13,956        16,940       6,364         1968          7/85         3-30
  Foothill Commons         2,435         11,304        13,739       3,640         1978          3/90         3-30
  Woodland Commons         2,040          9,462        11,502       2,955         1978          3/90         3-30
  Palisades                1,560          7,311         8,871       2,412      1969/1977(2)     5/90         3-30
                         -------        -------      --------     -------
                          22,115         96,028       118,143      31,238
                         -------        -------      --------     -------
  Marina Cove(3)           5,320         16,981        22,301       2,156         1974          6/94         3-30
                         -------        -------      --------     -------
  Santa Fe Ridge           4,142          8,144        12,286         747         1993         10/94         3-30
                         -------        -------      --------     -------
  Wharfside Pointe         2,252          7,394         9,646         922         1990          6/94         3-30
  Emerald Ridge            3,445          8,041        11,486         939         1987         11/94         3-30

                                                                      SCHEDULE 1


                                                                     PAGE 2 OF 4



                                                                    INITIAL COST            COSTS
                                                                ---------------------    CAPITALIZED
                                                                         BUILDING AND   SUBSEQUENT TO
      PROPERTY         UNITS       LOCATION       ENCUMBRANCE    LAND    IMPROVEMENTS    ACQUISITION
      --------         -----       --------       -----------   ------   ------------   -------------
  Sammamish View        153    Bellevue, WA                      3,324       7,501            120
                                                    -------     ------     -------         ------
                                                     19,845      9,018      22,322            737
                                                    -------     ------     -------         ------
  Inglenook Court       224    Bothell, WA            8,300      3,467       7,881            996
                                                    -------     ------     -------         ------
  Brighton Ridge        264    Renton WA                         2,623      10,800            500
  Landmark Apartments   285    Hillsboro, OR                     3,655      14,200            208
  Eastridge
    Apartments          188    San Ramon, CA                     6,068      13,628            278
                                                    -------     ------     -------         ------
                                                     28,000     12,346      38,628            986
                                                    -------     ------     -------         ------
  Camarillo Oaks        564    Camarillo, CA         28,335     10,953      25,254          1,204
                                                    -------     ------     -------         ------
  Windsor Ridge         216    Sunnyvale, CA         14,104      4,017      10,315            298
                                                    -------     ------     -------         ------
  Wandering Creek       156    Kent, WA               5,300      1,285       4,980            544
                                                    -------     ------     -------         ------

                                    GROSS AMOUNT
                             CARRIED AT CLOSE OF PERIOD
                       --------------------------------------                                            DEPRECIABLE
                         LAND AND     BUILDING AND              ACCUMULATED      DATE OF        DATE        LIVES
      PROPERTY         IMPROVEMENTS   IMPROVEMENTS   TOTAL(1)   DEPRECIATION   CONSTRUCTION   ACQUIRED     (YEARS)
      --------         ------------   ------------   --------   ------------   ------------   --------   -----------
  Sammamish View           3,328          7,617        10,945         825         1986         11/94         3-30
                         -------        -------      --------     -------
                           9,025         23,052        32,077       2,686
                         -------        -------      --------     -------
  Inglenook Court          3,472          8,872        12,344       1,306         1985         10/94         3-30
                         -------        -------      --------     -------
  Brighton Ridge           2,652         11,271        13,923         360         1986         12/96         3-30
  Landmark Apartments      3,695         14,368        18,063         639         1990         08/96         3-30
  Eastridge
    Apartments             6,087         13,887        19,974         616         1988         08/96         3-30
                         -------        -------      --------     -------
                          12,434         39,526        51,960       1,615
                         -------        -------      --------     -------
  Camarillo Oaks          10,902         26,509        37,411         890         1985         07/96         3-30
                         -------        -------      --------     -------
  Windsor Ridge            4,017         10,613        14,630       2,404         1989         03/89         3-40
                         -------        -------      --------     -------
  Wandering Creek          1,294          5,515         6,809         416         1986         11/95         3-30
                         -------        -------      --------     -------




                                                                    INITIAL COST            COSTS
                                                                ---------------------    CAPITALIZED
                                                                         BUILDING AND   SUBSEQUENT TO
      PROPERTY         UNITS       LOCATION       ENCUMBRANCE    LAND    IMPROVEMENTS    ACQUISITION
      --------         -----       --------       -----------   ------   ------------   -------------
  Treetops              172    Fremont, CA            9,800      3,520       8,182            711
                                                    -------     ------     -------         ------
  Foothill/
    Twincreeks          176    San Ramon, CA             --      5,875      13,992            168
                                                    -------     ------     -------         ------
  Bristol Commons       188    Sunnyvale, CA             --      5,278      11,853            450
                                                    -------     ------     -------         ------
  The Shores            348    San Ramon, CA         18,520      8,789      18,252            769
                                                    -------     ------     -------         ------
  The Laurels           164    Mill Creek, WA            --      1,559       6,430            210
                                                    -------     ------     -------         ------
  Meadowood             320    Simi Valley, CA       17,483      7,852      18,592            229
                                                    -------     ------     -------         ------
  Casa Del Mar           96    Pasadena, CA              --      1,857       4,713             32
                                                    -------     ------     -------         ------
                               Huntington
  Huntington Breakers   342    Beach, CA             16,000      9,306      22,720             32
                                                    -------     ------     -------         ------
  Kings Road            194    Los Angeles, CA           --      4,023       9,527             65
                                                    -------     ------     -------         ------

                                    GROSS AMOUNT
                             CARRIED AT CLOSE OF PERIOD
                       --------------------------------------                                            DEPRECIABLE
                         LAND AND     BUILDING AND              ACCUMULATED      DATE OF        DATE        LIVES
      PROPERTY         IMPROVEMENTS   IMPROVEMENTS   TOTAL(1)   DEPRECIATION   CONSTRUCTION   ACQUIRED     (YEARS)
      --------         ------------   ------------   --------   ------------   ------------   --------   -----------
  Treetops                 3,574          8,839        12,413         580         1978         01/96         3-30
                         -------        -------      --------     -------
  Foothill/
    Twincreeks             5,939         14,096        20,035         389         1985         02/97         3-30
                         -------        -------      --------     -------
  Bristol Commons          5,283         12,298        17,581         396         1989         01/97         3-30
                         -------        -------      --------     -------
  The Shores               8,853         18,957        27,810         613         1988         01/97         3-30
                         -------        -------      --------     -------
  The Laurels              1,593          6,606         8,199         214         1981         12/96         3-30
                         -------        -------      --------     -------
  Meadowood                7,892         18,781        26,673         691         1986         11/96         3-30
                         -------        -------      --------     -------
  Casa Del Mar             1,870          4,732         6,602          79         1972         06/97         3-30
                         -------        -------      --------     -------

  Huntington Breakers      9,307         22,751        32,058         126         1984         10/97         3-30
                         -------        -------      --------     -------
  Kings Road               4,028          9,587        13,615         136         1979         06/97         3-30
                         -------        -------      --------     -------

                                                                      SCHEDULE 1


                                                                     PAGE 3 OF 4



                                                                    INITIAL COST            COSTS
                                                                ---------------------    CAPITALIZED
                                                                         BUILDING AND   SUBSEQUENT TO
      PROPERTY         UNITS       LOCATION       ENCUMBRANCE    LAND    IMPROVEMENTS    ACQUISITION
      --------         -----       --------       -----------   ------   ------------   -------------
  Park Place/ Windsor
    Court                118   Los Angeles, CA           --      3,343       7,881             61
                                                    -------     ------     -------         ------
  Tara Village           168   Tarzana, CA               --      3,178       7,535            192
                                                    -------     ------     -------         ------
  The Bluffs             224   San Diego, CA             --      3,405       7,743             41
                                                    -------     ------     -------         ------
  The Village
    Apartments           122   Oxnard, CA                --      2,349       5,579             57
                                                    -------     ------     -------         ------
  Trabuco Villas         132   Lake Forest, CA           --      3,638       8,640             97
                                                    -------     ------     -------         ------
  Villa Scandia          118   Ventura, CA               --      1,570       3,912             55
                                                    -------     ------     -------         ------
  Wilshire Promenade     128   Fullerton, CA             --      3,118       7,385             76
                                                    -------     ------     -------         ------
  Windsor Terrace        110   Pasadena, CA              --      2,188       5,263            380
                                                    -------     ------     -------         ------
  Casa Mango              96   San Diego, CA             --      3,011       7,006             22
                                                    -------     ------     -------         ------
  Riverfront             229   San Diego, CA             --      8,637      20,119             27
                                                    -------     ------     -------         ------
  Bridle Trails           92   Kirkland, WA           4,271      1,500       5,930             26
                                                    -------     ------     -------         ------
  Castle Creek           216   Newcastle, WA             --      4,149      16,028              1
                                                    -------     ------     -------         ------
  Evergreen Heights      200   Kirkland, WA           9,320      3,566      13,395             65
                                                    -------     ------     -------         ------
  Maple Leaf              48   Seattle, WA            2,087        805       3,283             17
                                                    -------     ------     -------         ------
  Meadows @ Cascade      198   Vancouver, WA             --      2,261       9,070             24
                                                    -------     ------     -------         ------
  Spring Lake             69   Seattle, WA            2,286        838       3,399             19
                                                    -------     ------     -------         ------
  Stonehedge Village     196   Bothell, WA            9,241      3,167      12,603             30
                                                    -------     ------     -------         ------
  Village @ Cascade      192   Vancouver, WA             --      2,103       8,753             19
                       -----                        -------     ------     -------         ------
                       9,944
                       =====

                                    GROSS AMOUNT
                             CARRIED AT CLOSE OF PERIOD
                       --------------------------------------                                            DEPRECIABLE
                         LAND AND     BUILDING AND              ACCUMULATED      DATE OF        DATE        LIVES
      PROPERTY         IMPROVEMENTS   IMPROVEMENTS   TOTAL(1)   DEPRECIATION   CONSTRUCTION   ACQUIRED     (YEARS)
      --------         ------------   ------------   --------   ------------   ------------   --------   -----------
  Park Place/ Windsor
    Court                  3,371          7,914        11,285          88         1988         08/97         3-30
                         -------        -------      --------     -------
  Tara Village             3,202          7,703        10,905         231         1972         01/97         3-30
                         -------        -------      --------     -------
  The Bluffs               3,416          7,773        11,189         130         1974         06/97         3-30
                         -------        -------      --------     -------
  The Village
    Apartments             2,385          5,600         7,985          78         1974         07/97         3-30
                         -------        -------      --------     -------
  Trabuco Villas           3,659          8,716        12,375          53         1985         10/97         3-30
                         -------        -------      --------     -------
  Villa Scandia            1,591          3,946         5,537          66         1971         06/97         3-30
                         -------        -------      --------     -------
  Wilshire Promenade       3,136          7,443        10,579         227         1992         01/97         3-30
                         -------        -------      --------     -------
  Windsor Terrace          2,300          5,531         7,831          45         1972         09/97         3-30
                         -------        -------      --------     -------
  Casa Mango               3,021          7,018        10,039          --         1981         12/97         3-30
                         -------        -------      --------     -------
  Riverfront               8,652         20,131        28,783          --         1990         12/97         3-30
                         -------        -------      --------     -------
  Bridle Trails            1,514          5,942         7,456          34         1986         10/97         3-30
                         -------        -------      --------     -------
  Castle Creek             4,138         16,040        20,178          --         1997         12/97         3-30
                         -------        -------      --------     -------
  Evergreen Heights        3,577         13,449        17,026         223         1990         06/97         3-30
                         -------        -------      --------     -------
  Maple Leaf                 811          3,294         4,105          18         1986         10/97         3-30
                         -------        -------      --------     -------
  Meadows @ Cascade        2,270          9,085        11,355          25         1988         11/97         3-30
                         -------        -------      --------     -------
  Spring Lake                844          3,412         4,256          18         1986         10/97         3-30
                         -------        -------      --------     -------
  Stonehedge Village       3,183         12,617        15,800          42         1986         10/97         3-30
                         -------        -------      --------     -------
  Village @ Cascade        2,110          8,765        10,875          --                                    3-30
                         -------        -------      --------     -------

                                                                      SCHEDULE 1


                                                                     PAGE 4 OF 4



                        TOTAL                                           INITIAL COST             COSTS
                       RENTABLE                                    -----------------------    CAPITALIZED
                        SQUARE                                                BUILDING AND   SUBSEQUENT TO
      PROPERTY         FOOTAGE        LOCATION       ENCUMBRANCE     LAND     IMPROVEMENTS    ACQUISITION
      --------         --------       --------       -----------   --------   ------------   -------------
Commercial:
  925 East Meadow       17,404    Palo Alto, CA                       1,401        3,172            144
                                                      --------     --------     --------        -------
  777 California
    (4)(5)              44,827    Palo Alto, CA             --           --        6,700          8,661
                                                      --------     --------     --------        -------
Retail:
  Canby Square(5)      102,403    Canby, OR           $            $    801     $  2,507        $ 1,819
  Powell Villa
    Center(5)           63,645                                          740        1,393          1,235
  Garrison Square(5)    69,790    Vancouver, WA                       1,004        1,676            759
                       -------                        --------     --------     --------        -------
                       235,838                              --        2,545        5,576          3,813
                       -------                        --------     --------     --------        -------
                       298,069                        $248,997     $181,695     $516,456        $32,836
                       =======                        ========     ========     ========        =======

                                    GROSS AMOUNT
                             CARRIED AT CLOSE OF PERIOD
                       --------------------------------------                                            DEPRECIABLE
                         LAND AND     BUILDING AND              ACCUMULATED      DATE OF        DATE        LIVES
      PROPERTY         IMPROVEMENTS   IMPROVEMENTS   TOTAL(1)   DEPRECIATION   CONSTRUCTION   ACQUIRED     (YEARS)
      --------         ------------   ------------   --------   ------------   ------------   --------   -----------
Commercial:
  925 East Meadow           1,545          3,172        4,717           9         1984         11/97         3-30
                         --------       --------     --------     -------
  777 California
    (4)(5)                     --         15,361       15,361       3,575         1987          7/86         3-30
                         --------       --------     --------     -------
Retail:
  Canby Square(5)        $    802       $  4,325     $  5,127     $   479         1976          1/90         3-30
  Powell Villa
    Center(5)                 739          2,629        3,368         472         1959          1/90         3-30
  Garrison Square(5)        1,004          2,435        3,439         485         1962          1/90         3-30
                         --------       --------     --------     -------
                            2,545          9,389       11,934       1,436
                         --------       --------     --------     -------
                         $182,416       $548,571     $730,987     $58,040
                         ========       ========     ========     =======


---------------
(1) The aggregate cost for federal income tax purposes is $504,093.

(2) Phase I was built in 1969 and Phase II was built in 1977.

(3) A portion of land is leased pursuant to a ground lease expiring in 2028.

(4) Land is leased pursuant to a ground lease expiring in 2054.

(5) These properties secure the Operating Partnership's $25,110 line of credit.

     A summary of activity for real estate and accumulated depreciation is as follows:

                                                   1997        1996        1995
                                                 --------    --------    --------
Real estate:
  Balance at beginning of year.................  $393,809    $284,358    $282,344
  Improvements.................................     4,533       3,406       3,193
  Acquisition of real estate...................   345,750     118,107       6,265
  Disposition of real estate...................   (13,105)    (12,062)     (7,444)
                                                 --------    --------    --------
  Balance at end of year.......................  $730,987    $393,809    $284,358
                                                 ========    ========    ========

                                                                                                   1997       1996       1995
                                                                                                  -------    -------    -------
Real estate:                                     Accumulated depreciation:
  Balance at beginning of year.................  Balance at beginning of year...................  $47,631    $40,281    $34,112
  Improvements.................................  Dispositions...................................   (3,504)    (1,470)    (1,809)
  Acquisition of real estate...................  Depreciation expense -- Acquisitions...........    2,086        905         --
  Disposition of real estate...................  Depreciation expense...........................   11,827      7,915      7,978
                                                                                                  -------    -------    -------
  Balance at end of year.......................  Balance at end of year.........................  $58,040    $47,631    $40,281
                                                                                                  =======    =======    =======

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION


                           AND RESULTS OF OPERATIONS



     The following discussion is based primarily on the consolidated financial statements of the Operating Partnership for the years ended December 31, 1997, 1996 and 1995. This information should be read in conjunction with the accompanying consolidated financial statements and notes thereto.



     The Operating Partnership holds directly or indirectly all of the Company's interests in the Properties and all of the Company's operations relating to the Properties are conducted through the Operating Partnership The Company is the sole general partner of the Operating Partnership and, as of December 31, 1997, owned an 89.9% general partnership interest in the Operating Partnership.


GENERAL BACKGROUND


     The Operating Partnership's revenues are generated primarily from multifamily and commercial property rental income, which accounted for 95%, 94%, and 95% of the Operating Partnership's revenues for the years ended December 31, 1997, 1996, and 1995, respectively. Such properties are located in California, Washington and Oregon. Occupancy levels for the Operating Partnership's multifamily properties in these markets have generally remained high (averaging approximately 95% over the last five years).



     Since the Operating Partnership began Operations in June 1994, the Operating Partnership has acquired ownership interest in 43 multifamily residential properties, of which 26 are located in California, 16 are located in Washington and one is located in Oregon, as of December 31, 1997. In aggregate, these acquisitions consist of a total of 7,694 units and had a total capitalized cost of approximately $544.6 million. As part of its active portfolio management strategy, the Operating Partnership has sold, since it began operations, five multifamily residential properties in Northern California consisting of a total of 579 units and three of its retail centers in Oregon at an aggregate gross sales price of approximately $43.0 million resulting in a net aggregate gain of approximately $14.1 million.



     The Operating Partnership has committed approximately $150,000,000 relating to six development projects comprising approximately 1,330 multifamily units to be completed over the next two years.



     Average financial occupancy rates for the year ended December 31, 1997 for the Operating Partnership's multifamily properties are as follows:


Northern California..........................   97.3%
Seattle, Washington..........................   96.4%
Southern California..........................   95.0%
Portland, Oregon.............................   92.6%

     The commercial properties were 97.2% occupied (based on square footage) as of December 31, 1997.

RESULTS OF OPERATIONS

  COMPARISON OF YEAR ENDED DECEMBER 31, 1997 TO YEAR ENDED DECEMBER 31, 1996


     Total Revenues increased by $33,876,000 or 66.8% to $84,569,000 in 1997 from $50,693,000 in 1996. The following table sets forth a breakdown of these revenue amounts, including the revenues attributable to properties that the Operating Partnership owned for both 1997 and 1996 ("the Same Store Properties").


                                                       YEARS ENDED
                                                       DECEMBER 31,
                                      NUMBER OF     ------------------                     PERCENTAGE
                                      PROPERTIES     1997       1996      DOLLAR CHANGE      CHANGE
                                      ----------    -------    -------    -------------    ----------
                                                                 (DOLLARS IN THOUSANDS)
Rental income
  Same Store Properties
     Northern California............       7        $19,142    $16,791       $ 2,351         14.0%
     Seattle Metropolitan...........       9         15,433     14,476           957           6.6
     Southern California............       2          4,872      4,780            92           1.9
     Retail and commercial..........       4          3,964      3,934            30           0.7
                                          --        -------    -------       -------         -----
          Total Same Store                22
            Properties..............                 43,411     39,981         3,430          8.6%
Properties acquired/disposed of
  subsequent to January 1, 1996.....                 36,525      7,799        28,726        368.3%
                                                    -------    -------       -------         -----
Total rental income.................                 79,936     47,780        32,156          67.3
Other income........................                  4,633      2,913         1,720          59.0
                                                    -------    -------       -------         -----
Total revenues......................                $84,569    $50,693       $33,876         66.8%
                                                    =======    =======       =======         =====


     As set forth in the above table, $28,726,000 of the $33,876,000 increase in total revenues is attributable to properties acquired or disposed of subsequent to January 1, 1996. During this period, the Operating Partnership acquired interests in thirty seven properties, (the "Acquisition Properties"), and disposed of three multifamily properties and three retail shopping centers.


     Of the increase in total revenues, $3,430,000 is attributable to increases in rental income from the Same Store Properties. Rental income from the Same Store Properties increased by approximately 8.6% to $43,411,000 in 1997 from $39,981,000 in 1996. The majority of this increase was attributable to the seven multifamily Same Store Properties located in Northern California, the rental income of which increased by $2,351,000 or 14.0% to $19,142,000 in 1997 from $16,791,000 in 1996. This $2,351,000 increase is primarily attributable to rental rate increases which were offset by a decrease in average financial occupancy to 97.3% for the year ended December 31, 1997 from 98.2% for the year ended December 31,1996. The nine multifamily residential properties located in the Seattle metropolitan area accounted for the next largest contribution to this Same Store Properties rental income increase. The rental income of these properties increased by $957,000 or 6.6% to $15,433,000 in 1997 from $14,476,000 in 1996. This $957,000 increase is attributable to rental rate increases as well as increases in average financial occupancy which increased to 96.6% for 1997 from 95.6% in 1996.

     The increase in total revenue also included an increase of $1,720,000 attributable to interest and other income. The most significant component of this $1,720,000 increase was an increase in interest income of $1,402,000 which was largely due to an increase in notes receivable.


     Total Expenses increased by $17,337,000 or approximately 45.4% to $55,537,000 in 1997 from $38,200,000 in 1996. The most significant factor contributing to this increase is the growth in the Operating Partnership's multifamily portfolio from 29 properties, (6,624 units) at the end of 1996 to 54 properties, (10,700 units) at December 31, 1997. Interest expense increased by $1,217,000 or 10.6% to $12,659,000 in 1997 from $11,442,000 in 1996. Such interest expense increase was primarily due to the net addition of outstanding mortgage debt in connection with property and investment acquisitions. Property operating expenses, exclusive of depreciation and amortization, increased by $10,321,000 or 66.6% to $25,826,000 in 1997 from $15,505,000 in 1996. Of such increase, $10,046,000 is attributable to properties acquired or disposed of subsequent to January 1, 1996. Property operating expenses, exclusive of depreciation and amortization as a percentage of rental revenues was 32.3% for 1997 and 32.5% for 1996. General and administrative expenses represent the costs of the Operating Partnership's various acquisition and administrative departments as well as corporate and partnership administration and non-operating expenses. Such expenses increased by $696,000 in 1997 from the 1996 amount. This increase is largely due to additional staffing requirements resulting from the growth of the Operating Partnership. General and administrative expenses as a percentage of total revenues was 2.9% for 1997 and 3.4% for 1996.



     Net income increased by $22,179,000 to $33,322,000 in 1997 from $11,143,000 in 1996. The increase in net income was primarily a result of the net contribution of acquisitions and dispositions, the increase in income from the Same Store Properties, the increase in the gain on sales of real estate of $2,637,000 to $5,114,000 in 1997 from $2,477,000 in 1996 and a reduction in extraordinary loss on early extinguishment of debt of $3,080,000 to $361,000 in 1997 from $3,441,000 in 1996.


COMPARISON OF YEAR ENDED DECEMBER 31, 1996 TO YEAR ENDED DECEMBER 31, 1995.


     Total Revenues increased by $6,753,000 or 15.4% to 50,693,000 in 1996 from $43,940,000 in 1995. The following table sets forth a breakdown of these revenue amounts, including the revenues attributable to properties that the Operating Partnership owned for both 1996 and 1995 ("1996/1995 Same Store Properties").


                                                       YEARS ENDED
                                                       DECEMBER 31,
                                      NUMBER OF     ------------------                     PERCENTAGE
                                      PROPERTIES     1997       1996      DOLLAR CHANGE      CHANGE
                                      ----------    -------    -------    -------------    ----------
                                                                 (DOLLARS IN THOUSANDS)
Rental income
  1996/1995 Same Store Properties
     Northern California............       8        $17,975    $16,430       $1,545            9.4%
     Seattle Metropolitan...........       8         13,430     12,853          577            4.5
     Southern California............       2          4,780      4,597          183            4.0
     Retail and commercial..........       7          4,821      4,550          271            5.9
                                          --        -------    -------       ------          -----
          Total 1996/1995 Same Store
            Properties..............      25         41,006     38,430        2,576            6.7%
Properties acquired/disposed of
  subsequent to January 1, 1995.....                  6,774      3,210        3,564          111.0%
                                                    -------    -------       ------          -----
Total rental income.................                 47,780     41,640        6,140           14.7
Other income........................                  2,913      2,300          613           26.7
                                                    -------    -------       ------          -----
Total revenues......................                $50,693    $43,940       $6,753           15.4%
                                                    =======    =======       ======          =====


     As set forth in the above table, $3,564,000 of the $6,753,000 increase in total revenues is attributable to properties acquired or disposed of subsequent to January 1, 1995. During this period, the Operating Partnership acquired interests in eight properties, and disposed of two multifamily properties.


     Of the increase in total revenues, $2,576,000 is attributable to increases in rental income from the 1996/ 1995 Same Store Properties. Rental income from the 1996/1995 Same Store Properties increased by approximately 6.7% to $41,006,000 in 1996 from $38,430,000 in 1995. The majority of this increase was attributable to the eight multifamily 1996/1995 Same Store Properties located in Northern California, the rental income of which increased by $1,545,000 or 9.4% to $17,975,000 in 1996 from $16,430,000 in 1995. This $1,545,000 increase is primarily attributable to rental rate increases and financial occupancy for this region increasing to 98.6% for 1996 from 98.4% in 1995. The eight multifamily residential properties located in the Seattle metropolitan area was the next largest regional contribution to this 1996/1995 Same Store Properties rental income increase. The rental income of these properties increased by $577,000 or 4.5% to $13,430,000 in 1996 from $12,853,000 in 1995. This $577,000 increase is attributable to rental rate increases and financial occupancy for this region which increased to 95.8% in 1996 from 95.6% in 1995.

     The increase in total revenue also reflected an increase of $613,000 attributable to other income. The most significant components were an increase in joint venture income of $437,000 and an increase in interest income of $154,000 which was largely due to an increase in notes receivable.


     Total Expenses increased by $2,491,000 or approximately 7.0% to $38,200,000 in 1996 from $35,709,000 in 1995. Interest expense increased by $514,000 or 4.7% to $11,442,000 in 1996 from $10,928,000 in 1995. Such interest expense increase was primarily due to the net addition of outstanding mortgage debt in connection with property acquisitions. Property operating expenses, exclusive of depreciation and amortization, increased by $1,901,000 or 14.0% to $15,505,000 in 1996 from $13,604,000 in 1995. Property operating expenses, exclusive of depreciation and amortization, as a percentage of rental revenues was 32.5% for 1996 and 32.7% for 1995. Of such increase, $1,293,000 was attributable to the properties acquired or disposed of subsequent to January 1, 1995. General and administrative expenses represent the costs of the Operating Partnership's various acquisition and administrative departments as well as partnership administration and non-operating expenses. Such expenses increased by $190,000 in 1996 from the amount for 1995. This increase is largely due to additional staffing requirements resulting from the growth of the Operating Partnership. General and administrative expenses as a percentage of total revenues was 3.4% for 1996 and 3.5% for 1995.



     Net income decreased by $2,595,000 to $11,143,000 in 1996 from $13,738,000 in 1995. The decrease in the net income was primarily due to an extraordinary charge of $3,441,000 related to the early extinguishment of debt, net reduction in gains on sale of real estate of $3,536,000 from $6,013,000 in 1995 to $2,477,000 in 1996, partially offset by the net contribution of the acquisition properties and an increase in net operating income from the 1996/1995 Same Store Properties.


LIQUIDITY AND CAPITAL RESOURCES


     At December 31, 1997, the Operating Partnership had $4,282,000 of unrestricted cash and cash equivalents. The Operating Partnership expects to meet its short-term liquidity requirements (during the next 12 months) by using working capital, amounts available on lines of credit, and any net cash flow from operations not distributed. The Operating Partnership believes that its future net cash flows will be adequate to meet operating requirements and to provide for payment of dividends by the Company in accordance with REIT requirements. The Operating Partnership has credit facilities in the committed amount of approximately $75,110,000. At December 31, 1997 the Operating Partnership had an outstanding balance of $27,600,000 on its lines of credit. The Operating Partnership expects to meet its long-term liquidity requirements (beyond the next 12 months) by using working capital, amounts available on lines of credit, any portion of undistributed net cash flow, net proceeds from public and private debt and equity offerings, and proceeds from the disposition of properties that may be sold from time to time. There can, however, be no assurance that the Operating Partnership will have access to the debt and equity markets in a timely fashion to meet long-term liquidity requirements or that future working capital, net cash flow and borrowings under the lines of credit will be available, or if available, will be sufficient to meet the Operating Partnership's needs.



     The Operating Partnership's total cash balances decreased $38,423,000 from $42,705,000 as of December 31, 1996 to $4,282,000 as of December 31, 1997. This
decrease was primarily a result of $263,049,000 of cash used in investing activities, which was offset by $46,898,000 of cash provided by operating activities, and $177,728,000 of cash provided by financing activities. Of the $263,049,000 net cash used in investing activities, $247,886,000 was used to purchase and upgrade rental properties, and $27,442,000 was used to fund real estate under development, which was offset by $15,470,000 of proceeds received from the disposition of one multifamily and three retail properties. The $177,728,000 net cash provided by financing activities was primarily a result of $204,931,000 of proceeds from mortgages and other notes payable and lines of credit, $174,012,000 net proceeds from stock offerings, (including $20,000,000 of net proceeds from a convertible preferred stock sale) and $21,859,000 of repayments of related party notes and other receivables as offset by $164,580,000 of repayments of mortgages and other notes payable and lines of credit, $28,761,000 issued in related party notes and other receivables and $28,956,000 of dividends/distributions paid.

     As of December 31, 1997, the Operating Partnership's outstanding indebtedness under mortgages and lines of credit of consisted of $190,177,000 in fixed rate debt, $27,600,000 of variable rate debt and $58,820,000 of debt represented by tax exempt variable rate demand bonds, of which $29,220,000 is capped at a maximum interest rate of 7.2%.



     As of December 31, 1997, 35 of the Operating Partnership's majority owned properties were encumbered by debt. The total amount of the outstanding debt is $276,597,000. The agreements underlying these encumbrances contain customary restrictive covenants which the Operating Partnership believes do not have a material adverse effect on its operations. Currently, the Operating Partnership is in compliance with such covenants. As of December 31, 1997, the Operating Partnership had mortgages on 17 Properties which were secured by deeds of trust relating solely to those Properties, one mortgage which was cross-collateralized by 8 Properties and two mortgages each of which were cross-collateralized by 3 Properties. The Operating Partnership also held a line of credit that was secured by 6 properties.



     For the year ended December 31, 1997, non-revenue generating capital expenditures totaled approximately $2,270,000 or an annualized $291 per weighted average occupancy unit. The Operating Partnership expects to incur approximately $300 per weighted average occupancy unit in non-revenue generating capital expenditures for the year ended December 31, 1998. These expenditures do not include the improvements required by lenders in connection with the origination of mortgage loans, improvements to acquisition properties to correct physical deficiencies, expenditures that the Operating Partnership expects to generate additional revenues, and renovation expenditures required pursuant to tax-exempt bond financings. The Operating Partnership expects that cash from operations and/or the lines of credit will fund such expenditures. However, there can be no assurance that the actual expenditures incurred during 1998 and/or the funding thereof will not be significantly different than that of the Operating Partnership's current expectations. The Operating Partnership is developing six multifamily residential projects, which are anticipated to have an aggregate of approximately 1,330 multifamily units. The Operating Partnership expects that such projects will be completed during the next two years (1998 and 1999). Such projects involve certain risks inherent in real estate development. In connection with these development projects, the Operating Partnership has directly, or in cases through its joint venture partners, entered into contractual construction related commitments with unrelated third parties for approximately $77 million. The Operating Partnership expects to fund such commitments with some combination of its lines of credit, net proceeds from public and/or private debt and equity offerings and any portion of undistributed net cash flow.



     The Operating Partnership pays quarterly distributions from cash available for distribution. Until it is distributed, cash available for distribution is invested by the Operating Partnership primarily in short-term investment grade securities or is used by the Operating Partnership to reduce balances outstanding under its lines of credit.



     In September 1996, the Company sold $20,000,000 of its 8.75% Convertible Preferred Stock, Series 1996A (the "Convertible Preferred Stock") to Tiger/Westbrook Real Estate Fund, L.P., and Tiger/Westbrook Real Estate Co-Investment Partnership, L.P., (collectively "Tiger/Westbrook"). On June 20, 1997, the Company completed the second phase of the this transaction with the sale of an additional $20,000,000 of its Convertible Preferred Stock to Tiger/Westbrook.



     During 1996, the Company sold shares of Common Stock in public offerings in August and December. In connection with the August and December 1996 offerings, the Company sold 2,530,000 and 2,783,000 shares at $22.75 and $27.75 per share, respectively. The net proceeds received for these two transactions were $53,996,000 and $72,468,000, respectively.



     During 1997, the Company sold additional shares of Common Stock in public offerings in March, September and December. In connection with the March, September and December 1997 offerings, the Company sold 2,000,000, 1,495,000 and 1,500,000 shares at $29.13, $31.00 and $35.50 per share, respectively. The net proceeds received for these transactions were $58,119,000, $46,080,000 and $49,814,000, respectively.



     Subsequent to December 31, 1997, the Operating Partnership completed the sale of 1,200,000 units of its 7.875% Series B Cumulative Redeemable Preferred Units to an institutional investor in a private placement at a price of $50.00 per unit. Such units are convertible into non-voting preferred stock of the Company after ten years from the February 1998 completion of the sale or earlier under certain circumstances. The Operating Partnership utilized the proceeds of this transaction to fund the acquisition of multifamily properties, to reduce outstanding indebtedness and for general corporate purposes.



     Prior to the filing of the registration statement to which this Prospectus is a part, the Company had approximately $42,000,000 of capacity remaining on a previously filed registration statement which registered shares of common stock, preferred stock, depository shares and warrants to purchase common and preferred stock.



     The Operating Partnership is currently evaluating appropriate courses of action regarding "year 2000" compliance. The Operating Partnership has contacted its current software vendor and has determined that an upgraded package will be available for implementation. Total costs are not expected to have a material impact on operations.


FUNDS FROM OPERATIONS


     Industry analysts generally consider Funds from Operations an appropriate alternative measure of performance of an equity REIT. Generally, Funds from Operations adjusts net income for non-cash charges such as depreciation and amortization and non-recurring gains or losses. Management generally considers Funds from Operations to be a useful financial performance measurement of an equity REIT because, together with net income and cash flows, Funds from Operations provides investors with an additional basis to evaluate the performance of a REIT and its ability to incur and service debt and to fund acquisitions and other capital expenditures. Funds from Operations does not represent net income or cash flows from operations as defined by generally accepted accounting principles (GAAP) and does not necessarily indicate that cash flows will be sufficient to fund cash needs. It should not be considered as an alternative to net income as an indicator of the Operating Partnership's operating performance or to cash flows as a measure of liquidity. Funds from Operations does not measure whether cash flow is sufficient to fund all cash needs including principal amortization, capital improvements and distributions to stockholders. Funds from Operations also does not represent cash flows generated from operating, investing or financing activities as defined under GAAP. Further, Funds from Operations as disclosed by other REITs may not be comparable to the Company's calculation of Funds from Operations. The following table sets forth the Operating Partnership's calculation of actual Funds from Operations for 1997, 1996 and 1995.



                                   FOR THE YEAR                    FOR THE QUARTER ENDED
                                      ENDED       -------------------------------------------------------
                                   DECEMBER 31,   DECEMBER 31,   SEPTEMBER 30,    JUNE 30,     MARCH 31,
                                       1997           1997           1997           1997          1997
                                   ------------   ------------   -------------   -----------   ----------
Income before minority
  interest.......................  $33,785,000    $ 8,213,000     $12,612,000    $ 7,217,000   $5,743,000
Adjustments:
  Depreciation and
     amortization................   13,992,000      4,129,000       3,555,000      3,220,000    3,088,000
  Adjustments for unconsolidated
     joint ventures..............      941,000        251,000         242,000        448,000            0
  Non-recurring items
     Gains of the sales of real
       estate....................   (5,114,000)        13,000      (4,713,000)      (414,000)           0
     Other non-recurring
       items(1)..................      499,000        395,000               0        104,000            0
  Minority interests.............     (603,000)      (162,000)       (161,000)      (142,000)    (138,000)
                                   -----------    -----------     -----------    -----------   ----------
  Funds from operations -- NAREIT
     "revised definition"........  $43,500,000    $12,839,000     $11,535,000    $10,433,000   $8,693,000
                                   ===========    ===========     ===========    ===========   ==========
Weighted average number of
  Shares -- diluted(2)...........   17,152,990     19,435,950      17,860,753     16,624,396   14,557,019

                                   FOR THE YEAR                    FOR THE QUARTER ENDED
                                      ENDED       -------------------------------------------------------
                                   DECEMBER 31,   DECEMBER 31,   SEPTEMBER 30,    JUNE 30,     MARCH 31,
                                       1996           1996           1996           1996          1996
                                   ------------   ------------   -------------   -----------   ----------
Income before minority
  interest.......................  $11,529,000    $ 4,423,000     $ 2,904,000    $ 4,184,000   $   18,000
Adjustments:
  Depreciation and
     amortization................    8,855,000      2,342,000       2,276,000      2,047,000    2,190,000
  Adjustments for unconsolidated
     joint ventures..............      508,000        129,000         130,000        130,000      119,000
  Non-recurring items
     Gains of the sales of real
       estate....................   (2,477,000)         3,000         (71,000)    (2,409,000)           0
     Other non-recurring
       items(1)..................    3,483,000        124,000         475,000        683,000    2,201,000
  Minority
     interest -- Pathways........     (560,000)      (144,000)       (144,000)      (132,000)    (140,000)
                                   -----------    -----------     -----------    -----------   ----------
  Funds from operations NAREIT
     "revised definition"........  $21,338,000    $ 6,877,000     $ 5,570,000    $ 4,503,000   $4,388,000
                                   ===========    ===========     ===========    ===========   ==========
Weighted average number of
  Shares -- diluted(2)...........    9,533,269     11,942,857       9,878,075      8,130,000    8,130,000

                                   FOR THE YEAR                    FOR THE QUARTER ENDED
                                      ENDED       -------------------------------------------------------
                                   DECEMBER 31,   DECEMBER 31,   SEPTEMBER 30,    JUNE 30,     MARCH 31,
                                       1995           1995           1995           1995          1995
                                   ------------   ------------   -------------   -----------   ----------
Income before minority
  interest.......................  $14,090,000    $ 7,254,000     $ 2,142,000    $ 2,682,000   $2,012,000
Adjustments:
  Depreciation and
     amortization................    8,007,000      1,999,000       2,037,000      2,000,000    1,973,000
  Adjustments for unconsolidated
     joint ventures..............      121,000         68,000          51,000              0            0
  Non-recurring items
     Gains of the sales of real
       estate....................   (6,013,000)    (5,224,000)              0       (789,000)           0
     Other non-recurring
       items(1)..................      442,000        249,000          26,000        167,000            0
  Minority
     interest -- Pathways........     (527,000)      (155,000)       (123,000)      (129,000)    (120,000)
                                   -----------    -----------     -----------    -----------   ----------
  Funds from operations -- NAREIT
     "revised definition"........  $16,120,000    $ 4,191,000     $ 4,133,000    $ 3,931,000   $3,865,000
                                   ===========    ===========     ===========    ===========   ==========
Weighted average number of
  Shares -- diluted(2)...........    8,130,000      8,130,000       8,130,000      8,130,000    8,130,000

---------------

(1) Other non-recurring items for the years ended December 31, 1997, 1996 and 1995 consists of $138,000, $42,000 and $288,000 of loss from hedge termination and $361,000, $3,441,000 and $154,000 of loss on the early extinguishment of debt, respectively. These non-recurring items are excluded from the Funds from Operations calculation since they are non-operational in nature, infrequent in occurrence and inclusion would distort the comparative measurement of the Operating Partnership's performance over time.



(2) Assumes conversion of all outstanding operating partnership interests in the Operating Partnership and Convertible Preferred Stock into shares of the Company's common stock. Also includes common stock equivalents.


     The National Association of Real Estate Investment Trusts ("NAREIT"), a leading industry group, has approved a revised definition of Funds from Operations, which provides, in part, that the amortization of deferred financing costs is no longer to be added back to net income in the calculation of Funds for Operations. Consistent with the NAREIT recommendation Essex has adopted this new definition beginning in 1996. The following table sets forth Essex's calculation of actual Funds from Operations for 1997, 1996 and 1995 using the revised definition.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The expenses, other than underwriting discounts and commissions, in connection with the offering of the securities being registered are set forth below. All of such expenses are estimates, except the Securities Act registration fee.


Securities Act Registration Fee.............................    $162,250
Fee of Rating Agencies......................................      50,000
Printing fees...............................................      50,000
Legal fees and expenses.....................................      75,000
Accounting fees and expenses................................      20,000
New York Stock Exchange Filing Fees.........................      25,000
Trustee expenses and fees...................................      15,000
Blue sky fees and expenses..................................      15,000
Miscellaneous expenses......................................      37,750
                                                                --------
          Total.............................................    $450,000
                                                                ========


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Maryland General Corporation Law (the "MGCL") permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Charter contains such a provision which limits such liability to the maximum extent permitted by the MGCL.

     The Charter authorizes the Company to obligate itself to indemnify its present and former officers and directors and to pay or reimburse reasonable expenses for such individuals in advance of the final disposition of a proceeding to the maximum extent permitted from time to time by the laws of Maryland. The Bylaws of the Company obligate it to indemnify, and advance expenses to present, former and proposed directors and officers to the maximum extent permitted by Maryland law. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their services in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services, or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation. In addition, the MGCL requires the Company, as conditions to advancing expenses, to obtain (i) a written affirmation by the director or officer of his good-faith belief that he has met the standard of conduct necessary for indemnification by the Company as authorized by the applicable Bylaws and (ii) a written statement by him or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met. The Bylaws of the Company also permit the Company to provide indemnification and advance or expenses to a present or former director or officer who served a predecessor of the Company in such capacity, and to any employee or agent of the Company or a predecessor of the Company. Finally, the MGCL requires a corporation (unless its charter provides otherwise, which the Company's charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceedings to which he is made a party by reason of his service in that capacity.

     The Company has entered into indemnification agreements with each of the directors and executive officers of the Company to provide them with indemnification to the full extent permitted by the Charter and Bylaws of the Company.

     The Company maintains an insurance policy which provides liability coverage for directors and officers of the Company.

ITEM 16.  EXHIBITS


    EXHIBIT
    NUMBER                             DESCRIPTION
    -------                            -----------
     1.1*      Underwriting Agreement
     3.1       Articles of Amendment and Restatement of Essex dated June
               22, 1995 (incorporated by reference to Exhibit 3.1 to Essex
               Property Trust, Inc.'s Annual Report on Form 10-K for the
               year ended December 31, 1996).
     3.2       Articles Supplementary of Essex Property Trust, Inc. for the
               8.75% Convertible Preferred Stock, Series 1996A,
               (incorporated by reference to Exhibit 3.1 to Essex's Current
               Report on Form 8-K, filed August 13, 1996).
     3.3       First Amendment to Articles of Amendment and Restatement of
               Essex Property Trust, Inc., (incorporated by reference to
               Exhibit 3.1 to Essex's Current Report on Form 10-Q as of
               September 30, 1996).
     3.4       Certificate of Correction dated December 20, 1996
               (incorporated by reference to Exhibit 3.4 to Essex Property
               Trust, Inc.'s Annual Report on Form 10-K for the year ended
               December 31, 1996).
     3.5       Articles Supplementary for the 7.875% Series B Cumulative
               Redeemable Preferred Stock (incorporated by reference to
               Exhibit 3.1 to Essex's Current Report on Form 8-K filed
               March 3, 1998).
     3.6       Amended and Restated Bylaws of Essex Property Trust, Inc.,
               (incorporated by reference to Exhibit 3.2 to Essex's Current
               Report on Form 8-K, filed August 13, 1996).
     3.7       Certificate of Amendment of the Bylaws of Essex Property
               Trust, Inc., dated December 17, 1996 (incorporated by
               reference to Exhibit 3.6 to Essex Property Trust, Inc.'s
               Annual Report on Form 10-K for the year ended December 31,
               1996).
     4.1*      Form of Certificate of Articles Supplementary for additional series of Preferred Stock or for other classes or series of
               Essex Property Trust, Inc.'s capital stock
     4.2*      Form of Warrant Agreement
     4.3*      Form of Deposit Agreement
     4.4**     Form of Indenture
     5.1**     Opinion of Morrison & Foerster LLP
     8.1       Opinion of Morrison & Foerster LLP relating to certain tax matters
    12.1       Statement on Computation of ratio of earnings to combined
               fixed charges and preferred stock (incorporated by reference to Exhibit 12.1 to Essex Property Trust, Inc.'s Annual
               Report on Form 10-K for the year ended December 31, 1997)
    23.1       Consent of KPMG Peat Marwick LLP
    23.2**     Consent of Morrison & Foerster LLP (included in Exhibits 5.1 and 8.1)
    24.1**     Power of Attorney (included on page II-4)
    25.1*      Statement of Eligibility of Trustee on Form T-1


---------------

* To be filed by amendment or incorporated by reference in connection with the offering of the applicable Offered Securities.

** Previously filed.

ITEM 17.  UNDERTAKINGS

     Each of the undersigned Registrants hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering price may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by the Registrants pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


     Each of the undersigned Registrants hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrants' annual reports pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


     The undersigned Registrants hereby further undertake that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4), or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Essex Portfolio, L.P., an undersigned Registrant, hereby further undertakes to file an application for the purpose of determining the eligibility of the Trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under
Section 305(b)(2) of the Act.

     The undersigned Registrants undertake that insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrants pursuant to the provisions described under Item 15 of this registration statement, or otherwise (other than insurance), each such Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the Securities being registered, each Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, each Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, on the 6th day of April, 1998.


                                          ESSEX PROPERTY TRUST, INC.

                                          By:                  *

                                            ------------------------------------
                                                     Keith R. Guericke
                                                Chief Executive Officer and
                                                          President

                                          ESSEX PORTFOLIO, L.P.
                                          by Essex Property Trust, Inc. as
                                          General Partner

                                          By:                  *

                                            ------------------------------------
                                                     Keith R. Guericke
                                                Chief Executive Officer and
                                                          President


     Pursuant to the requirements of the Securities Act of 1933, this amendment to the Registration Statement has been signed below by the following persons in the capacities and on the date indicated. Each person has signed this Registration Statement (i) in their capacity as an officer or director of the Company and (ii) as an officer and director of the Company in its capacity as the general partner of Essex Portfolio, L.P.



                       SIGNATURE                                     TITLE                    DATE
                       ---------                                     -----                    ----

                           *                                Chairman of the Board of       April 6, 1998
--------------------------------------------------------           Directors
                    George M. Marcus

                           *                                        Director               April 6, 1998
--------------------------------------------------------
                  William A. Millichap

                           *                               Director, Chief Executive       April 6, 1998
--------------------------------------------------------     Officer and President
                   Keith R. Guericke                          (Principal Executive
                                                                    Officer)

                           *                                Director, Executive Vice       April 6, 1998
--------------------------------------------------------      President and Chief
                   Michael J. Schall                      Financial Officer (Principal
                                                               Financial Officer)

                    /s/ MARK J. MIKL                         Controller (Principal         April 6, 1998
--------------------------------------------------------      Accounting Officer)
                      Mark J. Mikl

                           *                                        Director               April 6, 1998
--------------------------------------------------------
                     David W. Brady

                           *                                        Director               April 6, 1998
--------------------------------------------------------
                    Robert E. Larson

                       SIGNATURE                                     TITLE                    DATE
                       ---------                                     -----                    ----
                           *                                        Director               April 6, 1998
--------------------------------------------------------
                     Gary P. Martin

                           *                                        Director               April 6, 1998
--------------------------------------------------------
                  Issie N. Rabinovitch

                                                                    Director
--------------------------------------------------------
                   Thomas E. Randlett

                                                                    Director
--------------------------------------------------------
                 Willard H. Smith, Jr.

                           *                                        Director               April 6, 1998
--------------------------------------------------------
                   Gregory J. Hartman

                           *                                        Director               April 6, 1998
--------------------------------------------------------
                     Anthony Downs

                 *By: /s/ MARK J. MIKL
  ----------------------------------------------------
                      Mark J. Mikl
                    Attorney-in-Fact

                                 EXHIBIT INDEX


    EXHIBIT
    NUMBER                       DESCRIPTION OF DOCUMENT
    -------    ------------------------------------------------------------
     1.1*      Underwriting Agreement
     3.1       Articles of Amendment and Restatement of Essex dated June
               22, 1995 (incorporated by reference to Exhibit 3.1 to Essex
               Property Trust, Inc.'s Annual Report on Form 10-K for the
               year ended December 31, 1996).
     3.2       Articles Supplementary of Essex Property Trust, Inc. for the
               8.75% Convertible Preferred Stock, Series 1996A,
               (incorporated by reference to Exhibit 3.1 to Essex's Current
               Report on Form 8-K, filed August 13, 1996).
     3.3       First Amendment to Articles of Amendment and Restatement of
               Essex Property Trust, Inc., (incorporated by reference to
               Exhibit 3.1 to Essex's Current Report on Form 10-Q as of
               September 30, 1996).
     3.4       Certificate of Correction dated December 20, 1996
               (incorporated by reference to Exhibit 3.4 to Essex Property
               Trust, Inc.'s Annual Report on Form 10-K for the year ended
               December 31, 1996).
     3.5       Articles Supplementary for the 7.875% Series B Cumulative
               Redeemable Preferred Stock (incorporated by reference to
               Exhibit 3.1 to Essex's Current Report on Form 8-K filed
               March 3, 1998).
     3.6       Amended and Restated Bylaws of Essex Property Trust, Inc.,
               (incorporated by reference to Exhibit 3.2 to Essex's Current
               Report on Form 8-K, filed August 13, 1996).
     3.7       Certificate of Amendment of the Bylaws of Essex Property
               Trust, Inc., dated December 17, 1996 (incorporated by
               reference to Exhibit 3.6 to Essex Property Trust, Inc.'s
               Annual Report on Form 10-K for the year ended December 31,
               1996).
     4.1*      Form of Certificate of Articles Supplementary for additional series of Preferred Stock or for other classes or series of
               Essex Property Trust, Inc.'s capital stock
     4.2*      Form of Warrant Agreement
     4.3*      Form of Deposit Agreement
     4.4**     Form of Indenture
     5.1**     Opinion of Morrison & Foerster LLP
     8.1       Opinion of Morrison & Foerster LLP relating to certain tax matters
    12.1       Statement on Computation of ratio of earnings to combined
               fixed charges and preferred stock (incorporated by reference to Exhibit 12.1 to Essex Property Trust, Inc.'s Annual
               Report on Form 10-K for the year ended December 31, 1997)
    23.1       Consent of KPMG Peat Marwick LLP
    23.2**     Consent of Morrison & Foerster LLP (included in Exhibits 5.1 and 8.1)
    24.1**     Power of Attorney (included on page II-4)
    25.1*      Statement of Eligibility of Trustee on Form T-1


---------------

* To be filed by amendment or incorporated by reference in connection with the offering of the applicable Offered Securities.

** Previously filed.